     As filed with the Securities and Exchange Commission on March 27, 1997

                                                      Registration No. 333-20283
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ------------------

                            KEYSTONE FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

        Pennsylvania                            6711                      23-2289209
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)        Classification Code Number)     Identification No.)

                               One Keystone Plaza
                            Front and Market Streets
                                 P.O. Box 3660
                      Harrisburg, Pennsylvania 17105-3660
                                 (717) 233-1555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                             Ben G. Rooke, Esquire
                            Keystone Financial, Inc.
                               One Keystone Plaza
                            Front and Market Streets
                                 P.O. Box 3660
                      Harrisburg, Pennsylvania 17105-3660
                                 (717) 231-5701
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Joint Proxy Statement/Prospectus contained herein.

                              ------------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        Joint Proxy Statement/Prospectus

                            KEYSTONE FINANCIAL, INC.

            Up to 15,903,416 Shares of Common Stock, $2 par value,
                       issuable in proposed mergers with

                              FINANCIAL TRUST CORP
                                      and
                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND

          This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Keystone Financial, Inc. ("Keystone"), Financial Trust Corp ("FTC") and First Financial Corporation of Western Maryland ("FFWM") in connection with the solicitation of proxies by their respective Boards of Directors for use at the Annual Meeting of Shareholders of Keystone to be held on May 8, 1997, a Special Meeting of Shareholders of FTC to be held on May 7, 1997 and a Special Meeting of Shareholders of FFWM to be held on May 8, 1997.
At the Keystone and FTC Meetings, shareholders of Keystone and FTC will vote upon a proposed merger of FTC into Keystone (the "FTC Merger"). As a result of the FTC Merger, Keystone, which will be the surviving corporation, will acquire all of the assets and liabilities of FTC, and the shareholders of FTC will become shareholders of Keystone. Each outstanding share of FTC Common Stock will be converted in the FTC Merger into 1.65 shares of Keystone Common Stock. At the Keystone Meeting, Keystone shareholders will also vote upon the election of directors, the ratification of independent auditors, an amendment to Keystone's Restated Articles to increase its authorized shares and two compensation plans. The purpose of the FFWM Special Meeting is to consider a proposed merger of FFWM into Keystone (the "FFWM Merger"). As a result of the FFWM Merger, Keystone, which will be the surviving corporation, will acquire all of the assets and liabilities of FFWM, and each outstanding share of FFWM Common Stock will be converted into either 1.29 shares of Keystone Common Stock or an equivalent amount in cash, as elected by the holder thereof subject to the limitations described herein. The FTC Merger and the FFWM Merger are separate and independent transactions. Either Merger may be consummated whether or not the other is approved by the shareholders entitled to vote thereon and whether the other is consummated or not consummated for any reason. On March 25, 1997, the closing sale price for Keystone Common Stock on the NASDAQ National Market System was $27.25 per share. FTC and FFWM shareholders should note that the market value of the Keystone Common Stock may change prior to consummation of the Mergers.

                   ----------------------------------------

THE SHARES OF KEYSTONE COMMON STOCK TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF KEYSTONE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                   ----------------------------------------

          No person has been authorized to give any information or to make any representation not contained herein, and, if given or made, any such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any State in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Joint Proxy Statement/Prospectus at any time nor the distribution of Keystone Common Stock hereunder shall imply that the information herein is correct as of any time subsequent to its date.


      The date of this Joint Proxy Statement/Prospectus is March 28, 1997.

                             AVAILABLE INFORMATION

          Keystone, FTC and FFWM are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Suite 1300, 7 World Trade Center, New York, New York; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can also be obtained at prescribed rates by writing to the SEC, Public Reference Section, Washington, D.C. 20549. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Keystone Common Stock, FTC Common Stock and FFWM Common Stock are quoted on the NASDAQ National Market System, and such reports, proxy statements and other Keystone, FTC and FFWM information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C.

          Keystone has filed with the SEC under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Keystone Common Stock issuable in the Mergers. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at the addresses set forth above or through the SEC's home page on the Internet. Copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

          This Joint Proxy Statement/Prospectus incorporates by reference certain documents relating to Keystone, FTC and FFWM which are not presented herein or delivered herewith. See "Information Concerning Keystone--Keystone Documents Incorporated by Reference," "Information Concerning FTC--FTC Documents Incorporated by Reference" and "Information Concerning FFWM--FFWM Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Joint Proxy Statement/Prospectus has been delivered. Requests for Keystone documents should be directed to Keystone Financial, Inc., One Keystone Plaza, Front and Market Streets, P.O. Box 3660, Harrisburg, Pennsylvania 17105-3660, Attention: Ben G. Rooke, Corporate Secretary (telephone: 717-231-5701). Requests for FTC documents should be directed to Financial Trust Corp, 1415 Ritner Highway, Carlisle, Pennsylvania 17013, Attention: Lauren L. Shutt, Corporate Secretary (telephone: 717-241-
7710). Requests for FFWM documents should be directed to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer (telephone: 301-784-3106). In order to ensure timely delivery of the documents, any request by a Keystone shareholder should be made not later than May 1, 1997, any request by an FTC shareholder should be made not later than April 30, 1997 and any request by an FFWM shareholder should be made not later than May 1, 1997.

                            KEYSTONE FINANCIAL, INC.
                              FINANCIAL TRUST CORP
                                      and
                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND

                                  -----------

                        JOINT PROXY STATEMENT/PROSPECTUS

                                  -----------

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

SUMMARY..............................................................     iv
     The Parties.....................................................     iv
     The Meetings....................................................      v
     Proposed Mergers................................................     vi
     Other Proposals for Keystone Shareholders.......................     vi
     Elections by FFWM Shareholders..................................    vii
     Limitations on Effectiveness of Elections by FFWM Shareholders..   viii
     Relationship of the Two Mergers.................................   viii
     Reasons for the FTC Merger......................................   viii
     Reasons for the FFWM Merger.....................................     ix
     Opinions of Financial Advisors..................................     ix
     Votes Required for Approval.....................................      x
     Boards of Directors' Recommendations............................     xi
     Post-Merger Boards of Directors.................................     xi
     Interests of Certain Persons in the Transactions................     xi
     Tax Consequences................................................    xii
     Warrant/Option Agreements.......................................    xii
     Dissenters' Rights..............................................   xiii
     Differences in Shareholder Rights...............................   xiii
     Regulatory Approvals............................................    xiv
     Conditions; Amendment; Termination..............................    xiv

     Effective Dates of the Mergers..................................     xv

     Exchange of Certificates........................................     xv
     Pre-Announcement Prices.........................................     xv
     Keystone Stock Repurchase Program...............................    xvi
     Selected Financial Information..................................   xvii
     Comparative Per Share Data......................................    xix

INTRODUCTION
     Record Dates; Voting Rights.....................................       1
     Purposes of the Shareholder Meetings............................       2
     Voting and Revocation of Proxies................................       4
     Trust Department Shares.........................................       4
     Solicitation of Proxies.........................................       5

FTC PLAN OF MERGER
     The FTC Merger..................................................       5
     Background of and Reasons for the FTC Merger....................       6
     Required Votes; Management Recommendations......................       9

     Voting Agreements...............................................       9
     Opinion of Keystone Financial Advisor...........................      10
     Opinion of FTC Financial Advisor................................      12
     Conversion of FTC Shares........................................      16
     Tax Consequences to FTC Shareholders............................      17
     Keystone Board of Directors Following the FTC Merger............      18
     Interests of Certain Persons in the Transaction.................      18
     Warrant Agreement...............................................      19
     Inconsistent Activities.........................................      20
     Conduct of FTC's Business Pending the FTC Merger................      21
     FTC Dividend Limitation.........................................      21
     Conditions to the FTC Merger....................................      21
     Representations and Warranties..................................      22
     Amendment, Waiver and Termination...............................      22
     Absence of  Dissenters' Rights of Keystone or FTC Shareholders..      22

     Restrictions on Resales by FTC Affiliates.......................      23

     Effect of Certain Transactions Involving Keystone...............      23
     Effect on FTC Employee and Director Stock Options...............      23
     Effect on FTC's Dividend Reinvestment Plan......................      24
     Expenses........................................................      24
     Effective Date of the FTC Merger................................      24

OTHER PROPOSALS FOR KEYSTONE SHAREHOLDERS
     ELECTION OF KEYSTONE DIRECTORS..................................      24
     RATIFICATION OF APPOINTMENT OF KEYSTONE AUDITORS................      27
     INCREASE IN AUTHORIZED KEYSTONE COMMON STOCK....................      27
     1996 PERFORMANCE UNIT PLAN......................................      29
     1997 STOCK INCENTIVE PLAN.......................................      34

PRO FORMA COMBINED FINANCIAL INFORMATION
     INFORMATION CONCERNING THE PRO FORMA COMBINED FINANCIAL DATA....      43
     PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION.............      44
     PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME...............      45

INFORMATION CONCERNING KEYSTONE
     KEYSTONE SELECTED FINANCIAL DATA................................      46

     STOCK PRICES AND DIVIDENDS ON KEYSTONE COMMON STOCK.............      47

     KEYSTONE EXECUTIVE COMPENSATION.................................      48
     KEYSTONE HUMAN RESOURCES COMMITTEE 1996 REPORT ON
      EXECUTIVE COMPENSATION.........................................      50
     OTHER INFORMATION CONCERNING KEYSTONE DIRECTORS AND OFFICERS....      55
     KEYSTONE STOCK PRICE PERFORMANCE GRAPH..........................      59

     5% BENEFICIAL OWNERS OF KEYSTONE COMMON STOCK...................      60

     KEYSTONE DOCUMENTS INCORPORATED BY REFERENCE....................      60

INFORMATION CONCERNING FTC
     FTC SELECTED FINANCIAL DATA.....................................      61
     STOCK PRICES AND DIVIDENDS ON FTC COMMON STOCK..................      62
     FTC DOCUMENTS INCORPORATED BY REFERENCE.........................      63

FFWM PLAN OF MERGER
     The FFWM Merger.................................................      64
     Background of the FFWM Merger...................................      64
     Reasons for the FFWM Merger.....................................      66

     Required Vote; Management Recommendation........................      67
     Voting Agreements...............................................      67
     Opinion of FFWM Financial Advisor...............................      68
     Elections by FFWM Shareholders..................................      71
     Limitations on Effectiveness of Elections.......................      72
     Additional Procedures and Determinations........................      73
     Conversion of FFWM Shares.......................................      73
     Tax Consequences to FFWM Shareholders...........................      75
     Boards of Directors Following the FFWM Merger...................      76

     Interests of Certain Persons in the Transaction.................      76

     Stock Option Agreement..........................................      78
     Inconsistent Activities.........................................      79
     Conduct of Business Pending the FFWM Merger.....................      80
     FFWM Dividend Limitation........................................      80
     Conditions to the FFWM Merger...................................      80
     Representations and Warranties..................................      81
     Amendment, Waiver and Termination...............................      81

     Termination Fee.................................................      81

     Dissenters' Rights of FFWM Shareholders.........................      82
     Restrictions on Resales by FFWM Affiliates......................      84
     Effect on FFWM's Dividend Reinvestment Plan.....................      84
     Expenses........................................................      84
     Accounting Treatment............................................      85
     Effective Date of the FFWM Merger...............................      85

INFORMATION CONCERNING FFWM
     FFWM SELECTED FINANCIAL DATA....................................      86
     STOCK PRICES AND DIVIDENDS ON FFWM COMMON STOCK.................      87
     FFWM DOCUMENTS INCORPORATED BY REFERENCE........................      88

COMPARISON OF KEYSTONE COMMON STOCK
 AND FTC COMMON STOCK................................................      89

COMPARISON OF KEYSTONE COMMON STOCK
 AND FFWM COMMON STOCK...............................................      94

LEGAL OPINIONS.......................................................      101

EXPERTS..............................................................      101

SHAREHOLDER PROPOSALS AND NOMINATIONS................................      101

OTHER MATTERS........................................................      102

ANNEXES
     I. Opinion of Danielson Associates Inc. to Keystone.............      A-1
    II. Opinion of Berwind Financial Group, L.P. to FTC..............      A-2
   III. Opinion of Alex. Brown & Sons Incorporated to FFWM...........      A-4
    IV. Statutory Provisions Concerning Dissenters' Rights of FFWM
          Shareholders...............................................      A-6

                                    SUMMARY

          The following is a brief summary of certain information which may also be contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus and in the Annexes hereto.


The Parties

          Keystone Financial, Inc. ("Keystone") is a bank holding company with its principal executive offices at One Keystone Plaza, Front and Market Streets, P.O. Box 3660, Harrisburg, Pennsylvania 17105-3660, (telephone: 717-233-1555).

          In terms of assets, Keystone is the fifth largest bank holding company headquartered in Pennsylvania. Its banking subsidiaries are American Trust Bank, N.A., Cumberland, Maryland ("American Trust Bank"); Frankford Bank, N.A., Horsham, Pennsylvania; Keystone National Bank, Lancaster, Pennsylvania; Mid-State Bank and Trust Company, Altoona, Pennsylvania; Northern Central Bank, Williamsport, Pennsylvania; and Pennsylvania National Bank and Trust Company, Pottsville, Pennsylvania. Keystone also has several nonbank subsidiaries and divisions providing specialized services, including Keystone Financial Mortgage Company, Lancaster, Pennsylvania; Martindale Andres & Co. (asset management firm), West Conshohocken, Pennsylvania; and Keystone Financial Dealer Center, Williamsport, Pennsylvania.

          Keystone's subsidiary banks provide a wide range of financial products and services through a combined total of 145 community offices located in central and southeastern Pennsylvania, western Maryland and northeastern West Virginia. Keystone's subsidiary banks operate under the "supercommunity" banking philosophy, functioning as local community banks with a personalized service approach to customers while at the same time taking advantage of the size of the Keystone organization to provide a broad product line and gain operating and management efficiencies through centralized banking operation. In addition to traditional banking services provided by its community banks, Keystone's nonbank subsidiaries deliver an array of services to both Keystone and its customers, including brokerage, investment, mortgage banking, leasing, and credit life and accident and health insurance. See "Keystone Documents Incorporated by Reference."



          Keystone Common Stock is traded in the over-the-counter market under the symbol "KSTN" and is listed in the NASDAQ National Market System. On March 25, 1997, the closing sale price for Keystone Common Stock on the NASDAQ National Market System was $27.25 per share. See "Information Concerning Keystone--Stock Prices and Dividends on Keystone Common Stock."


          At December 31, 1996, Keystone reported total assets of $5.231 billion, deposits of $4.097 billion, and net loans and leases of $3.509 billion. Keystone reported net income of $69,475,000, or $1.83 per share for the year ended December 31, 1996. See "Information Concerning Keystone--Selected Financial Data" and "Keystone Documents Incorporated by Reference."

          Financial Trust Corp ("FTC") is a bank holding company with its principal executive offices at 1415 Ritner Highway, Carlisle, Pennsylvania 17013 (telephone: 717-243-8003).

          In terms of assets, FTC is the 17th largest bank holding company headquartered in Pennsylvania. Its banking subsidiaries are Financial Trust Company, Carlisle, Pennsylvania; Chambersburg Trust Company, Chambersburg, Pennsylvania; First National Bank and Trust Co., Waynesboro, Pennsylvania; and Washington County National Bank, Williamsport, Maryland.

          FTC's subsidiary banks operate a combined total of 48 banking offices in south central Pennsylvania and western Maryland. FTC also delivers trust services to its commercial bank markets through Financial Trust

Services Company and provides credit life and disability insurance to its subsidiary banks' loan customers through Financial Trust Life Insurance Company. See "FTC Documents Incorporated by Reference."


          FTC Common Stock is traded in the over-the-counter market under the symbol "FITC" and is listed in the NASDAQ National Market System. On March 25, 1997, the closing sale price for FTC Common Stock on the NASDAQ National Market System was $43.625 per share. See "Information Concerning FTC--Stock Prices and Dividends on FTC Common Stock."

          At December 31, 1996, FTC reported total assets of $1.219 billion, deposits of $963 million, and net loans of $772 million. FTC reported net income of $20,031,000, or $2.35 per share for the year ended December 31, 1996. See "Information Concerning FTC--Selected Financial Data" and "FTC Documents Incorporated by Reference."

          First Financial Corporation of Western Maryland ("FFWM") is a thrift holding company with its principal executive offices at 118 Baltimore Street, Cumberland, Maryland 21502 (telephone: 301-724-3363).


          FFWM's principal subsidiary is First Federal Savings Bank of Western Maryland ("First Federal"), which operates 10 banking offices in Allegany, Garrett and Washington Counties, in western Maryland. See "FFWM Documents Incorporated by Reference."


          FFWM Common Stock is traded in the over-the-counter market under the symbol "FFWM" and is listed in the NASDAQ National Market System. On March 25, 1997, the closing sale price for FFWM Common Stock on the NASDAQ National Market System was $33.375 per share. See "Information Concerning FFWM--Stock Prices and Dividends on FFWM Common Stock."

          At December 31, 1996, FFWM reported total assets of $361 million, deposits of $277 million, and net loans of $291 million. FFWM reported net income of $3,600,000, or $1.65 per share for its fiscal year ended June 30, 1996 and net income of $1,229,000, or $0.57 per share for the six months ended December 31, 1996. See "Information Concerning FFWM --Selected Financial Data" and "FFWM Documents Incorporated by Reference."


The Meetings


          Keystone Annual Meeting. The Annual Meeting of Shareholders of Keystone (the "Keystone Annual Meeting") will be held at 2:00 p.m., local time, on May 8, 1997 at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania. Only holders of record of Common Stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") at the close of business on March 14, 1997 will be entitled to vote at the Keystone Annual Meeting. At that date, approximately 37,313,000 shares of Keystone Common Stock were outstanding, each share being entitled to one vote. See "Introduction."


          FTC Special Meeting. The Special Meeting of Shareholders of FTC (the "FTC Special Meeting") will be held at 10:00 a.m., local time, on May 7, 1997 at 1415 Ritner Highway, Carlisle, Pennsylvania. Only holders of record of Common Stock, par value $5.00 per share, of FTC ("FTC Common Stock") at the close of business on March 21, 1997 will be entitled to vote at the FTC Special Meeting. At that date, 8,532,131 shares of FTC Common Stock were outstanding, each share being entitled to one vote. See "Introduction."


          FFWM Special Meeting. The Special Meeting of Shareholders of FFWM (the "FFWM Special Meeting") will be held at 10:00 a.m., local time, on May 8, 1997 at the Cumberland Country Club, 10200 Country Club Road, Cumberland, Maryland. Only holders of record of Common Stock, par value $1.00 per share, of FFWM ("FFWM Common Stock"), at the close of business on March 21, 1997 will be entitled to vote at the FFWM Special Meeting. At that date, 2,175,659 shares of FFWM Common Stock were outstanding, each share being entitled to one vote. See "Introduction."

Proposed Mergers


          Keystone and FTC. At their respective Meetings, the shareholders of Keystone and FTC will be asked to approve an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger (collectively, the "FTC Plan of Merger") between Keystone and FTC. The FTC Plan of Merger provides for a merger of FTC into Keystone (the "FTC Merger") in which Keystone will acquire all of the assets and liabilities of FTC, and the subsidiaries of FTC will become Keystone subsidiaries. See "FTC Plan of Merger--The FTC Merger."
As a result of the FTC Merger, the shareholders of FTC will become shareholders of Keystone. Each outstanding share of FTC Common Stock will be converted in the FTC Merger into 1.65 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share. See "FTC Plan of Merger--Conversion of FTC Common Stock." On March 25, 1997, the closing sale price for Keystone Common Stock on the NASDAQ National Market System was $27.25 per share.


          Keystone and FFWM. At the FFWM Special Meeting, the Shareholders of FFWM will be asked to approve an Agreement and Plan of Merger between Keystone and FFWM (the "FFWM Plan of Merger"). The FFWM Plan of Merger provides for the merger (the "FFWM Merger") of FFWM into Keystone. It is contemplated that contemporaneously with the FFWM Merger, FFWM's subsidiary, First Federal, will be merged into American Trust Bank, one of Keystone's operating bank subsidiaries (the "FFWM Bank Merger"). See "FFWM Plan of Merger--The FFWM Merger." In the FFWM Merger, each outstanding share of FFWM Common Stock will be converted into either (1) 1.29 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share or (2) cash in an amount equal to 1.29 times the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day preceding the closing date for the FFWM Merger. FFWM shareholders may elect to receive either Keystone Common Stock or cash, but not both, subject to certain limitations described herein. See "FFWM Plan of Merger--Elections by FFWM Shareholders;" "FFWM Plan of Merger--Limitations on Effectiveness of Elections;" and "FFWM Plan of Merger--Conversion of FFWM Common Stock." On March 25, 1997, the closing bid price for Keystone Common Stock on the NASDAQ National Market System was $27.125 per share.


Other Proposals for Keystone Shareholders

          In addition to the FTC Merger, at the Keystone Annual Meeting, the shareholders of Keystone will be asked to consider and vote upon the following matters:

          Keystone Proposal No. 2: Election of Keystone Directors. Six directors will be elected at the Keystone Annual Meeting to serve for terms expiring at Keystone's Annual Meeting in 2000. The Board of Directors of Keystone has nominated June B. Barry, J. Glenn Beall, Jr., Richard W. DeWald, Gerald E. Field, Philip C. Herr, II and William L. Miller, all of whom are presently members of the Board. For information concerning the nominees and the other Keystone directors whose terms will continue after the Annual Meeting, see "Other Proposals for Keystone Shareholders--Election of Keystone Directors."
The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" the election of the six nominees.

          Keystone Proposal No. 3: Ratification of Appointment of Keystone Auditors. Pursuant to the recommendation of the Audit Committee, the Board of Directors of Keystone has appointed the firm of Ernst & Young LLP as independent auditors for Keystone for 1997. Ratification of this appointment requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" ratification of the appointment of Ernst & Young LLP. See "Other Proposals for Keystone Shareholders--Ratification of Appointment of Keystone Auditors."

          Keystone Proposal No. 4: Increase in Authorized Keystone Common Stock. The Board of Directors of Keystone has proposed an amendment to Keystone's Restated Articles to increase the number of authorized shares of Keystone Common Stock from 75 million to 100 million. While the increase in authorized shares is not necessary for the consummation of the FTC Merger and the FFWM Merger, the Board believes that it is desirable to have the additional authorized shares of Keystone Common Stock available for possible future acquisition transactions, financing transactions, employee benefit plans and other general corporate purposes. For additional information concerning this proposal, see "Other Proposals for Keystone Shareholders--Increase in Authorized Keystone Common Stock." Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" approval of the proposed amendment to the Restated Articles to increase the authorized shares of Keystone Common Stock.

          Keystone Proposal No. 5: Keystone 1996 Performance Unit Plan. At the Keystone Annual Meeting, Keystone shareholders will be asked to consider and vote upon a proposal to approve the adoption by Keystone's Board of Directors of Keystone's 1996 Performance Unit Plan. This Plan, which is intended to provide key employees with long-term incentives to work to increase shareholder value, permits the Human Resources Committee of the Board to grant to eligible employees, including executive officers, cash Performance Unit awards which may be earned by achieving objective Performance Targets established by the Committee for a Performance Period of from one to six years. For additional information concerning this proposal, see "Other Proposals for Keystone Shareholders--Keystone 1996 Performance Unit Plan." Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" approval of Keystone's 1996 Performance Unit Plan.


          Keystone Proposal No. 6: Keystone 1997 Stock Incentive Plan. At the Keystone Annual Meeting, Keystone shareholders will also be asked to consider and vote upon a proposal to approve the adoption by Keystone's Board of Directors of Keystone's 1997 Stock Incentive Plan. This Plan, which is intended to provide key employees with stock incentives to work to increase shareholder value, permits the Human Resources Committee of the Board to grant to eligible employees, including executive officers, stock incentive awards in the form of stock options, performance shares, restricted shares or other stock awards. The aggregate number of shares of Keystone Common Stock which may be issued under the Plan is limited to 2,500,000 shares. If approved by the Keystone shareholders, the 1997 Stock Incentive Plan will replace Keystone's 1992 Stock Incentive Plan, under which 568,662 shares of Keystone Common Stock currently remain available, and no further awards under the 1992 Plan will be granted.
For additional information concerning this proposal, see "Other Proposals for Keystone Shareholders--Keystone 1997 Stock Incentive Plan." Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" approval of Keystone's 1997 Stock Incentive Plan.


Elections by FFWM Shareholders

          FFWM shareholders may elect to receive in the FFWM Merger for each share of FFWM Common Stock held of record either (1) 1.29 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share (the "Stock Election") or (2) cash in an amount equal to 1.29 times the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day preceding the closing date for the FFWM Merger (the "Cash Election"). Each FFWM shareholder (other than nominees) must make the same Election for all FFWM shares held of record. Included with the mailing of this Joint Proxy Statement/Prospectus to FFWM shareholders is a Form of Election for designating either the Stock Election or the Cash Election. Persons who become holders of record of FFWM Common Stock after the record date for the FFWM Special Meeting may obtain a Form of Election by writing to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer. To be effective, a Form of Election must be received by FFWM no later than 10:00 a.m., local time, on May 8, 1997 (the "Election Deadline"). Upon this deadline

Elections will become irrevocable and will bind any transferee of the shares of the electing FFWM shareholder. See "FFWM Plan of Merger--Elections by FFWM Shareholders"


Limitations on Effectiveness of Elections by FFWM Shareholders

          The FFWM Plan of Merger requires that the aggregate market value of the Keystone Common Stock to be issued under the Stock Election (1) shall be at least equal to 55% of the total consideration payable by Keystone in the FFWM Merger (the "Minimum Stock Limitation") and (2) shall not (unless permitted by Keystone in its sole discretion) exceed 60% of such total consideration (the "Maximum Stock Limitation") except as necessary to assure that each FFWM shareholder shall be deemed to have made either solely the Stock Election or solely the Cash Election. If necessary to meet either of these limitations, the Elections made by certain FFWM shareholders may be disregarded. In applying these limitations, Keystone will first treat FFWM shareholders who fail to submit a Form of Election by the Election Deadline as having made either the Stock Election or the Cash Election, as necessary to meet the limitations. If after allocating all such non-electing holders to either the Stock Election or the Cash Election, as necessary to meet the limitations, Keystone determines that the Minimum or the Maximum Stock Limitation still will not be met, the Elections made by the FFWM shareholders holding the smallest numbers of shares of FFWM Common Stock will automatically be converted to the Stock Election or the Cash Election, as necessary to meet the limitations, in the order of their holdings of FFWM Common Stock, so that the holder of the smallest number of shares is converted first, the holder of the second smallest number of shares is converted second, and so on, until the Minimum or Maximum Stock Limitation is satisfied. See "FFWM Plan of Merger--Limitations on Effectiveness of Elections."


Relationship of the Two Mergers

          The FTC Merger and the FFWM Merger are separate and independent transactions. Either Merger may be consummated whether or not the other is approved by the shareholders entitled to vote thereon and whether or not the other is consummated or is not consummated for any reason. Therefore, in considering whether to vote in favor of the FTC Merger, Keystone and FTC shareholders should consider the effect of the FTC Merger both with and without consummation of the FFWM Merger. Similarly, in considering whether to vote in favor of the FFWM Merger, FFWM shareholders should consider the effect of the FFWM Merger both with and without consummation of the FTC Merger.


Reasons for the FTC Merger

          Keystone. For Keystone, the FTC Merger will provide entry into new markets in south-central Pennsylvania and western Maryland which Keystone has long considered to be desirable areas for the expansion of its franchise. Not only will the FTC Merger give Keystone significant penetration into these markets, it will add to the Keystone family a financial institution with a solid reputation, a record of consistent high performance, good asset quality and a loyal customer base. The affiliation with Keystone will make available to FTC's subsidiaries the economies of scale of a larger organization and the ability to offer to their customers a variety of financial products and services which they do not currently provide. By leveraging these advantages, Keystone believes that over the long term it will be able to achieve both greater penetration into FTC's markets and better financial performance than either Keystone or FTC would be able to achieve in the absence of the FTC Merger. See "FTC Plan of Merger-- Background of and Reasons for the FTC Merger."

          FTC. Over the past decade, as the pace of change within the banking industry has accelerated and as competition from non-bank financial service providers has increased, FTC carefully reviewed its strategic alternatives and long-term goals and considered what steps should be taken to maintain and enhance its competitive position. In prior years this process led the FTC Board of Directors to determine that it should continue its strategy of independence and to seek growth internally and through acquisitions.

          While FTC as an independent entity historically has been able to implement effective strategies to achieve strong financial performance, the changing dynamics of the banking industry is likely to inhibit its ability to continue to achieve comparable future performance. The efficiencies of larger organizations whose cost of doing business is on average less than that of FTC creates a competitive disadvantage. This disadvantage will most likely be amplified in the future as the role of technology expands, placing greater emphasis on substantial capital investment with a somewhat uncertain outcome. Additionally, the ability of nonbank competition to provide banking-related services with substantially less regulatory oversight, the preclusion of banking institutions to engage in certain financial product lines and the migration of traditional bank products such as deposits to alternative investments likely will adversely affect institutions such as FTC in their ability to generate competitive returns to their shareholders.

          As a consequence of the foregoing factors, and considering FTC's strategic geographical fit within Keystone's franchise, as well as the share exchange ratio and the increased dividends and improved liquidity the transaction is likely to provide to FTC's shareholders, the Board of Directors of FTC believes that the FTC Merger will be in the best interests of FTC's shareholders and its customers and the communities which it serves. See "FTC Plan of Merger--Background of and Reasons for the FTC Merger."


Reasons for the FFWM Merger

          FFWM. During August 1996, the FFWM Board of Directors determined that it was appropriate to explore and evaluate the various options available to FFWM to maximize shareholder value, including the possible sale of FFWM. To this end, the Board of Directors engaged the investment banking firm of Alex. Brown & Sons Incorporated ("Alex. Brown") to assist FFWM in its evaluation. Alex. Brown conducted extensive efforts to identify potential acquirors and assist the Board of Directors in evaluating the proposals received, which ultimately resulted in the selection of Keystone as the acquiror of FFWM. The FFWM Board of Directors believes that the FFWM Merger is in the best interests of FFWM's shareholders and the communities in which FFWM operates. In reaching this determination FFWM's Board of Directors evaluated numerous factors and obtained a written opinion from Alex. Brown to the effect that the consideration to be paid to shareholders of FFWM in connection with the FFWM Merger is fair, from a financial point to view, to FFWM's shareholders. For a more detailed discussion of the reasons for the FFWM Merger see "FFWM Plan of Merger--Background of and Reasons for the FFWM Merger."

          Keystone. Through the merger of FFWM's subsidiary, First Federal, with Keystone's subsidiary, American Trust Bank, Keystone seeks to increase American Trust Bank's market penetration in the areas currently served by both banks and to extend American Trust Bank's market geographically. Keystone hopes following the merger to retain First Federal's depositors and consumer borrowers and thereby increase its retail customer base. In turn, American Trust Bank will have the opportunity to expand banking relationships with its new customers by offering them products and services not presently offered by First Federal. Keystone believes that the merger may enable it to realize cost efficiencies at the same time that it expands its customer base. Finally, the merger will enable American Trust Bank to expand its market geographically, both in the counties in which both banks have offices and into the city of Hagerstown, Maryland, where First Federal currently has an office, but American Trust Bank does not. See "FFWM Plan of Merger--Background of and Reasons for the FFWM Merger."


Opinions of Financial Advisors


          The investment banking firm of Danielson Associates Inc. has rendered an opinion to Keystone dated January 23, 1997 that the terms of the FTC Merger are fair, from a financial point of view, to Keystone and its shareholders. The investment banking firm of Berwind Financial Group, L.P. has rendered an opinion to FTC dated March 26, 1997 that the terms of the FTC Merger are fair, from a financial point of view, to FTC shareholders. The investment banking firm of Alex. Brown & Sons Incorporated has rendered an opinion to the

FFWM Board of Directors dated November 26, 1996 that the total consideration to be received by FFWM shareholders in the FFWM Merger is fair, from a financial point of view, to FFWM shareholders. These opinions are attached as Annexes I, II and III to this Joint Proxy Statement/Prospectus and should be read in their entirety for information as to the matters considered and the assumptions made in rendering such opinions. See "FTC Plan of Merger--Opinion of Keystone Financial Advisor," "FTC Plan of Merger--Opinion of FTC Financial Advisor" and "FFWM Plan of Merger--Opinion of FFWM Financial Advisor."


Votes Required for Approval


          FTC Merger. Approval of the FTC Plan of Merger by the shareholders of Keystone requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Keystone Common Stock, with a quorum of a majority of the outstanding shares of Keystone Common Stock being present or represented at the Keystone Annual Meeting.. An abstention or a broker non-vote is not a vote cast and will not affect the number of Keystone votes required for approval.
See "FTC Plan of Merger--Required Votes; Management Recommendations." As of March 7, 1997, the directors and executive officers of Keystone beneficially owned an aggregate of 3.70% of the outstanding Keystone Common Stock. As of March 14, 1997 the trust departments of Keystone's bank subsidiaries, acting in a fiduciary capacity, had sole voting power over approximately 0.01% of the outstanding Keystone Common Stock. See "Introduction--Trust Department
Shares."


          Approval of the FTC Plan of Merger by the shareholders of FTC requires the affirmative vote of the holders of two-thirds of the outstanding shares of FTC Common Stock. An abstention or a broker non-vote by an FTC shareholder will have the same legal effect as a vote against the approval of the FTC Plan of Merger. See "FTC Plan of Merger--Required Votes; Management Recommendations." As of February 21, 1997, the directors and executive officers of FTC beneficially owned an aggregate of 5.38% of the outstanding FTC Common Stock. As of February 21, 1997 FTC's trust subsidiary, acting in a fiduciary capacity, had sole voting power over approximately 6.18% of the outstanding FTC Common Stock. As of March 21, 1997, Keystone owned and had voting power over 40,400 shares of FTC Common Stock, representing 0.47% of the outstanding shares. See "Introduction--Trust Department Shares."

          The directors of FTC have entered into agreements with Keystone to vote in favor of the FTC Merger shares of FTC Common Stock beneficially owned by them individually or jointly and to use their best efforts to cause certain other shares over which they have or share voting power to be voted in favor of the FTC Merger. These agreements cover an aggregate of 5.27% of the outstanding FTC Common Stock. No monetary or other consideration was paid to any FTC director for entering into these agreements. See "FTC Plan of Merger--Voting Agreements."

          Shareholders of FFWM are not being asked to approve the FTC Merger.

          FFWM Merger. Approval of the FFWM Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of FFWM Common Stock. An abstention or a broker non-vote by an FFWM shareholder will have the same legal effect as a vote against the approval of the FFWM Plan of Merger. See FFWM Plan of Merger--Required Vote; Management Recommendation."


          As of March 21, 1997, the directors and executive officers of FFWM beneficially owned an aggregate of 7.3% of the outstanding FFWM Common Stock. The directors of FFWM have entered into agreements with Keystone to vote in favor of the FFWM Merger shares of FFWM Common Stock beneficially owned by them individually or jointly and to use their best efforts to cause certain other shares over which they have or share voting power to be voted in favor of the FFWM Merger. These agreements cover an aggregate of 6.5% of the outstanding FFWM Common Stock. No monetary or other consideration was paid to any FFWM director for entering into these agreements. See "FFWM Plan of Merger--Voting Agreements." As of March 21, 1997, Keystone owned and had voting power over 50,850 shares of FFWM Common Stock, representing 2.25% of the outstanding shares.

          Shareholders of Keystone and FTC are not being asked to approve the FFWM Plan of Merger.


Boards of Directors' Recommendations

          Keystone. The Board of Directors of Keystone believes that the FTC Merger is in the best interests of the shareholders of Keystone and unanimously recommends that Keystone shareholders vote "FOR" approval of the FTC Plan of Merger.

          FTC. The Board of Directors of FTC believes that the FTC Merger is in the best interests of the shareholders of FTC and unanimously recommends that FTC shareholders FTC vote "FOR" approval of the FTC Plan of Merger.

          FFWM. The Board of Directors of FFWM believes that the FFWM Merger is in the best interests of the shareholders of FFWM and unanimously recommends that FFWM shareholders vote "FOR" approval of the FFWM Plan of Merger.

          SHAREHOLDERS OF KEYSTONE, FTC AND FFWM ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


Post-Merger Boards of Directors

          Following the FTC Merger, Ray L. Wolfe, Chairman and Chief Executive Officer of FTC, will become Chairman of the Board of Keystone. Mr. Wolfe and two other directors of FTC, to be designated by FTC subject to Keystone's approval, will become members of the Board of Directors of Keystone. See "FTC Plan of Merger--Keystone Board of Directors Following the Merger."

          Following the FFWM Merger, Cheston H. Browning, III and Marc E. Zanger, both currently directors of FFWM, and one other director of FFWM to be selected by Keystone will become members of the Board of Directors of American Trust Bank. See "FFWM Plan of Merger--Boards of Directors following the Merger."


Interests of Certain Persons in the Transactions

          FTC Merger. In connection with the FTC Merger, Keystone has entered into an employment agreement with Ray L. Wolfe, the Chairman of the Board and Chief Executive Officer of FTC. The agreement provides for Mr. Wolfe's employment by Keystone for three years following the FTC Merger at an annual compensation of $350,000 and for his retention as a consultant thereafter until August 15, 2003 at an annual compensation of $177,000. The FTC Plan of Merger also provides that when the FTC Merger becomes effective, Mr. Wolfe will become Chairman of the Board of Keystone and will become a member of Keystone's Board of Directors with a term expiring in 2000. See "FTC Plan of Merger--Keystone Board of Directors Following the FTC Merger" and "FTC Plan of Merger--Interests of Certain Persons in the Transaction."

          Keystone has also agreed to honor FTC's and its subsidiaries' obligations to indemnify their directors and officers, and charter and bylaw provisions limiting the liability of directors, with respect to events occurring prior to the FTC Merger and to provide employees of FTC and its subsidiaries with credit for their prior service with FTC in determining eligibility and vesting under Keystone's employee benefit plans. See "FTC Plan of Merger-- Interests of Certain Persons in the Transaction."

          FFWM Merger. In consideration of their being available to Keystone for advisory services, Keystone has agreed to pay each director of FFWM who continues to serve until the FFWM Merger an amount equal to the fees paid to the director by FFWM during the year preceding the FFWM Merger. These amounts, which are estimated to range between $12,200 and $13,400 per director, will be reduced by any fees received for service as a director of American Trust Bank.

          FFWM and First Federal are parties to an employment agreement with Patrick J. Coyne, Chairman of the Board, President and Chief Executive Officer, and severance agreements with Kenneth W. Andres, William C. Marsh and R. Craig Pugh, three Executive Vice Presidents. Under these agreements, upon consummation of the FFWM Merger and in satisfaction of the employers' obligations under the terms of the agreements and existing stock option and incentive plan agreements, Messrs. Coyne, Andres, Marsh and Pugh will receive pre-tax severance payments in the amounts of $1,334,348, $421,827, $344,152 and $445,594, respectively. The employment of each of Messrs. Coyne, Andres, Marsh and Pugh will terminate effective on the effective date of the FFWM Merger, and none of these officers will have any continuing employment with Keystone or American Trust Bank following the effective date.

          Keystone has agreed in the FFWM Plan of Merger to honor FFWM's obligations to indemnify the directors and officers of FFWM and its subsidiaries, and charter and bylaw provisions limiting the liability of FFWM directors, with respect to events occurring prior to the FFWM Merger and to provide FFWM's directors and officers with certain liability insurance coverage for three years following the FFWM Merger. It has also agreed to pay FFWM directors and officers who hold unexercised stock options under FFWM's stock incentive plan, in exchange for the cancellation of their options, an amount equal to the net amount that would have been received under the Cash Election if the option had been exercised prior to the FFWM Merger. Finally, Keystone has agreed that employees of FFWM and its subsidiaries who become Keystone employees will be entitled to participate in Keystone employee benefit plans, with credit for their prior service with FFWM in determining eligibility and vesting, and that employees of FFWM and its subsidiaries with at least one year of service prior to the FFWM Merger will be entitled to participate in a Keystone severance plan that will provide severance benefits if the employee's employment is terminated in certain circumstances upon or following the FFWM Merger. See "FFWM Plan of Merger--Interests of Certain Persons in the Transaction."


Tax Consequences

          Keystone Shareholders. No gain or loss for federal or Pennsylvania income tax purposes will be recognized by Keystone shareholders as a result of either the FTC Merger or the FFWM Merger.

          FTC Shareholders. No gain or loss for federal or Pennsylvania income tax purposes will be recognized by shareholders of FTC on the exchange of their shares for Keystone Common Stock in the FTC Merger, except with respect to cash received in lieu of fractional shares. For a more complete description of the Federal and Pennsylvania income tax consequences of the FTC Merger, see "FTC Plan of Merger--Tax Consequences to FTC Shareholders."

          FFWM Shareholders. No gain or loss for federal income tax purposes or for Maryland personal income tax purposes will be recognized by shareholders of FFWM who make or are deemed to have made the Stock Election, except with respect to cash received in lieu of fractional shares. For FFWM shareholders who make or are deemed to have made the Cash Election or who exercise dissenters' rights, the cash received will be treated as a distribution in redemption of their FFWM Common Stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986. For a more complete description of the Federal and Maryland income tax consequences of the FFWM Merger, see "FFWM Plan of Merger--Tax Consequences to FFWM Shareholders."


Warrant/Option Agreements

          FTC Warrant Agreement. In connection with the FTC Plan of Merger, FTC has entered into an agreement granting Keystone a warrant to purchase up to 19.9% of the outstanding FTC Common Stock, at an exercise price of $43.725 per share, upon the occurrence of certain events. In general, the events which would permit Keystone to exercise its warrant would involve an attempt by a third person to gain control of FTC. The Warrant Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FTC Plan of Merger in the event the FTC Merger is not consummated due to an attempt by a third person to gain control of FTC. The Warrant Agreement may discourage third persons from making competing offers to acquire FTC and is intended to increase the likelihood that the FTC Plan of Merger will be consummated in accordance with its terms. Exercise of the warrant for more than 5% of the outstanding FTC Common Stock would be subject to the approval of regulatory authorities. See "FTC Plan of Merger--Warrant Agreement."

          FFWM Option Agreement. In connection with the FFWM Plan of Merger, FFWM has entered into an agreement granting Keystone an option to purchase up to 16.6% of the outstanding FFWM Common Stock, at an exercise price of $34.19 per share, upon the occurrence of certain events. In general, the events which would permit Keystone to exercise its option would involve an attempt by a third person to gain control of FFWM. The Option Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FFWM Plan of Merger in the event the FFWM Merger is not consummated due to an attempt by a third person to gain control of FFWM. The Option Agreement may discourage third persons from making competing offers to acquire FFWM and is intended to increase the likelihood that the FFWM Plan of Merger will be consummated in accordance with its terms. Exercise of the option for more than 5% of the outstanding FFWM Common Stock would be subject to the approval of regulatory authorities. See "FFWM Plan of Merger--Option Agreement."


Dissenters' Rights

          Keystone Shareholders. Keystone shareholders will not have statutory dissenters' rights with respect to the FTC Merger or the FFWM Merger.

          FTC Shareholders. FTC shareholders will not have statutory dissenters' rights with respect to the FTC Merger.

          FFWM Shareholders. Record holders of FFWM Common Stock who object to the FFWM Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Delaware General Corporation Law and paid to them in cash in lieu of the shares of Keystone Common Stock or cash they would otherwise be entitled to receive in the FFWM Merger. A copy of the pertinent statutory provisions is attached to this Joint Proxy Statement/Prospectus as Annex IV. Failure to follow such provisions precisely may result in a loss of dissenters' rights. See "FFWM Plan of Merger--Dissenters' Rights of FFWM Shareholders."


Differences in Shareholder Rights

          The rights of the holders of Keystone Common Stock differ in certain respects from those of the holders of FTC Common Stock and FFWM Common Stock.

          FTC Common Stock. While for both FTC and Keystone supermajority shareholder votes are required to approve certain mergers and other transactions and certain amendments to the Articles of Incorporation or Bylaws, the types of transactions or amendments subject to the special vote requirements and the votes required for approval differ between the two companies. While both FTC and Keystone have classified Boards of Directors, there are differences in the rights of shareholders of the two companies to increase or decrease the size of the Board, to fill vacancies and to nominate and remove directors. Unlike FTC, Keystone has established a shareholder rights plan which may discourage outside persons from attempting to acquire control of Keystone. While both FTC and Keystone are subject to certain provisions of the Pennsylvania Business Corporation Law which may make an attempt to acquire control of the corporation more difficult, Keystone has elected to opt out from coverage of some of these provisions. Unlike FTC, Keystone has an authorized class of preferred stock which, if issued, could affect the rights of the holders of Keystone Common Stock. For a more detailed discussion of the differences between the rights of the holders of FTC Common Stock and those of the holders of Keystone Common Stock, see "Comparison of Keystone Common Stock and FTC Common Stock."

          FFWM Common Stock. While for both FFWM and Keystone supermajority shareholder votes are required to approve certain mergers and other transactions with a substantial shareholder and certain charter and bylaw amendments, the types of transactions and amendments subject to the special vote requirements and the votes required for approval differ between the two companies. While both FFWM and Keystone have classified Boards of Directors, there are differences in the rights of shareholders of the two companies to nominate and remove directors. Keystone has established a shareholder rights plan which may discourage outside persons from attempting to acquire control of Keystone. FFWM does not have a shareholder rights plan but does restrict the ability of any person to vote more than 10% of its outside shares. While the statutes governing both Keystone and FFWM contain additional provisions that may discourage takeover attempts by outside persons, the provisions of the two statutes are not the same. For a more detailed discussion of the differences between the rights of the holders of FFWM Common Stock and those of the holders of Keystone Common Stock, see "Comparison of Keystone Common Stock and FFWM Common Stock."


Regulatory Approvals


          The FTC Merger requires approval by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Pennsylvania Department of Banking. The approval of the Federal Reserve Board was received on March 19, 1997, and the approval of the Pennsylvania Department of Banking was received on March 26, 1997.

          The FFWM Bank Merger, which is a condition to the FFWM Merger, requires approval by the Office of the Comptroller of the Currency ("OCC"). This approval was granted by the OCC on March 7, 1997.


Conditions; Amendment; Termination

          In addition to shareholder and regulatory approval, consummation of each Merger is contingent upon the receipt of certain tax opinions and the satisfaction of a number of other conditions. See "FTC Plan of Merger-- Conditions to the FTC Merger" and "FFWM Plan of Merger--Conditions to the FFWM Merger." Notwithstanding prior shareholder approval, either Plan of Merger may generally be amended in any respect other than the ratio for converting FTC Common Stock into Keystone Common Stock in the FTC Merger or the formulas for converting FFWM Common Stock into Keystone Common Stock or cash in the FFWM Merger.

          The FTC Plan of Merger may be terminated, and the FTC Merger abandoned, notwithstanding prior shareholder approval, by mutual agreement of Keystone and FTC or by either of them in the event of a material breach by the other party, the failure of the shareholders of either party to approve the FTC Merger, the denial of a required regulatory approval or failure to satisfy the conditions to the FTC Merger prior to December 31, 1997. See "FTC Plan of Merger--Amendment, Waiver and Termination."

          The FFWM Plan of Merger may be terminated, and the FFWM Merger abandoned, notwithstanding prior shareholder approval, by mutual agreement of Keystone and FFWM or by either of them in the event of a material breach by the other party, the failure of the shareholders of FFWM to approve the FFWM Merger, or failure to consummate the FFWM Merger prior to November 26, 1997.

Effective Dates of the Mergers

          It is presently anticipated that if the FTC Plan of Merger is approved by the shareholders of Keystone and FTC, the FTC Merger will become effective in the second quarter of 1997. However, there can be no assurance that all conditions necessary to the consummation of the FTC Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FTC Merger to become effective at the anticipated time. See "FTC Plan of Merger--Effective Date of the FTC Merger."

          It is presently anticipated that if the FFWM Plan of Merger is approved by the shareholders of FFWM, the FFWM Merger will become effective in the second quarter of 1997. However, there can be no assurance that all conditions necessary to the consummation of the FFWM Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FFWM Merger to become effective at the anticipated time. See "FFWM Plan of Merger-- Effective Date of the FFWM Merger."


Exchange of Certificates

          Instructions on how to effect the exchange of FTC Common Stock certificates for Keystone Common Stock certificates or the exchange of FFWM Common Stock certificates for Keystone Common Stock certificates or cash will be sent as promptly as practicable after the FTC Merger or FFWM Merger becomes effective to each shareholder of record of FTC or FFWM immediately prior to such Merger. Shareholders should not send in stock certificates until they receive written instructions to do so.


Pre-Announcement Prices

          Keystone and FTC Common Stock. The following table sets forth (i) the closing sale price for Keystone Common Stock on the NASDAQ National Market System on December 19, 1996, the last trading day prior to the first public announcement of the FTC Merger, (ii) the closing sale price for FTC Common Stock on the NASDAQ National Market System on December 19, 1996, and (iii) an equivalent per share price for FTC Common Stock computed by multiplying the closing sale price for Keystone Common Stock on December 19, 1996 by the FTC Merger exchange ratio of 1.65.


                                        Last
                                  Pre-Announcement      Equivalent Per
                                        Prices            Share Price
                                        ------            -----------
Keystone Common Stock...........        $26.75                 --
FTC Common Stock................        $29.25               $44.14



       On March 25, 1997, the closing sale price for Keystone Common Stock was $27.25. Using this price, the equivalent per share price for FTC Common Stock would have been $44.96. The closing sale price for FTC Common Stock on March 25, 1997 was $43.625.

          No assurance can be given as to what the market price of Keystone Common Stock will be when and if the FTC Merger is consummated. Because the FTC Merger exchange ratio is fixed and because the market price of Keystone Common Stock is subject to fluctuation, the value of the shares of Keystone Common Stock that holders of FTC Common Stock will receive in the FTC Merger may increase or decrease prior to and following the FTC Merger. Keystone and FTC shareholders are advised to obtain current market quotations for Keystone Common Stock and FTC Common Stock.

          FFWM Common Stock. The following table sets forth (i) the closing sale price for Keystone Common Stock on the NASDAQ National Market System on November 25, 1996, the last trading day prior to the first public announcement of the FFWM Merger, (ii) the closing sale price for FFWM Common Stock on the NASDAQ National Market System on November 25, 1996, and
(iii) an equivalent per share price for FFWM Common Stock computed by multiplying the closing sale price for Keystone Common Stock on November 25, 1996 by the FFWM Merger exchange ratio of 1.29.


                                        Last
                                  Pre-Announcement      Equivalent Per
                                        Prices            Share Price
                                        ------            -----------
Keystone Common Stock...........        $26.75                 --
FFWM Common Stock...............        $27.75               $34.35


       On March 25, 1997, the closing sale price for Keystone Common Stock was $27.25. Using this price, the equivalent per share price for FFWM Common Stock would have been $35.15. The closing sale price for FFWM Common Stock on March 25, 1997 was $33.375.

          No assurance can be given as to what the market price of Keystone Common Stock will be when and if the FFWM Merger is consummated. Because the FFWM Merger exchange ratio is fixed and the market price of Keystone Common Stock is subject to fluctuation (1) the value of the shares of Keystone Common Stock that holders of FFWM Common Stock may receive in the FFWM Merger under the Stock Election may increase or decrease prior to and following the FFWM Merger and (2) the amount per share of FFWM Common Stock that FFWM shareholders may receive under the Cash Election may increase or decrease prior to the FFWM Merger. FFWM shareholders are advised to obtain current market quotations for Keystone Common Stock and FFWM Common Stock.


Keystone Stock Repurchase Program

          On November 16, 1995, as part of its capital management planning process, Keystone's Board of Directors authorized a common share repurchase program of up to 1.5 million shares of Keystone Common Stock. However, any determination as to the amount and timing of share repurchases would be subject to an evaluation of alternative investment returns and overall capitalization levels. Shares repurchased under the program were to be held as treasury stock for such corporate purposes as may be determined, including to fund Keystone's existing employee benefit and share related plans. In order to satisfy pooling-of-interests accounting requirements associated with the FTC Merger, on January 23, 1997 Keystone's Board of Directors amended the share repurchase program to limit the maximum number of shares to be reacquired to 1.2 million and to provide that the program shall terminate no later than the closing date for the FTC Merger.


       At December 31, 1996, Keystone had 320,000 shares of Keystone Common Stock held in treasury. Through March 26, 1997, an additional 819,271 shares of Keystone Common Stock have been repurchased in 1997.


       In a separate action, at the January 23, 1997 meeting of the Keystone Board of Directors, the Board authorized the repurchase of up to 1.5 million shares of Keystone Common Stock for issuance in the FFWM Merger. The FFWM Merger will be accounted for as a purchase business combination. This repurchase program will be completed no later than 30 days subsequent to the closing date for the FFWM Merger.

Selected Financial Information--(unaudited)

          The following table sets forth certain historical financial information for Keystone, FTC and FFWM and certain pro forma combined financial information for Keystone giving effect to the FTC Merger under the pooling-of-interests method of accounting. See "Information Concerning the Pro Forma Combined Financial Data." The FFWM Merger will be accounted for under the purchase method of accounting. The addition of FFWM would not have materially affected the pro forma combined financial information as presented. This information is based on the historical financial statements of Keystone, FTC and FFWM incorporated herein by reference and the pro forma combined financial information appearing elsewhere herein and should be read in conjunction with such statements and information and the related notes.

                                                                        Year Ended December 31,
                                                   ---------------------------------------------------------------
                                                      1996         1995          1994         1993        1992
                                                   -----------  -----------  ------------  ----------- -----------
                                                               (In Thousands, Except Per Share Amounts)
Keystone (1)
Earnings
  Net interest income............................   $  209,763   $  197,352   $  188,418     $  182,510   $  177,927
  Provision for credit losses....................        9,858        7,859        9,484          7,940       16,053
  Net income.....................................       69,475       61,314       51,359         51,349       45,742

Per Share
  Net income.....................................   $     1.83   $     1.73   $     1.46     $     1.47   $     1.33
  Cash dividends declared........................         0.98         0.93         0.86           0.79         0.73

Statement of Condition at Period End
  Assets.........................................   $5,231,268   $5,074,785   $4,706,000     $4,419,726   $4,311,779
  Deposits.......................................    4,097,111    4,061,888    3,827,983      3,582,688    3,655,261
  Long-term debt.................................        2,154        4,048        6,054          5,990        5,144
  Shareholders' equity...........................      507,307      480,694      407,774        412,880      378,314

FTC (2)
Earnings
  Net interest income............................   $   52,356   $   48,659   $   46,013     $   43,950   $   42,272
  Provision for loan losses......................          855          709          840          3,640        2,800
  Income before cumulative effect
    of accounting change.........................       20,031       18,135       16,429         13,962       15,020
  Cumulative effect of
    accounting change............................           --           --           --            373           --
  Net income.....................................       20,031       18,135       16,429         14,335       15,020

Per Share
  Income before cumulative effect
    of accounting change.........................   $     2.35   $     2.12   $     1.92     $     1.64   $     1.77
  Cumulative effect of
    accounting change............................           --           --           --           0.04           --
  Net income.....................................         2.35         2.12         1.92           1.68         1.76
  Cash dividends declared........................         0.96         0.85         0.79           0.71         0.65

Statement of Condition at Period End
  Assets.........................................   $1,219,311   $1,138,437   $1,090,576     $  995,171   $  964,917
  Deposits.......................................      962,610      931,720      898,859        836,733      828,687
  Long-term debt.................................          419          487          549            615          683
  Shareholders' equity...........................      153,099      141,072      125,869        114,737      105,375


                                                                        Year Ended December 31,
                                                   ------------------------------------------------------------------
                                                      1996         1995          1994           1993          1992
                                                   -----------  -----------  ------------    ----------    ----------
                                                               (In Thousands, Except Per Share Amounts)
Pro Forma Combined
Keystone  and FTC (1) (2)
Earnings
  Net interest income...........................    $  262,119   $  246,011   $  234,431     $  226,460    $  220,199
  Provision for credit losses...................        10,713        8,568       10,324         11,580        18,853
  Net income....................................        89,506       79,449       67,788         65,311(3)     60,762

Per Share
  Net income....................................    $     1.72   $     1.60   $     1.38     $     1.33(3) $     1.25
  Cash dividends declared.......................          0.98         0.93         0.86           0.79          0.73

Statement of Condition at Period End
  Assets........................................    $6,450,579   $6,213,222   $5,796,576     $5,414,897   $ 5,276,696
  Deposits......................................     5,059,721    4,993,608    4,726,842      4,419,421     4,483,948
  Long-term debt................................         2,573        4,535        6,603          6,605         5,827
  Shareholders' equity..........................       660,406      621,766      533,643        527,617       483,689





                                            Six Months
                                          Ended December 31,                          Year Ended June 30,
                                         -------------------     -----------------------------------------------------------
                                           1996        1995         1996         1995         1994      1993        1992
                                         --------   ----------   ----------   ----------    --------  ---------  -----------
                                                              (In Thousands, Except Per Share Amounts)
FFWM
Earnings
  Net interest income.................   $  7,814   $    6,751   $   14,378   $   13,365    $ 11,931  $  11,298  $    10,249
  Provision for loan losses...........         75          300          600        5,985         780        350          317
  Income (loss) before
    cumulative effect
    of accounting change..............      1,229        1,613        3,600       (1,219)      2,364      2,153        3,252
  Cumulative effect
    of accounting change..............         --           --           --           --       1,695         --           --
  Net income (loss)...................      1,229        1,613        3,600       (1,219)      4,059      2,153        3,252

Per Share
  Income (loss) before
    cumulative effect
    of accounting change..............   $   0.57   $     0.74   $     1.65   $    (0.56)   $   1.09   $   1.02  $      0.51(4)
  Cumulative effect
    of accounting change..............         --           --           --           --        0.78         --           --
  Net income (loss)...................   $   0.57   $     0.74   $     1.65   $    (0.56)   $   1.87   $   1.02  $      0.51(4)
  Cash dividends declared.............       0.24         0.24         0.48         0.46        0.37       0.27         0.07

Statement of Condition at
Period End
  Assets..............................   $360,849   $  337,749   $  321,994   $  329,375    $345,646   $343,557  $   342,281
  Deposits............................    276,795      286,427      274,756      283,360     301,208    301,820      304,962
  Long-term debt......................        483          588          483          580         676        773          869
  Shareholders' equity................     42,142       39,963       41,707       38,470      40,267     37,472       34,021

--------------
(1) Keystone financial information for the two years ended December 31, 1993 has been restated to reflect mergers with the Frankford Corporation, WM Bancorp and Elmwood Bancorp, Inc. which occurred in 1994. These transactions were accounted for as poolings of interests. Keystone per share information has been adjusted to reflect a 3-for-2 stock split in the form of a 50% stock dividend in August 1996.
(2) FTC financial information for the three years ended December 31, 1994 has been restated to reflect the acquisition of Washington County National Bank, which occurred in 1995 and was accounted for as a pooling of interests. FTC per share information has been adjusted to reflect a 10% stock dividend in June 1996.

                                    -xviii-

(3) Calculated before cumulative effect of FTC accounting change in 1993.

(4) For the period February 10, 1992 (effective date of stock conversion and initial public offering) through June 30, 1992, the portion of the year in which the FFWM Common Stock was outstanding.


Comparative Per Share Data--(unaudited)

          The following table sets forth for the periods indicated (i) historical earnings, book values and dividends per share for Keystone, FTC and FFWM Common Stock, (ii) pro forma comparative earnings and book values per share for Keystone, FTC and FFWM Common Stock giving effect to the FTC Merger (but not to the FFWM Merger) under the pooling-of-interests method of accounting and
(iii) pro forma comparative dividends per share for FTC and FFWM Common Stock. The addition of FFWM would not have materially affected the pro forma comparative earnings and book values per share. The following data is based on the historical financial statements of Keystone, FTC and FFWM incorporated herein by reference and the pro forma combined financial information appearing elsewhere herein and should be read in conjunction with such financial statements and such information and the related notes.



                                                 Twelve Months Ended December 31,
                                          -----------------------------------------------
                                           1996      1995     1994       1993      1992
                                          -------  --------  -------  ----------  -------
                                             (In Thousands, Except Per Share Amounts)
Net Income (Loss) Per Common
 Share (1) (2)
Keystone Shareholders
  Keystone.............................    $ 1.83   $ 1.73    $ 1.46   $ 1.47      $ 1.33
  Keystone and FTC Pro Forma...........      1.72     1.60      1.38     1.33        1.25

FTC Shareholders
  FTC..................................    $ 2.35   $ 2.12    $ 1.92   $ 1.64(3)   $ 1.77
  FTC Pro Forma Equivalent.............      2.84     2.64      2.28     2.20        2.06

FFWM Shareholders
  FFWM.................................    $ 1.48   $(0.50)   $ 1.08   $ 1.11(3)   $ 1.25
  FFWM Pro Forma Equivalent
      Keystone.........................      2.36     2.23      1.88     1.90        1.72
      Keystone and FTC.................      2.22     2.06      1.78     1.72        1.61

Book Value Per Common Share (1) (2)
Keystone Shareholders
  Keystone.............................    $13.38   $12.69    $11.64   $11.77      $10.86
  Keystone and FTC Pro Forma...........     12.70    11.96     10.86    10.73        9.89

FTC Shareholders
  FTC..................................    $17.94   $16.52    $14.74   $13.43      $12.36
  FTC Pro Forma Equivalent.............     20.96    19.73     17.92    17.70       16.32

FFWM Shareholders
  FFWM.................................    $19.44   $18.44    $19.39   $20.45      $18.56
  FFWM Pro Forma Equivalent
    Keystone...........................     17.26    16.37     15.02    15.18       14.01
    Keystone and FTC...................     16.38    15.43     14.01    13.84       12.76



                                                 Twelve Months Ended December 31,
                                          -----------------------------------------------
                                           1996      1995     1994       1993      1992
                                          -------  --------  -------  ----------  -------
                                               (In Thousands, Except Per Share Amounts)
Cash Dividends Declared Per
Common Share (1) (2) (4)
Keystone Shareholders
  Keystone..............................  $ 0.98   $ 0.93    $ 0.86   $ 0.79      $ 0.73

FTC Shareholders
  FTC...................................  $ 0.96   $ 0.85    $ 0.79   $ 0.71      $ 0.65
  FTC Pro Forma Equivalent..............    1.62     1.53      1.42     1.30        1.20

FFWM Shareholders
  FFWM..................................  $ 0.48   $ 0.48    $ 0.42   $ 0.30      $ 0.13
  FFWM Pro Forma Equivalent.............    1.26     1.20      1.11     1.02        0.94


-----------------------

(1) The Keystone pro forma per share information is prepared on the basis of the pro forma combined financial information, which includes the impact of the FTC Merger, as included elsewhere herein. See "Pro Forma Combined Financial Information." The FTC pro forma equivalent per share information represents the Keystone and FTC pro forma book values and net income per share and the Keystone historical dividends per share, multiplied by the FTC Merger exchange ratio of 1.65 shares of Keystone Common Stock for each share of FTC Common Stock. The FFWM pro forma equivalent per share information represents the Keystone historical and the Keystone and FTC pro forma book values and net income per share and the Keystone historical dividends per share, multiplied by the FFWM Merger exchange ratio of 1.29 shares of Keystone Common Stock for each share of FFWM Common Stock. Keystone financial information for the three years ended December 31, 1993 has been restated to reflect mergers with The Frankford Corporation, WM Bancorp and Elmwood Bancorp, Inc., which occurred in 1994, and FTC financial information for the fours years ended December 31, 1994 has been restated to reflect the acquisition of Washington County National Bank, which occurred in 1995. These transactions were accounted for as poolings of interests.

(2) Keystone per share information has been restated to reflect three-for-two stock split in the form of a 50% stock dividend declared in 1996. FTC per share information has been restated to reflect a 10% stock dividend declared in 1996.

(3) Before cumulative effects of accounting changes, which increased FTC net income by $.05 per share in 1993 and increased FFWM net income by $.78 per share in FFWM's fiscal year ended June 30, 1994.

(4) While Keystone is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Keystone.

                            KEYSTONE FINANCIAL, INC.
                              FINANCIAL TRUST CORP
                                      and
                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND

                          ---------------------------

                        JOINT PROXY STATEMENT/PROSPECTUS

                          ---------------------------

                                  INTRODUCTION


   This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Boards of Directors of Keystone Financial, Inc. ("Keystone"), Financial Trust Corp ("FTC") and First Financial Corporation of Western Maryland ("FFWM") of proxies to be voted at the 1997 Annual Meeting of Shareholders of Keystone and at Special Meetings of Shareholders of FTC and FFWM, respectively, and at any adjournment or adjournments thereof (collectively, the "Shareholder Meetings"). The Keystone Annual Meeting will be held at 2:00 p.m., local time, on Thursday, May 8, 1997 at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania. The FTC Special Meeting will be held at 10:00 a.m., local time, on Wednesday, May 7, 1997 at 1415 Ritner Highway, Carlisle, Pennsylvania. The FFWM Special Meeting will be held at 10:00 a.m., local time, on Thursday, May 8, 1997 at the Cumberland Country Club, 10200 Country Club Road, Cumberland, Maryland. The approximate date on which this Joint Proxy Statement/Prospectus will first be mailed to the shareholders of Keystone, FTC and FFWM is April 4, 1997.


Record Dates; Voting Rights


   The Board of Directors of Keystone has fixed the close of business on March 14, 1997 as the record date for determining the shareholders of Keystone entitled to notice of and to vote at the Keystone Annual Meeting. At that date, approximately 37,313,000 shares of Common Stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") were outstanding. On March 14, 1997, there were approximately 12,464 shareholders of record of Keystone Common Stock.



   The Board of Directors of FTC has fixed the close of business on March 21, 1997 as the record date for determining the shareholders of FTC entitled to notice of and to vote at the FTC Special Meeting. At that date, 8,532,131 shares of Common Stock, par value $5.00 per share, of FTC ("FTC Common Stock") were outstanding. On February 21, 1997, there were approximately 3,593 shareholders of record of FTC Common Stock.



   The Board of Directors of FFWM has fixed the close of business on March 21, 1997 as the record date for determining the shareholders of FFWM entitled to notice of and to vote at the FFWM Special Meeting. At that date, 2,175,659 shares of Common Stock, par value $1.00 per share, of FFWM ("FFWM Common Stock") were outstanding. On March 21, 1997, there were 871 shareholders of record of FFWM Common Stock.


   Each share of Keystone, FTC or FFWM Common Stock entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the appropriate Shareholder Meeting. Keystone, FTC and FFWM do not have any other outstanding classes of capital stock.

Purposes of the Shareholder Meetings

   Keystone and FTC Meetings: Approval of FTC Plan of Merger. At their respective Shareholder Meetings, the shareholders of Keystone and FTC will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, each dated as of December 19, 1996 (collectively, the "FTC Plan of Merger"), between FTC and Keystone. As more fully described below under "FTC Plan of Merger," the FTC Plan of Merger provides for a merger of FTC into Keystone (the "FTC Merger"). In the FTC Merger, each outstanding share of FTC Common Stock will be converted into the right to receive 1.65 shares of Keystone Common Stock.

   Keystone has received an opinion of the investment banking firm of Danielson Associates Inc. that the terms of the FTC Merger are fair to the shareholders of Keystone from a financial point of view. See "FTC Plan of Merger--Opinion of Keystone Financial Advisor."

   FTC has received an opinion of the investment banking firm of Berwind Financial Group, L.P. that the terms of the FTC Merger are fair to the shareholders of FTC from a financial point of view. See "FTC Plan of Merger-- Opinion of FTC Financial Advisor."

   THE BOARDS OF DIRECTORS OF KEYSTONE AND FTC BELIEVE THAT THE FTC MERGER IS IN THE BEST INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS, AND EACH UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE TO APPROVE THE FTC PLAN OF MERGER.

   Keystone Annual Meeting: Other Proposals for Keystone Shareholders. In addition to the FTC Merger, at the Keystone Annual Meeting, the shareholders of Keystone will be asked to consider and vote upon the following matters:

   Keystone Proposal No. 2: Election of Keystone Directors. Six directors will be elected at the Keystone Annual Meeting to serve for terms expiring at Keystone's Annual Meeting in 2000. The Board of Directors of Keystone has nominated June B. Barry, J. Glenn Beall, Jr., Richard W. DeWald, Gerald E. Field, Philip C. Herr, II and William L. Miller, all of whom are presently members of the Board. For information concerning the nominees and the other Keystone directors whose terms will continue after the Annual Meeting, see "Other Proposals for Keystone Shareholders--Election of Keystone Directors."
The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" the election of the six nominees for director.

   Keystone Proposal No. 3: Ratification of Appointment of Keystone Auditors. Pursuant to the recommendation of the Audit Committee, the Board of Directors of Keystone has appointed the firm of Ernst & Young LLP as independent auditors for Keystone for 1997. Ratification of this appointment requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" ratification of the appointment of Ernst & Young LLP. See "Other Proposals for Keystone Shareholders--Ratification of Appointment of Keystone Auditors."

   Keystone Proposal No. 4: Increase in Authorized Keystone Common Stock. The Board of Directors of Keystone has proposed an amendment to Keystone's Restated Articles of Incorporation to increase the number of authorized shares of Keystone Common Stock from 75 million to 100 million. While the increase in authorized shares is not necessary for the consummation of the FTC Merger and the FFWM Merger, the Board believes that it is desirable to have the additional authorized shares of Keystone Common Stock available for possible future acquisition transactions, financing transactions, employee benefit plans and other general corporate purposes. For additional information concerning this proposal, see "Other Proposals for Keystone Shareholders--Increase in Authorized Keystone Common Stock." Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" approval of the proposed amendment to Keystone's Restated Articles to increase the authorized shares of Keystone Common Stock.

   Keystone Proposal No. 5: Keystone 1996 Performance Unit Plan. At the Keystone Annual Meeting, Keystone shareholders will be asked to consider and vote upon a proposal to approve the adoption by Keystone's Board of Directors of Keystone's 1996 Performance Unit Plan. This Plan, which is intended to provide key employees with long-term incentives to work to increase shareholder value, permits the Human Resources Committee of the Board to grant to eligible employees, including executive officers, cash Performance Unit awards which may be earned by achieving objective Performance Targets established by the Committee for a Performance Period of from one to six years. For additional information concerning this proposal, see "Other Proposals for Keystone Shareholders--Keystone 1996 Performance Unit Plan." Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" approval of Keystone's 1996 Performance Unit Plan.


   Keystone Proposal No. 6: Keystone 1997 Stock Incentive Plan. At the Keystone Annual Meeting, Keystone shareholders will also be asked to consider and vote upon a proposal to approve the adoption by Keystone's Board of Directors of Keystone's 1997 Stock Incentive Plan. This Plan, which is intended to provide key employees with stock incentives to work to increase shareholder value, permits the Human Resources Committee of the Board to grant to eligible employees, including executive officers, stock incentive awards in the form of stock options, performance shares, restricted shares or other stock awards. The aggregate number of shares of Keystone Common Stock which may be issued under the Plan is limited to 2,500,000 shares. If approved by the Keystone shareholders, the 1997 Stock Incentive Plan will replace Keystone's 1992 Stock Incentive Plan, under which 568,662 shares of Keystone Common Stock currently remain available, and no further awards under the 1992 Plan will be granted.
For additional information concerning this proposal, see "Other Proposals for Keystone Shareholders--Keystone 1997 Stock Incentive Plan." Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" approval of Keystone's 1997 Stock Incentive Plan.


   FFWM Special Meeting: Approval of FFWM Plan of Merger. At the FFWM Special Meeting, the shareholders of FFWM will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of November 26, 1996 between FFWM and Keystone (the "FFWM Plan of Merger"). As more fully described below under "FFWM Plan of Merger," the FFWM Plan of Merger provides for a merger of FFWM into Keystone (the "FFWM Merger"). In the FFWM Merger, each outstanding share of FFWM Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive, at the election of the holder, either (1) 1.29 shares of Keystone Common Stock or (2) cash in an amount equal to 1.29 times the average of the closing bid prices for Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day preceding the closing date for the FFWM Merger. The elections by the holders of FFWM Common Stock are subject to certain limitations described below as to the minimum and maximum numbers of shares of FFWM Common Stock that may be converted into Keystone Common Stock. See "FFWM Plan of Merger--Limitations on Effectiveness of Elections." It is contemplated that contemporaneously with the FFWM Merger, FFWM's bank subsidiary, First Federal Savings Bank of Western Maryland, will be merged into American Trust Bank, one of Keystone's operating bank subsidiaries.

   FFWM has received an opinion of the investment banking firm of Alex. Brown & Sons Incorporated that the total consideration to be received by FFWM shareholders in the FFWM Merger is fair, from a financial point of view, to FFWM shareholders. See "FFWM Plan of Merger--Opinion of FFWM Financial Advisor."

   THE BOARD OF DIRECTORS OF FFWM BELIEVES THAT THE FFWM MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF FFWM AND UNANIMOUSLY RECOMMENDS THAT FFWM SHAREHOLDERS VOTE TO APPROVE THE FFWM PLAN OF MERGER.

Voting and Revocation of Proxies

   All properly executed proxies not theretofore revoked will be voted at the Shareholder Meetings or any adjournments thereof in accordance with the instructions thereon. FTC proxies containing no voting instructions will be voted in favor of approval of the FTC Plan of Merger. Keystone and FTC proxies containing no voting instructions will be voted in favor of approval of the FTC Plan of Merger, in favor of the election as directors of the nominees named herein, in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors for Keystone for 1997, in favor of the amendment described below to Keystone's Restated Articles of Incorporation and in favor of approval of Keystone's 1996 Performance Unit Plan and 1997 Stock Incentive Plan. FFWM proxies containing no voting instructions will be voted in favor of approval of the FFWM Plan of Merger.

   As to any other matter brought before a Shareholder Meeting and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon. However, the proxy of any Keystone or FTC shareholder who votes against approval of the FTC Plan of Merger will not be used to vote in favor of any proposal to adjourn the Keystone Annual Meeting or the FTC Special Meeting in the event Keystone or FTC management wishes to adjourn the Meeting in order to allow time for the solicitation of additional votes to approve the FTC Plan of Merger. Similarly, the proxy of any FFWM shareholder who votes against approval of the FFWM Plan of Merger will not be used to vote in favor of any proposal to adjourn the FFWM Special Meeting in the event FFWM management wishes to adjourn the Meeting in order to allow time for the solicitation of additional votes to approve the FFWM Plan of Merger.

   A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by filing with the Secretary of Keystone, FTC or FFWM, as the case may be, written notice of such revocation or a later dated proxy or by attending the appropriate Shareholder Meeting and voting in person. Attendance at a Shareholder Meeting will not, of itself, constitute a revocation of a proxy.


Trust Department Shares


   As of March 14, 1997 the trust departments of Keystone's bank subsidiaries, acting in a fiduciary capacity for various trusts and estates, held an aggregate of 2,389,953 shares of Keystone Common Stock (approximately 6.41% of the outstanding shares). Of these shares, the banks have sole voting power over 3,725 shares, share voting power with other persons over 97,299 shares, have sole investment power over 1,821,193 shares and share investment power with other persons over 122,031 shares. See "Information Concerning Keystone--5% Beneficial Owners" for information concerning other persons who have or share voting and/or investment power over more than 5% of the outstanding Keystone Common Stock.


   As of February 21, 1997 FTC's trust company subsidiary, Financial Trust Services Company, acting in a fiduciary capacity for various trusts, estates and agency accounts, beneficially owned an aggregate of 667,832 shares of FTC Common Stock, or approximately 7.83% of the outstanding FTC Common Stock. Of these shares, the trust company has sole voting power over 526,988 shares and shares voting power with other persons over 121,747 shares. The trust company had no voting power over 19,097 shares.


   In addition to shares held in a fiduciary capacity, as of March 21, 1997 Keystone owned approximately 40,400 shares of FTC Common Stock, and a subsidiary of FTC owned approximately 937 shares of Keystone Common Stock.


   It is anticipated that shares of Keystone or FTC Common Stock over which Keystone, FTC or their subsidiaries have sole voting power will be voted in favor of approval of the FTC Plan of Merger. Shares as to which the subsidiaries share voting power will be voted in consultation with the other persons having voting power over such shares.

Solicitation of Proxies

   In addition to solicitation by mail, directors, officers and employees of Keystone, FTC and FFWM may solicit proxies from the shareholders of Keystone, FTC and FFWM, respectively, in person or by telephone or otherwise for no additional compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. Keystone, FTC and FFWM will each bear its own expenses in connection with the solicitation of proxies for its Shareholder Meeting.

   Keystone has retained the firm of Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of proxies for the Keystone Annual Meeting. For these services CIC will receive a fee of $7,500, plus reimbursement for its out-of-pocket disbursements. If requested to contact individual registered holders and nonobjecting beneficial owners, CIC will charge a fee of $3.00 per holder contacted, which fee includes directory assistance and related telephone expenses. Keystone estimates the total cost of the services of CIC to be approximately $9,500.

   FFWM has retained Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, New York 10022, a professional proxy soliciting firm, to assist in the solicitation of proxies and for related services. FFWM will pay Morrow & Co., Inc. a fee of $5,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses.


                               FTC PLAN OF MERGER

   This section of the Joint Proxy Statement/Prospectus describes certain of the more important aspects of the FTC Plan of Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the FTC Plan of Merger, which has been filed with the SEC as an exhibit to the Registration Statement. The FTC Plan of Merger is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information."


The FTC Merger

   The FTC Plan of Merger provides for a merger of Keystone and FTC in which Keystone will be the surviving corporation. As a result of the FTC Merger, Keystone will acquire all of the assets and liabilities of FTC, FTC's subsidiaries will become subsidiaries of Keystone, and FTC will cease to exist as a separate corporation.


   In the FTC Merger, the shareholders of FTC will become shareholders of Keystone. Each of the approximately 8,532,131 outstanding shares of FTC Common Stock will be converted into the right to receive 1.65 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share. See "Conversion of FTC Shares." The shares of Keystone Common Stock held by the current Keystone shareholders will remain outstanding and not be converted or exchanged as a result of the FTC Merger.


   Keystone is a bank holding company with its principal executive offices in Harrisburg, Pennsylvania. Its bank subsidiaries are American Trust Bank, Cumberland, Maryland, Frankford Bank, N.A., Horsham, Pennsylvania; Keystone National Bank, Lancaster, Pennsylvania; Mid-State Bank and Trust Company, Altoona, Pennsylvania; Northern Central Bank, Williamsport, Pennsylvania; and Pennsylvania National Bank and Trust Company, Pottsville, Pennsylvania, which operate a combined total of 145 banking offices in central and southeastern Pennsylvania, western Maryland and northeastern West Virginia. It also has a number of nonbank subsidiaries and divisions which provide services to Keystone and its customers, including brokerage, investment, mortgage banking, leasing and insurance. See "Summary--The Parties--Keystone" and "Keystone Documents Incorporated by Reference."

   FTC is a bank holding company with its principal executive offices in Carlisle, Pennsylvania. Its bank subsidiaries are Financial Trust Company, Carlisle, Pennsylvania; Chambersburg Trust Company, Chambersburg, Pennsylvania; First National Bank and Trust Co., Waynesboro, Pennsylvania; and Washington County National Bank, Williamsport, Maryland, which operate a combined total of 48 banking offices in south central Pennsylvania and western Maryland. FTC also has two nonbank subsidiaries which provide trust services and insurance to FTC customers. See "Summary--The Parties--FTC" and "FTC Documents Incorporated by Reference." Following the FTC Merger, FTC's subsidiaries will be wholly owned subsidiaries of Keystone. It is contemplated that FTC's three Pennsylvania bank subsidiaries will be merged to form a single Keystone bank subsidiary under the name of Financial Trust Company and that FTC's Maryland bank subsidiary, Washington County National Bank, will be merged into Keystone's Maryland bank subsidiary, American Trust Bank.


Background of and Reasons for the FTC Merger

   FTC. As the pace of change within the banking industry has accelerated over the past decade, and as competition from non-bank financial service providers has increased, FTC carefully reviewed its strategic alternatives and long-term goals and took appropriate steps to maintain and enhance its competitive position. As part of this process, FTC confirmed its commitment to the Pennsylvania and Maryland markets in which it operates by building on existing strengths and expanding into neighboring markets, both through internal growth as well as through identifying appropriate acquisition opportunities.

   FTC's Board of Directors has, over a number of years, periodically reviewed strategic alternatives including (i) remaining independent and continuing its strategy of internal growth and expansion through acquisitions, (ii) engaging in a merger-of-equals type transaction and (iii) undertaking a strategic combination with a larger banking organization. In prior years, FTC's Board determined that it should continue its strategy of independence and to seek growth internally and through acquisitions. It was in this context that FTC entered into an agreement to acquire Washington County National Bank in 1995. However, such opportunities are increasingly limited in FTC's market area.

   While FTC historically has been able to implement effective strategies to achieve strong financial performance, the changing dynamics of the banking industry are likely to inhibit the company's ability to continue to achieve comparable future performance. The efficiencies of larger organizations whose cost of doing business is on average less than FTC's creates a competitive disadvantage. This disadvantage will most likely be amplified in the future as the role of technology expands, placing greater emphasis on substantial capital investment with a somewhat uncertain outcome. Additionally, the ability of nonbank competition to provide banking-related services with substantially less regulatory oversight, the preclusion of banking institutions to engage in certain financial product lines and the migration of traditional bank products such as deposits to alternative investments likely will adversely affect institutions such as FTC in their ability to generate competitive returns to their shareholders.

   Messrs. Wolfe and Campbell, the chief executive officers of FTC and Keystone, respectively, have known each other for a number of years as a result of the geographic proximity of the two institutions and their service with various community and bank industry groups. On occasion, they have previously discussed, on an informal basis, the strategic direction of their respective institutions, as well as the implications of consolidation within the banking industry and increased competition from nonbank service providers.

   In early 1996, Messrs. Wolfe and Campbell discussed the implications of 1995's record level of merger and acquisition activity on, in particular, the markets in which they operate. At this time, they decided to explore, at least conceptually, whether a combination of FTC and Keystone was feasible from a financial, business and cultural perspective. These discussions were terminated during the month of April, however, as FTC decided to continue its existing strategic plan.

   By November, Keystone's stock price had appreciated and FTC's earnings had increased, leading to a further contact by Mr. Campbell and the resumption of conversations between Messrs. Wolfe and Campbell concerning a potential combination between the two companies. They discussed the possibility that a transaction between the two companies might be possible considering that FTC's improved earnings could potentially warrant the issuance of a greater number of Keystone shares which, due to the increase in the Keystone stock price, could produce a higher transaction value for FTC and its shareholders.

   On November 19th, Mr. Wolfe met with FTC's Planning Committee, a subcommittee of the Board consisting of Mr. Wolfe and five other board members, to discuss his recent conversations with Mr. Campbell. After deliberation, the Planning Committee decided that it might be in FTC's shareholders' best interest to consider pursuing a combination with Keystone. The Planning Committee then decided to invite representatives of Keystone to make a presentation to FTC's Board of Directors to discuss the company's operating philosophy, strategic direction, current stock valuation and other various areas of interest. The Planning Committee also decided that it would be advisable to retain a financial advisor, and it selected Berwind Financial Group, L.P. ("Berwind"), which had provided such services to FTC in the past. This selection was subject to ratification by the FTC Board of Directors, which was given on December 16.


   Upon the request of the Planning Committee, FTC held a special board meeting on November 25th at which representatives of Berwind and Keystone made a formal presentation. Also in attendance were representatives of FTC's legal advisor, McNees, Wallace & Nurick. Berwind began its presentation by providing an overview of the banking industry in general, citing various trends and developments including among others, competition for banking assets, migration of banking deposits, importance of technology and consolidation. Next, Berwind addressed FTC's position within the industry, comparing various performance ratios with certain comparable peer groups. Berwind then provided similar commentary on Keystone. Lastly, Berwind addressed FTC's strategic position from a financial point of view with respect to (i) remaining independent and (ii) a possible affiliation with Keystone. Thereafter, representatives of Keystone joined the meeting and provided an overview of their institution, including financial, operational and stock performance. In addition, the representatives discussed FTC's potential strategic and geographical fit within Keystone's franchise. After their presentation, Keystone's representatives were excused from the meeting. At this time FTC's Board discussed its options generally, with a principal focus on various considerations relevant to remaining independent versus entering into a strategic alliance with Keystone. One aspect discussed was whether to solicit additional proposals for the acquisition of FTC. Considering other possible viable buyers, the consensus was that combining with Keystone specifically would be an excellent geographical fit resulting in a strong competitive franchise covering a significant geographic area, that Keystone's particular culture and its approach of allowing significant local bank decisionmaking would benefit FTC's employees and the communities and customers it serves, and also that Keystone had the ability and greatest apparent incentive to pay a high transaction price to acquire FTC. After deliberation, the Board unanimously agreed to explore further a possible affiliation with Keystone. In addition, pending further discussions with Keystone, the Board of Directors decided not to authorize conversations with any other party.


   Discussions between the senior staffs of FTC and Keystone occurred subsequent to the November 25th Board meeting. These meetings and conversations focused on quantifying what synergies and revenue enhancements would be realizable in a combination of the two companies. In addition, conversations were held concerning FTC's on-going role in the pro forma entity, namely, board and managerial representation. Following these discussions, Keystone indicated its willingness to continue negotiations based upon a 1.60 stock exchange ratio.

   After Keystone improved the proposed exchange ratio to 1.65 as a result of further negotiation, the Planning Committee on December 12th met with representatives of Berwind to evaluate the proposed transaction from a financial point of view. Berwind discussed with the Planning Committee, among other things, the ability of FTC to generate sufficient returns to its shareholders both internally and externally and to improve shareholder liquidity in light of increasing bank and non-bank competition. Berwind then outlined with the Committee certain financial considerations of the proposed transaction based upon the exchange ratio. Discussions focused on the proposed price, potential rates of return and improved liquidity the transaction would provide FTC's shareholders. After consultation with Berwind's representatives, the Planning Committee decided that, although a further effort should be made to obtain a greater exchange ratio, a transaction based upon the proposed exchange ratio warranted FTC's Board of Directors' review.

   On December 16th, a special meeting of the FTC Board of Directors was held to discuss the results of discussions held with Keystone. Representatives of McNees, Wallace & Nurick, FTC's legal counsel, and Berwind were in attendance. Mr. Wolfe updated the Board on the result of senior management's discussions with Keystone. At that time, representatives of Berwind made an extensive presentation and distributed materials to the directors of FTC relating to current banking markets, industry trends and conditions, the current value of the future prospects for FTC as an independent entity and the value of the merger and a comparison of the exchange ratio to those used in comparable bank mergers. Following Berwind's presentation, counsel explained in detail various legal and regulatory aspects of the transaction. At the conclusion of these presentations, extensive discussions followed involving the Board of Directors, Berwind and counsel. Upon the conclusion of these discussions, the Board authorized management to negotiate the terms of a definitive agreement with Keystone based upon a 1.65 exchange ratio. Mr. Wolfe advised the Board that it would be important that the process move quickly in order to preserve confidentiality.

   On the afternoon of December 19th, 1996, FTC's Board of Directors reconvened to review the proposed Agreement and Plan of Reorganization and other related transactional documents. At the meeting, representatives of Berwind and McNees, Wallace & Nurick were present to discuss in detail, among other things, the potential financial and strategic benefits of the proposed transaction, the fairness of the transaction to FTC's shareholders and the anticipated tax and accounting treatment of the proposed transaction. In reviewing the proposed transaction in conjunction with FTC's alternatives of remaining independent or possibly seeking a combination with another partner, the Board considered that merging with Keystone would produce a transaction price that, according to Berwind's data, was at the very high end of comparable historical price ranges in bank mergers, and that in view of consolidation trends within the industry, a combination with Keystone would offer the possibility of further enhanced value to the FTC shareholders in the event of a subsequent acquisition of Keystone. The Board also considered the favorable reputation of the Keystone franchise and that the combined post-merger organization would be positioned to compete effectively with other full-service financial institutions in the overall market area. After being apprised of the results of the continuing negotiations to finalize the documentation and consideration of related information, FTC's Board, by unanimous vote of all directors present, approved the Agreement and Plan of Reorganization and the transactions contemplated thereby. Although two directors were unable to attend the meeting, both have signed an agreement, described above under "FTC Plan of Merger--Voting Agreements," to vote their shares in favor of the FTC Merger.

   Keystone. Keystone has long viewed the region of Pennsylvania south of Harrisburg as a desirable market for expansion of its franchise. The desire to increase its visibility in these markets was partly responsible for the decision to move Keystone's corporate headquarters to Harrisburg from State College, Pennsylvania in 1986. Although Keystone's Pennsylvania franchise forms a crescent surrounding this region to the east, north and west, Keystone does not currently have banking offices in Franklin, Perry or Adams Counties, and its presence in Cumberland and York Counties and southern Dauphin County is limited. While the FFWM Merger would provide Keystone with one office in Hagerstown, Maryland, Keystone also does not have a significant presence in Maryland's Washington County.

   FTC's franchise covers portions of south-central Pennsylvania and western Maryland which Keystone views as desirable markets because of their dynamic and growing economies. It includes the communities on the west shore of the Susquehanna River opposite Harrisburg, Gettysburg in Adams County, Hanover in York County and the Interstate Route 81 corridor extending from Harrisburg south through Carlisle, Shippensburg, Chambersburg and Greencastle to Hagerstown, Maryland, where Interstate 81 intersects Interstate 70 leading to the Baltimore-Washington Metroplex and from where Interstate 81 leads south to the Shenandoah Valley of Virginia. The affiliation with FTC offers Keystone a unique opportunity to expand its franchise into this market in a significant way.

   Not only does the affiliation with FTC provide Keystone with a means of entering into what it views as an extremely desirable market, but it also adds to the Keystone family a financial institution with a solid reputation, a record of consistent high performance, good asset quality and a loyal customer base. The addition not only of FTC's $1.2 billion in assets and $963 million in deposits, but also the attendant customer relationships will provide Keystone with a ready market to offer its ever expanding array of financial products and services. The customer receives greater value, and Keystone has the opportunity for greater profitability. At the same time, the affiliation with Keystone will make available to FTC's subsidiaries the economies of scale of a larger organization and the consequent ability to profitably offer an expanded range of financial products and services which they do not currently provide. These products and services include complete banking services, discount brokerage, leasing, investment advisory services, mutual funds, annuities, mortgage services and automobile dealer financing. By leveraging these advantages, Keystone believes that over the long term it can achieve both greater penetration into FTC's market area and better financial performance than either Keystone or FTC would be able to achieve in the absence of the FTC Merger.


Required Votes; Management Recommendations

          Keystone. Approval by the Keystone shareholders of the FTC Plan of Merger requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Keystone Common Stock, voting in person or by proxy, with a quorum of a majority of the outstanding shares of Keystone Common Stock being present or represented at the Keystone Annual Meeting. An abstention or a broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval by the shareholders of Keystone. THE BOARD OF DIRECTORS OF KEYSTONE UNANIMOUSLY RECOMMENDS THAT KEYSTONE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE FTC PLAN OF MERGER.

          FTC. Approval by the FTC shareholders of the FTC Plan of Merger requires the affirmative votes of the holders of at least two-thirds of the outstanding shares of FTC Common Stock, voting in person or by proxy at the FTC Special Meeting. Because FTC shareholder approval requires the affirmative votes of two-thirds of all outstanding FTC shares, an abstention or a broker non-vote will have the same legal effect as a vote by a FTC shareholder against approval of the FTC Plan of Merger. THE BOARD OF DIRECTORS OF FTC UNANIMOUSLY RECOMMENDS THAT FTC SHAREHOLDERS VOTE "FOR" APPROVAL OF THE FTC PLAN OF MERGER.


Voting Agreements

          In connection with the FTC Plan of Merger, the directors of FTC have entered into agreements to vote certain shares of FTC Common Stock beneficially owned by them in favor of the FTC Merger. The directors of FTC have agreed with Keystone that they will vote in favor of the FTC Merger all shares of FTC Common Stock owned by them as individuals or (to the extent of their proportionate voting interest) jointly with other persons, and that they will use their best efforts to cause any other shares of FTC Common Stock over which they have or share voting power to be voted in favor of the FTC Merger. Based on the share ownership by FTC directors as of February 21, 1996, in the aggregate these agreements commit 449,449 shares of FTC Common Stock (5.27% of the outstanding shares) to be voted in favor of the FTC Merger.

          The agreements further provide that with respect to shares of FTC Common Stock owned by the directors as individuals or (to the extent of the director's proportionate voting interest) jointly with other persons (collectively, "Shares"), the directors will not until the FTC Merger has been consummated or the FTC Plan of Merger has been terminated: (1) vote Shares in favor of any other merger or transaction which would have the effect of a person other than Keystone or an affiliate acquiring control of FTC or any of its subsidiaries or (2) sell or otherwise transfer Shares (i) pursuant to any tender offer or similar proposal made by a person other than Keystone or an affiliate,
(ii) to any person other than Keystone or an affiliate seeking to obtain control of FTC or any of its subsidiaries or (iii) for the principal purpose of avoiding the director's obligations under the agreement. The agreements define "control" as the ability to (1) direct the voting of 10% or more of the shares eligible to vote in an election of directors or (2) direct the management and policies of FTC or a subsidiary.

          The agreements are applicable to the directors only in their capacities as shareholders and do not affect the exercise of their responsibilities as directors or officers. The agreements also do not apply to any shares of FTC Common Stock held by a director as a trustee or other fiduciary. No monetary or other compensation was paid to any FTC director for entering into these agreements.

          The foregoing is a summary of the material terms of the voting agreements. The form of these agreements has been filed with the SEC as an exhibit to the Registration Statement. Such form is incorporated herein by reference, and the foregoing summary of the agreements is qualified in its entirety by reference to such filing.


Opinion of Keystone Financial Advisor

          Keystone retained Danielson Associates Inc. ("Danielson Associates") to advise the Keystone Board of Directors as to the fairness of the FTC Plan of Merger to Keystone and its shareholders. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions and has extensive knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets. Danielson Associates was selected by Keystone because of its knowledge of, experience with, and reputation in the financial services industry.

          At the January 23, 1997 meeting of the Keystone Board of Directors, Danielson Associates delivered an oral opinion that, in its opinion, as of such date, the financial terms of the FTC Plan of Merger are "fair" to Keystone and its shareholders. No limitations were imposed by the Keystone Board of Directors upon Danielson Associates with respect to the investigations made or procedures followed by it in arriving at its opinion. Although Danielson Associates furnished its opinion as to the fairness to Keystone and its shareholders of the consideration to be paid by Keystone in the FTC Merger, the amount of such consideration was determined by negotiations between Keystone and FTC in which Danielson Associates did not participate.


          In arriving at its opinion, Danielson Associates (a) reviewed certain business and financial information relating to FTC and Keystone, including FTC's and Keystone's Form 10-K annual reports for the years 1989 through 1995 and FTC's and Keystone's Form 10-Q quarterly reports for the quarters ended March 31, June 30 and September 30, 1996; (b) analyzed certain financial projections of FTC and Keystone prepared by their managements; (c) discussed the past and current operations, financial condition and prospects of FTC and Keystone with their senior executives; (d) analyzed the pro forma impact of the FTC Merger on Keystone's earnings per share, capitalization and financial ratios; (e) reviewed the reported prices and trading activity for FTC Common Stock and Keystone Common Stock and compared them to similar bank holding companies; (f) discussed the results of recent regulatory examinations of FTC with its senior management;
(g) discussed the strategic objectives of Keystone; (h) reviewed and discussed with senior management of Keystone selected estimates of the cost savings and revenue enhancements projected by Keystone for the combined company and compared such amounts to those estimated in certain precedent transactions; (i) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; and (j) reviewed the FTC Plan of Merger and certain related documents.


          Danielson Associates did not perform on its own or obtain any independent appraisal of assets or liabilities of FTC or Keystone or their respective subsidiaries nor has Danielson Associates examined any individual loan credit files of FTC or Keystone. Further, Danielson Associates did not independently verify the information provided by FTC or Keystone and assumed the accuracy and completeness of all such information. In addition, Danielson Associates has assumed the FTC Merger will be consummated in accordance with the terms set forth in the FTC Plan of Merger.

          In arriving at its opinion, Danielson Associates performed a variety of financial analyses, which it believes must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

          In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Keystone's or FTC's control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of further results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

          Comparable Companies Analyses.  Danielson Associates compared FTC's
(a) tangible capital of 11.35% of assets as of September 30, 1996; (b) 0.31% of assets not performing as of September 30, 1996; (c) net operating income of 2.36% of average assets for the twelve-month period ending September 30, 1996; and (d) a loan portfolio mix, with 33% of assets in residential mortgages, 24% in commercial and commercial real estate, and 7% consumer, and a deposit mix with demand deposits of 10% of assets, certificates of deposits 36%, and all other deposits 35%, with the medians for selected bank holding companies that Danielson Associates deemed comparable. These medians were (a) tangible capital of 8.65% of assets; (b) 0.63% of assets not performing; (c) net operating income of 1.91% of average assets and (d) a loan portfolio mix of 25% of assets in residential mortgages, 26% in commercial and commercial real estate, and 15% consumer and the deposit mix of 9% of assets in demand deposits, 37% in certificates of deposit, and 31% in other forms of deposit. The comparable companies included publicly-traded Pennsylvania bank holding companies with assets between $1 and $10 billion.

          Danielson Associates also compared Keystone's (a) stock price as of December 18, 1996 of 14.6 times earnings and 201% of book value, (b) dividend yield based on stock price as of December 18, 1996 and trailing four quarters dividends as of September 30, 1996 of 3.92%, (c) tangible capital of 9.44% of assets as of September 30, 1996, (d) nonperforming assets as of September 30, 1996, 0.86% of total assets and (e) return on average assets during the trailing four quarters ended September 30, 1996 of 1.36% with the medians for selected bank and bank holding companies that Danielson Associates deemed to be comparable to Keystone. The comparable medians were (a) stock price of 14.0 times earnings and 169% of book value, (b) dividend yield of 3.33%, (c) tangible capital of 8.65% of assets, (d) 0.63% of assets nonperforming and (e) return on average assets of 1.17%.

          Comparable Transactions Analysis. Danielson Associates also compared the consideration to be paid in the FTC Merger to the latest twelve months earnings and equity capital of FTC with the earnings and capital multiples paid in recent bank acquisitions. For this comparison, Danielson Associates used the median of the multiples of 1996 announced merger and acquisition transactions as of December 18, 1996 for acquisitions of banks with assets at the time of acquisition of between $400 million and $5 billion and located in the Middle Atlantic and Northeast regions of the country. The comparable transactions included the mergers of Southern National Corporation - United Carolina Bancshares Corporation, Crestar Financial Corporation - Citizens Bancorp, First Virginia Bank, Inc. - Premier Bancshares Corporation, HUBCO, Inc. - Lafayette American Bank and Trust Company, Summit Bancorporation - B.M.J. Financial Corporation and Valley National Bancorp - Midland Bancorporation Inc. At the time Danielson Associates made its analysis, the consideration to be paid in the FTC Merger equaled 256% of FTC's September 30, 1996 book value and 19.1 times FTC's earnings for the trailing four quarters as of September 30, 1996. This compares to median multiples of 238% of book value and 20.4 times earnings for the most comparable acquisitions.

          Discounted Dividend Analysis. Danielson Associates performed a discounted dividend analysis to determine a range of present values per share of FTC Common Stock assuming FTC continued to operate as a stand-alone entity.
This range was determined by adding (i) the estimated future dividend stream that FTC could generate, and (ii) the "terminal value" of FTC Common Stock at the end of year 2001. The dividend stream and terminal values were discounted to present values using discount rates which Danielson Associates viewed as appropriate for a company with FTC's risk characteristics.

          As part of its analysis of the acquisition valuation, Danielson Associates assumed that the net present value of estimated cost savings and revenue enhancements was added to the stand-alone value of FTC Common Stock calculated as described above. Based on cost savings and revenue enhancements ranging from $6.4 million to $8 million (20% to 26% of FTC's non-interest expense base) per year estimated by the management of Keystone to result from the FTC Merger, Danielson Associates estimated the implied acquisition value of FTC Common Stock. These analyses showed a range of present values from $39.38 to $45.74 per share for FTC Common Stock. The discounted dividend analysis is a widely used valuation methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made, including asset and earnings growth rates, projected savings, dividend payout rates, terminal values and discount rates.

          Pro Forma Merger Analysis. Danielson Associates analyzed the financial impact of the FTC Merger on the holders of Keystone Common Stock, using earnings estimates for 1997, based on actual 1996 performance, through 2001 and Keystone's estimates for cost savings and revenue enhancements expected to result from the FTC Merger. This analysis showed that, after giving effect to the FTC Merger, before the impact of one-time merger-related charges, current holders of Keystone Common Stock would realize a decrease in fully diluted earnings per share in 1997 and a subsequent increase in fully diluted earnings per share, in each case compared to Keystone on a stand-alone basis. Danielson Associates also analyzed the changes in return on equity from Keystone on a stand-alone basis, noting that such return on equity would increase following the FTC Merger.

          The foregoing is a summary of the material factors and analyses performed by Danielson Associates in connection with its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Danielson Associates. In addition, no company or transaction used in any comparisons is identical to FTC and Keystone. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

          Compensation of Danielson Associates. Under the terms of an engagement agreement dated January 8, 1997, Keystone has paid to Danielson Associates a fixed fee of $30,000 for furnishing its opinion. This fee was not contingent upon the contents of Danielson Associates' opinion or the conclusions reached therein. Keystone has also agreed to reimburse Danielson Associates for its out-of-pocket expenses incurred in connection with its engagement and to indemnify Danielson Associates and its officers and employees against liabilities and expenses resulting from its engagement.

          The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. The full text of the opinion of Danielson Associates dated as of January 23, 1997, which sets forth assumptions made and matters considered, is attached as Appendix I to this Proxy Statement/Prospectus. Keystone shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by FTC shareholders in the Merger and does not constitute a recommendation to any Keystone shareholder as to how such shareholder should vote at the Keystone Annual Meeting.


Opinion of FTC Financial Advisor


          FTC retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the FTC Merger. Berwind rendered its opinion (the "Opinion") to the Board of Directors of FTC that, based upon and subject to the various considerations set forth therein, as of March 26, 1997, the consideration to be received in the FTC Merger is fair, from a financial point of view, to the holders of FTC Common Stock.


          The full text of Berwind's Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. FTC's shareholders are urged to read the Opinion in its entirety in connection with this Joint Proxy Statement/Prospectus. Berwind's Opinion is directed only to the consideration to be received by FTC's shareholders in the FTC Merger and does not constitute a recommendation to any holder of FTC Common Stock as to how such holder should vote at the FTC Special Meeting. This Section of the Joint Proxy Statement/Prospectus sets forth the material terms of Berwind's Opinion; however, the summary of the Opinion as set forth herein is qualified in its entirety by reference to the full text of such Opinion attached as Appendix II to this Joint Proxy Statement/Prospectus.

          Berwind was selected to act as FTC's financial advisor in connection with the FTC Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by FTC because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions and private placements, and also is engaged in providing valuations for various other purposes and in the determination of adequate consideration in such transactions.

          In such capacity, Berwind advised FTC in the negotiations with respect to pricing and other terms of the FTC Merger, but the decision with respect to the FTC Merger was determined by FTC's Board of Directors following negotiations with Keystone. On December 19, 1996 FTC's Board of Directors approved and its officers executed the FTC Plan of Merger. In connection with and as a condition precedent to the FTC Merger, Berwind delivered its Opinion to FTC stating that, as of the date of the Opinion, the consideration to be received in the FTC Merger was fair to the shareholders of FTC from a financial point of view. The full text of the Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Appendix II to this Joint Proxy Statement/Prospectus. No limitations were imposed by FTC's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the Opinion.

          In rendering its Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of FTC and Keystone; (ii) reviewed the FTC Plan of Merger; (iii) reviewed and analyzed the stock market performance of FTC and Keystone; (iv) studied and analyzed certain consolidated financial and operating data of FTC and Keystone such as Form 10-Ks, Annual Reports, Quarterly Reports on Form 10-Q, certain interim reports to shareholders and certain other communications the companies have issued to their respective shareholders; (v) considered the terms and conditions of the proposed FTC Merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions; (vi) met and/or communicated with certain members of FTC's and Keystone's senior management to discuss their respective operations, historical financial statements, and future prospects; (vii) reviewed this Joint Proxy Statement/Prospectus, and (viii) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

          In delivering its Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the FTC Merger, no restriction will be imposed that would have a material adverse effect on the contemplated benefits of the FTC Merger. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Keystone after the FTC Merger.

          Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to FTC's financial projections reviewed by Berwind in rendering its Opinion, Berwind assumed that such financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FTC as to the future financial performance of FTC. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of FTC or Keystone nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of FTC and Keystone were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

          The following is a summary of selected analyses prepared by Berwind in connection with the delivery of its Opinion:


          Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for FTC with those of a peer group of selected banks and bank holding companies with assets between $1 billion and $2 billion, as of the most recent financial period publicly available, located in Pennsylvania, Maryland, Ohio and West Virginia. Financial data and operating ratios compared in the analysis of the FTC peer group included but were not limited to: return on average equity, shareholders' equity to assets ratio and certain asset quality ratios. The analysis showed FTC's return on average assets was 1.70% compared to the peer group median of 1.30%, its return on average shareholders' equity was 14.01% compared to the peer group median of 13.31%, its shareholders' equity as a percent of assets was 12.6% compared to the peer group median of 9.2%, its nonperforming assets as a percentage of loans and other real estate owned was 0.17% compared to the peer group median of 0.83%, its nonperforming assets and loans past due 90 days or more as a percentage of shareholders' equity and loan loss reserve was 2.32% compared to the peer group median of 6.94% and its loan loss reserve as a percentage of nonperforming assets was 846.39% versus the median of 197.23% for the peer group.



          Berwind also compared selected financial, operating and stock market data for Keystone with those of a peer group of selected commercial banks with assets between $3.5 billion and $7 billion, as of the most recent period publicly available, located in Pennsylvania, Maryland, New York, New Jersey, Ohio and West Virginia. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Keystone peer group included but were not limited to: return on average assets, return on average equity, shareholders' equity to asset ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield. The analysis showed Keystone's return on average assets was 1.37% compared to the peer group median of 1.30%, its return on average shareholders' equity was 14.11% compared to the peer group median of 14.32%, its shareholders' equity as a percentage of assets was 9.7% compared to the peer group median of 9.0%, it nonperforming assets as a percentage of loans and other real estate owned was 0.75% compared to the peer group median of 0.54%, its nonperforming assets and loans past due 90 days or more as a percentage of shareholders' equity and loan loss reserve was 8.03% compared to the peer group median of 5.74% and its loan loss reserve as a percentage of nonperforming assets was 168.47% versus the median of 256.51% for the peer group.



          In addition, the analysis showed that Keystone's common stock price per share ($27.25 on the date of the Opinion) as a percentage of book value and tangible book value per share was 203.7% and 209.3%, respectively, compared to the peer group medians of 233.7% and 241.5%, respectively, and its common stock price per share as a multiple of latest twelve months' earnings per share of
14.9 times compared to the peer group median of 16.3 times.



          Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings of the FTC Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate bank and bank holding company acquisitions announced since January 1, 1994 to the date of the Opinion, in which the selling institution's assets were between $750 million and $3 billion as of the most recent publicly available period preceding the announced transaction. Berwind compared transactions located throughout the country and analyzed those transactions in three groups: a national group (37 banks), a regional group (4 banks) and a performance group (6 banks). The national group included bank and bank holding company transactions throughout the United States; the regional group included bank and bank holding company transactions in which the selling institution was located in either Pennsylvania, Maryland or New Jersey; and the performance group included bank and bank holding company transactions in which the selling institution had total shareholders' equity as a percentage of total assets greater than 10.00%, return on average shareholders' equity greater than 10.00% and nonperforming assets as a percentage of total assets less than 1.00% as of the most recent period publicly available prior to the announcement of a transaction. The median values calculated for price as a percentage of book value were 190.6%, 221.8% and 182.1% for the national, regional and performance group, respectively; the median values calculated for price as a percentage of tangible book value were 206.2%, 230.9% and 185.9% for the national, regional and performance group, respectively; and the median values calculated for price as a multiple of the latest twelve months' earnings per share were 16.6, 14.9 and 15.8 times for the national, regional and performance group, respectively. These medians compare to the FTC Merger price per share as a percentage of book value, price per share as a percentage of tangible book value and price per share as a multiple of the latest twelve months' earnings of 250.6%, 264.2% and
19.1 times, respectively.


          No company or transaction, however, used in this analysis is identical to FTC, Keystone or the FTC Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

          Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of the future dividend streams that FTC could produce over a five-year period under various earnings growth assumptions. Berwind also estimated the terminal value for FTC's Common Stock after the five-year period by applying a range of earnings multiples to FTC's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of FTC. The dividend streams and terminal values were then discounted to present value using discount rates, reflecting different assumptions regarding the rates of return expected by holders or prospective buyers of FTC's Common Stock.


          Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by one share of FTC Common Stock prior to the FTC Merger and 1.65 shares of Keystone Common Stock after the FTC Merger. The analysis considered, among other things, the changes that the FTC Merger would cause to FTC's earnings per share, book value per share, tangible book value per share and indicated dividends. On a per share basis, FTC's earnings per share was $2.84, its book value per share was $20.96 and its dividend per share was $1.62. In reviewing the pro forma combined earnings, equity and assets of Keystone based on the FTC Merger with FTC, Berwind analyzed the contribution that FTC would have made to the combined company's earnings, equity and assets as of and for the period ended December 31, 1996. Berwind also reviewed the percentage ownership that FTC shareholders would hold in the combined company.



          In connection with rendering its Opinion, Berwind performed a variety of financial analyses. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's Opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond FTC's and Keystone's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Additionally, the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the FTC Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analyses of financial data.


          In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighting by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the consideration to be received in the FTC Merger as set forth in the FTC Plan of Merger is fair from a financial point of view to FTC and its shareholders.

          Berwind's Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Opinion was delivered; events occurring after the date of its Opinion could materially affect the assumptions used in preparing its Opinion. Berwind has not undertaken to reaffirm and revise its Opinion or otherwise comment upon any events occurring after the date thereof.

          Pursuant to the terms of its engagement, FTC has paid Berwind $250,000 for acting as financial advisor in connection with the FTC Merger including delivering its Opinion. In addition, FTC has also agreed to pay Berwind $1,550,000 upon the consummation of the FTC Merger and to reimburse Berwind for its reasonable out-of-pocket expenses. Whether or not the FTC Merger is consummated, FTC has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.


          The full text of the Opinion of Berwind dated as of March 26, 1997, which sets forth assumptions made and matters considered, is attached hereto as Appendix II. FTC's shareholders are urged to read the Opinion in its entirety. Berwind's Opinion is directed only to the consideration to be received by FTC's shareholders in the FTC Merger and does not constitute a recommendation to any holder of FTC Common Stock as to how such holder should vote at the FTC Special Meeting.


          THE FOREGOING PROVIDES ONLY A SUMMARY OF THE OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS.


Conversion of FTC Shares


          Exchange Ratio. On the effective date of the FTC Merger, each outstanding share of FTC Common Stock will be converted into the right to receive 1.65 shares of Keystone Common Stock, with cash to be paid in lieu of any fractional share. On March 25, 1997, the closing sale price for Keystone Common Stock reported on the NASDAQ National Market System was $27.25 per share.


          Surrender of Certificates. As promptly as practicable after the effective date of the FTC Merger, Keystone will send to each shareholder of record of FTC immediately prior to the FTC Merger a letter of transmittal containing instructions on how to effect the exchange of FTC Common Stock certificates for certificates representing the shares of Keystone Common Stock into which their shares have been converted. FTC shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

          Any dividends declared on Keystone Common Stock after the effective date of the FTC Merger will apply to all whole shares of Keystone Common Stock into which shares of FTC Common Stock have been converted in the FTC Merger. However, no former FTC shareholder will be entitled to receive any such dividend until such shareholder's FTC Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of Keystone Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

          Payment for Fractional Shares. No fractional shares of Keystone Common Stock will be issued in connection with the FTC Merger. If the FTC Common Stock certificates surrendered for exchange by an FTC shareholder would otherwise entitle the shareholder to a fraction of a share of Keystone Common Stock, the FTC shareholder will receive (1) a certificate for the whole shares of Keystone Common Stock represented by the surrendered FTC certificates and (2) cash for the fractional share computed by multiplying $26.50 by the fraction of a Keystone share. For example, if an FTC shareholder holds 50 shares of FTC Common Stock, then under the FTC Merger exchange ratio of 1.65, the shareholder would be entitled to 82.5 shares of Keystone Common Stock (50 x 1.65 = 82.5).
In this event, upon surrender of the certificate for 50 shares of FTC Common Stock the shareholder would receive a certificate for 82 shares of Keystone Common Stock and a check for $13.25 ($26.50 x 0.5) as payment for the fractional share.

          Unexchanged Certificates. On the effective date of the FTC Merger, the stock transfer books of FTC will be closed, and no further transfers of FTC Common Stock will be made or recognized. Certificates for FTC Common Stock not surrendered for exchange will entitle the holder only to receive, upon surrender as provided in the letter of transmittal, a certificate for the whole shares of Keystone Common Stock represented by such certificates, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above.

          If the FTC Merger becomes effective and any former FTC shareholder does not surrender his or her FTC Common Stock certificates for exchange on or before the second anniversary of the effective date, Keystone, at its option, may at any time thereafter sell such shareholder's Keystone Common Stock without notice to the shareholder. After any such sale, the sole right of such shareholder shall be to receive, upon surrender of the shareholder's FTC Common Stock certificates, the net proceeds of the sale, after deducting any fees, commissions, legal and accounting fees or other expenses incurred by Keystone in making the sale. Such net proceeds will be paid without interest and less the amount of any taxes which may have been imposed or paid thereon.

          Keystone Shareholder Rights Plan. If no Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FTC Common Stock--Keystone Shareholder Rights Plan") shall have occurred prior to the effective date of the FTC Merger, then each share of Keystone Common Stock issued in the FTC Merger shall also evidence one Right under Keystone's shareholder rights plan. If the Distribution Date shall have occurred, then it is a condition to the FTC Merger that Keystone take one of the actions set forth under "Conditions to the FTC Merger" below.

          Adjustment of Exchange Ratio. The FTC Plan of Merger contains provisions for the proportionate adjustment of the exchange ratio in the event of a stock dividend, stock split, reclassification or similar event involving the Keystone Common Stock or the FTC Common Stock which occurs prior to the FTC Merger.


Tax Consequences to FTC Shareholders

          Federal Income Tax. The FTC Plan of Merger requires as a condition to the FTC Merger that Keystone and FTC receive a written opinion of the law firm of Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania, counsel for Keystone in connection with the FTC Merger, that for purposes of federal income tax:

          (1) The FTC Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Keystone and FTC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by Keystone or FTC as a result of the FTC Merger;

          (3) Except for cash received in lieu of fractional shares, no gain or loss will be recognized by holders of FTC Common Stock on the exchange of their shares for shares of Keystone Common Stock;

          (4) The basis of the shares of Keystone Common Stock to be received by the shareholders of FTC will be the same as the basis of the shares of FTC Common Stock exchanged therefor; and

          (5) The holding period of the shares of Keystone Common Stock received by the shareholders of FTC will include the period during which the FTC Common Stock exchanged therefor was held by the FTC shareholder, provided that the FTC Common Stock was held as a capital asset at the time of the exchange.

          No gain or loss for federal income tax purposes will be recognized by shareholders of FTC on the exchange of their shares for whole shares of Keystone Common Stock. However, gain or loss will be recognized by FTC shareholders upon the receipt of cash in payment for a fractional share. To compute the amount, if any, of such gain or loss, the cost or other basis of the FTC Common Stock exchanged must be allocated proportionately to the total number of shares of Keystone Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under Section 302(a) of the Code, any such gain or loss will generally be entitled to capital gain or loss treatment if the FTC Common Stock was a capital asset in the hands of the shareholder.

          If any shares of Keystone Common Stock received in the FTC Merger are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the FTC Common Stock exchanged in the FTC Merger to the shares sold in the manner described in the preceding paragraph. The holding period for the shares of Keystone Common Stock received in the FTC Merger will include the holding period for the shares of FTC Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

          Pennsylvania Personal Income Tax. No gain or loss for Pennsylvania personal income tax purposes will be recognized by shareholders of FTC who are subject to that tax on the receipt by them of whole shares of Keystone Common Stock in exchange for their FTC Common Stock. For Pennsylvania personal income tax purposes, the tax basis for the Keystone Common Stock received by FTC shareholders in the FTC Merger (including any fractional share interests to which they are entitled) will be the same as the basis of the FTC Common Stock exchanged. Cash received in lieu of a fractional share of Keystone Common Stock will be treated and taxed as if the fractional share had actually been received by the FTC shareholder and then immediately sold by the shareholder to Keystone for the cash received.

          The foregoing is intended only as a summary of certain federal income tax and Pennsylvania personal income tax consequences of the FTC Merger under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice, and any such change might be retroactively applied to the FTC Merger. Among other things, the summary does not address state income tax consequences in states other than Pennsylvania, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired FTC Common Stock pursuant to an employee stock option. Accordingly, it is recommended that FTC shareholders consult their own tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state and local tax matters in connection with the FTC Merger.


Keystone Board of Directors Following the FTC Merger

          At the time the FTC Merger becomes effective, Ray L. Wolfe, currently Chairman and Chief Executive Officer of FTC, will become Chairman of the Board of Keystone and will become a member of the Board of Directors of Keystone with a term expiring at Keystone's Annual Meeting in the year 2000. In addition, two other directors of FTC, each to be designated by FTC subject to the approval of Keystone, will become members of the Board of Directors of Keystone to serve for terms expiring at Keystone's Annual Meetings in 1998 and 1999, respectively. If prior to the FTC Merger Mr. Wolfe or one of the other two FTC directors becomes unable or declines to serve as a director of Keystone, FTC shall be entitled to designate a substitute director acceptable to Keystone.

          Keystone's Board of Directors presently consists of 17 directors, divided into three classes. See "Comparison of Keystone Common Stock and FTC Common Stock--Board of Directors--Classified Boards." Six Keystone directors will be elected at the Keystone Annual Meeting to serve for terms expiring in 2000. Of the remaining directors, the terms of five expire at the 1998 Annual Meeting and six at the 1999 Annual Meeting. See "Other Proposals for Keystone Shareholders--Election of Keystone Directors."


Interests of Certain Persons in the Transaction

          Ray L. Wolfe Employment Agreement. In connection with the FTC Plan of Merger, Keystone has entered into an Employment Agreement with Ray L. Wolfe, Chairman and Chief Executive Officer of FTC. The Employment Agreement, which would become effective only on consummation of the FTC Merger, provides for Mr. Wolfe's employment by Keystone for a period of three years following the effective date of the FTC Merger at an all inclusive annual rate of compensation of $350,000, plus participation in such benefit and qualified retirement plans as are generally available to Keystone employees. For 1996, Mr. Wolfe's aggregate compensation from FTC and its subsidiaries was $413,760, plus stock option grants for 3,682 shares of FTC Common Stock. From the date of the FTC Merger until Keystone's annual meeting of shareholders in 1998, Mr. Wolfe would serve as Chairman of the Board of Keystone. Thereafter during the three-year period, Mr. Wolfe would serve in such senior executive capacities as are mutually agreed from time to time between Mr. Wolfe and Keystone's chief executive officer. From the end of the three-year period until Mr. Wolfe's 65th birthday on August 15, 2003, Mr. Wolfe would be employed by Keystone as a consultant at an annual rate of compensation of $177,000, plus participation in Keystone's regular medical care benefits plan. The Employment Agreement and the compensation and benefits to be provided to Mr. Wolfe thereunder may not be terminated by Keystone except upon Mr. Wolfe's death, total and permanent disability or substantial incapacity for a period exceeding six months or a breach by Mr. Wolfe of the nondisclosure and noncompetition provisions of the Agreement. The agreement prohibits Mr. Wolfe from disclosing Keystone confidential information at any time or, during the period ending two years after termination of his employment, from engaging directly or indirectly in any business which is in competition with Keystone or any of its subsidiaries in the areas of commercial banking, mortgage banking, leasing or the taking of deposits and which is located or operating in any county in which Keystone or a subsidiary has offices or any contiguous county. In the event of a change of control of Keystone, as defined in the agreement, Mr. Wolfe may elect to be paid the balance of the cash compensation for the term of the agreement in a single lump sum. In this event, both parties would be released from any further obligations under the agreement, except that Mr. Wolfe would remain subject to the agreement's nondisclosure and noncompetition provisions.

          FTC Directors' and Officers' Indemnification. Keystone has agreed that, to the extent permitted by law, all rights to indemnification and limitation of liability existing in favor of the current or former directors or officers of FTC and its subsidiaries, as provided in their respective charters or bylaws, shall survive the FTC Merger and that following the FTC Merger, to the extent permitted by law, Keystone and the former subsidiaries of FTC shall honor such obligations with respect to events, acts or omissions occurring prior to the FTC Merger. Any amendment after the FTC Merger to the limitation of liability or indemnification provisions of an FTC subsidiary's charter or bylaws will not apply to events occurring prior to the FTC Merger. The bylaws of FTC provide that a director of FTC generally shall not be personally liable for monetary damages for any act or omission as a director unless the act or omission constitutes a breach of duty amounting to self-dealing, willful misconduct or recklessness. The articles of incorporation of FTC generally require FTC to indemnify its directors and officers against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable law. Pennsylvania law generally permits a Pennsylvania corporation such as FTC to indemnify its directors and officers against expenses, liabilities and other matters, both as to action in their official capacities and as to action in another capacity while holding that office, except where the act or omission giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The bylaws of Keystone and its subsidiaries contain similar provisions regarding limitation of liability and indemnification of directors and officers.

          Employee Benefit Plans. The FTC Plan of Merger provides that following the FTC Merger, employees of FTC's subsidiaries and employees of FTC who become Keystone employees shall be entitled to participate in generally applicable Keystone employee benefit plans on the same basis as other similarly situated employees of Keystone and its subsidiaries. Prior service of such employees with FTC and its subsidiaries shall be counted in determining eligibility to participate in such plans and for purposes of vesting of benefits, but not for purposes of benefit accrual.


Warrant Agreement

          In connection with the FTC Plan of Merger, Keystone and FTC have entered into an Investment Agreement, and FTC has issued to Keystone a Warrant thereunder (collectively, the "Warrant Agreement") entitling Keystone to purchase up to approximately 19.9% (after exercise) of FTC's outstanding Common Stock upon the occurrence of certain events described below. The Warrant Agreement covers 2,113,706 shares of FTC Common Stock at an exercise price of $43.725 per share.

          The Warrant Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FTC Plan of Merger in the event the FTC Merger is not consummated due to an attempt by a third person to gain control of FTC. See also "Expenses" below. Keystone may not exercise or sell its Warrant except upon (i) a willful breach by FTC of the FTC Plan of Merger, (ii) the failure of FTC's shareholders to approve the FTC Plan of Merger after the announcement by a third person of a proposal to acquire 10% or more of the FTC Common Stock, to acquire, merge or consolidate with FTC or any of its subsidiaries or to acquire substantially all of the assets of FTC or any of its subsidiaries, (iii) the acquisition by a third person of beneficial ownership of 1% or more of the outstanding FTC Common Stock if after such acquisition such person would beneficially own 10% or more of the FTC Common Stock, (iv) the commencement by a third person of a tender offer or exchange offer which would result in beneficial ownership of 10% or more of the FTC Common Stock, or (v) the entry by FTC or any of its subsidiaries into an agreement or understanding with a third person for the third person to acquire, merge or consolidate with FTC or any of its subsidiaries or to acquire substantially all of the assets of FTC or any of its subsidiaries (each of the foregoing is hereafter referred to as a "Warrant Event"). No Warrant Event has occurred as of the date of this Joint Proxy Statement/Prospectus, and neither Keystone nor FTC is aware that any Warrant Event is contemplated by any third person. The Warrant Agreement may discourage third persons from making competing offers to acquire FTC and is intended to increase the likelihood that the FTC Merger will be consummated in accordance with the terms set forth in the FTC Plan of Merger.

          If a Warrant Event occurs, Keystone may exercise the Warrant in whole or in part or may sell or transfer all or part of the Warrant to other persons. Under federal banking law, exercise of the Warrant by Keystone for more than 5% of the outstanding FTC Common Stock would require approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Any sale of the Warrant or of shares of FTC Common Stock purchased thereunder would be subject to a right of first refusal by FTC unless sold in a public offering registered under the Securities Act. FTC agrees in the Warrant Agreement to effect such registration if requested.

          Keystone may require FTC to redeem the Warrant or any shares of FTC Common Stock purchased thereunder if (i) a third person acquires beneficial ownership of 50% or more of the outstanding FTC Common Stock or (ii) a third person acquires, merges or consolidates with FTC or any of its subsidiaries or acquires substantially all of the assets of FTC or any of its subsidiaries (each of the foregoing is hereafter referred to as a "Redemption Event"). In general, the per share redemption price for the Warrant would be the higher of 10% of the exercise price or a per share price based on the difference between the exercise price and the highest price paid or agreed to be paid by the third person in connection with the Redemption Event. The per share redemption price for shares of FTC Common Stock purchased under the Warrant would generally be the higher of 110% of the exercise price or the highest price paid or agreed to be paid by the third person in connection with the Redemption Event.

          The Warrant Agreement also contains provisions giving FTC the right to repurchase shares of FTC Common Stock issued under the Warrant in certain limited circumstances and provisions for issuance of a substitute Warrant to purchase shares of the surviving or acquiring company in the event of a merger or other acquisition of FTC or any of its subsidiaries.

          The foregoing description is intended only as a summary of the material provisions of the Warrant Agreement and does not purport to be complete. It is qualified in its entirety by reference to the Warrant Agreement, which has been filed with the SEC as an exhibit to the Registration Statement. The Warrant Agreement is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing.


Inconsistent Activities

          FTC has agreed in the FTC Plan of Merger that unless and until the FTC Merger has been consummated or the FTC Plan of Merger has been terminated in accordance with its terms, FTC will not (i) solicit or encourage any proposals by a third person to acquire more than 1% of the FTC Common Stock, any stock of any FTC subsidiary or any significant portion of FTC's or any FTC subsidiary's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford a third party which may be considering any such transaction access to FTC's or any FTC subsidiary's properties, books or records except as required by law,
(iii) enter into any discussions, negotiations, agreement or understanding for any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. Notwithstanding the foregoing, FTC may take an action referred to in clause (ii) or (iii) of the previous sentence (or permit its directors, officers, employees or agents to do so) if FTC's Board of Directors, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If FTC becomes aware of any offer or proposed offer to acquire any shares of FTC or any FTC subsidiary or any significant portion of FTC's or any FTC subsidiary's assets, or of any other matter which could adversely affect the FTC Merger, FTC is required to give immediate notice thereof to Keystone.


Conduct of FTC's Business Pending the FTC Merger

          FTC has agreed in the FTC Plan of Merger that pending consummation of the FTC Merger, except as consented to by Keystone, FTC and its subsidiaries will conduct their businesses only in the ordinary course and will not, among other things, (i) issue, purchase or otherwise dispose of or acquire any shares of their capital stock or grant any options or other rights to acquire such stock, except pursuant to the Warrant Agreement, FTC's employee stock option plan or existing employee and director stock options; (ii) make certain changes in the compensation or benefits payable to employees or enter into employment contracts; (iii) merge or consolidate with, or acquire control over, any other corporation, bank or other organization or acquire or dispose of any material assets outside the ordinary course of business; (iv) make capital expenditures or lease assets in excess of certain limits; or (v) make material changes to their lending or investment policies.


FTC Dividend Limitation

          FTC has agreed in the FTC Plan of Merger that pending the FTC Merger it will not increase the rate of dividends on the FTC Common Stock to exceed $.25 per share in the quarters ending March 31 and June 30, 1997 or $.27 per share in any calendar quarter thereafter. During the quarter ended December 31, 1996, dividends on the FTC Common Stock were paid at the rate of $.25 per share.


Conditions to the FTC Merger


          In addition to shareholder approval, the FTC Merger is contingent upon the satisfaction of a number of other conditions, including (i) approval of the FTC Merger by the Federal Reserve Board and the Pennsylvania Department of Banking without conditions deemed unduly burdensome by Keystone, (ii) the absence of any suit by the United States under the antitrust laws to prohibit the FTC Merger filed within the 30 days following Federal Reserve Board approval, (iii) receipt of the tax opinion described above (see "Tax Consequences") and (iv) the absence of any judicial or administrative order prohibiting or adversely affecting the FTC Merger or any pending or threatened litigation or administrative proceeding challenging the FTC Merger. Keystone's obligation to consummate the FTC Merger is subject to the following additional conditions: (i) qualification of the FTC Merger for pooling-of-interests accounting treatment and, if requested by Keystone, receipt of a letter from Keystone's independent auditors to that effect and (ii) receipt of the agreements of FTC affiliates described below under "Restrictions on Resales by FTC Affiliates." In addition, unless waived, each party's obligation to consummate the FTC Merger is subject to the performance by the other party of its obligations under the FTC Plan of Merger, the accuracy of the representations and warranties of the other party contained therein and the receipt of certain certificates and opinions from the other party and its counsel. If the Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FTC Common Stock--Keystone Shareholder Rights Plan") shall have occurred, then either (i) all Rights outstanding under the plan (other than those which have become void) shall have been exchanged for Keystone Common Stock and the exchange ratio for converting FTC Common Stock into Keystone Common Stock in the FTC Merger shall have been proportionately adjusted as provided in the FTC Plan of Merger, (ii) all Rights outstanding under the plan shall have been redeemed or (iii) Keystone shall have made provision for the issuance of equivalent rights to the holders of FTC Common Stock upon consummation of the FTC Merger. The FTC Merger is independent of the FFWM Merger and is not in any way contingent upon the consummation of the FFWM Merger.


Representations and Warranties

          The representations and warranties of Keystone and FTC contained in the FTC Plan of Merger relate, among other things, to the organization and good standing of Keystone, FTC and their subsidiaries; the capitalization of Keystone and FTC and ownership of their subsidiaries; the authorization by Keystone and FTC of the FTC Plan of Merger and the Warrant Agreement and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since December 31, 1995; the absence of undisclosed litigation; compliance with laws; the absence of certain potential environmental liabilities; and the accuracy of this Joint Proxy Statement/Prospectus and of Keystone's Registration Statement of which it is a part. Additional representations and warranties by FTC concern payment of taxes; title to properties; and the absence of undisclosed equity investments, employment contracts, employee benefit plans or material contracts. None of the representations and warranties contained in the FTC Plan of Merger will survive the consummation of the FTC Merger.


Amendment, Waiver and Termination

          Notwithstanding prior shareholder approval, the FTC Plan of Merger may be amended in any respect by written agreement between the parties, except that after FTC shareholder approval no amendment may change the rate of exchange of FTC Common Stock for Keystone Common Stock in the FTC Merger or change the form of such consideration. Keystone or FTC may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its obligations under the FTC Plan of Merger; and (iv) waive any condition precedent to its obligations under the FTC Plan of Merger other than approval by the shareholders of FTC and Keystone of the FTC Plan of Merger, governmental regulatory approvals required to consummate the FTC Merger, securities registration requirements incident to the issuance of Keystone Common Stock in the FTC Merger and the receipt of the tax opinions described above.

          Notwithstanding prior shareholder approval, the FTC Plan of Merger may be terminated without liability of either party at any time prior to effectiveness of the FTC Merger (i) by mutual consent of Keystone and FTC or
(ii) by either party in the event of (a) a material breach by the other party of a representation and warranty or covenant which has not been cured within 30 days after notice to the breaching party, (b) failure of the shareholders of Keystone or FTC to approve the FTC Plan of Merger at the appropriate Shareholder Meeting, (c) a final judicial or regulatory determination denying any regulatory approval required for the FTC Merger or imposing conditions or requirements which Keystone reasonably determines to be materially adverse to its interests, or (d) failure to satisfy prior to December 31, 1997 any condition to its obligations to consummate the FTC Merger, if such failure occurs despite the good faith effort of the terminating party to perform all covenants and satisfy all conditions required of it.


Absence of Dissenters' Rights of Keystone or FTC Shareholders

          Under Section 1571(b)(1)(ii) of the Pennsylvania Business Corporation Law, shareholders of Keystone and FTC do not have statutory dissenters' rights with respect to either the FTC Merger or the FFWM Merger since both Keystone Common Stock and FTC Common Stock is held of record by more than 2,000 shareholders.

Restrictions on Resales by FTC Affiliates

          The shares of Keystone Common Stock issuable in the FTC Merger have been registered under the Securities Act, and such shares will generally be freely tradable by the FTC shareholders who receive Keystone Common Stock as a result of the FTC Merger. However, this registration does not cover resales by FTC shareholders who may be deemed to control or be under common control with FTC and who therefore may be deemed "affiliates" of FTC as that term is defined in Rule 145 under the Securities Act. Such affiliates may not sell their shares of Keystone Common Stock acquired in the FTC Merger except pursuant to: (i) an effective Registration Statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of FTC will notify those persons whom it believes may be such affiliates.

          The FTC Plan of Merger requires as a condition to the FTC Merger that each such FTC affiliate enter into an agreement not to sell the shares of Keystone Common Stock acquired in the FTC Merger except in accordance with the requirements of the Securities Act and the regulations thereunder. In order to preserve the intended accounting treatment of the FTC Merger as a pooling of interests, the agreement also prohibits FTC affiliates from selling any shares of Keystone Common Stock or FTC Common Stock from the 30th day prior to the FTC Merger until Keystone's financial results covering at least 30 days of post-FTC Merger combined operations have been published.


Effect of Certain Transactions Involving Keystone

          The FTC Plan of Merger provides that Keystone may not enter into an agreement for a merger, consolidation or share exchange in which it will not be the surviving or resulting corporation unless the surviving or resulting corporation shall have agreed in writing to be bound by the terms of the FTC Plan of Merger and the Warrant Agreement. If under the terms of any such transaction the outstanding Keystone Common Stock is converted into or exchanged for other securities of any person, cash or other property, the FTC Plan of Merger shall be appropriately amended so that FTC shareholders will receive in the FTC Merger, for each share of FTC Common Stock held, the consideration paid in such transaction for shares of Keystone Common Stock multiplied by the exchange ratio under the FTC Plan of Merger (appropriately adjusted to reflect such event). As indicated above, it is a condition to the Merger that the parties receive the tax opinion described under "Tax Consequences" above. While this condition will not prevent Keystone from entering into any such transaction, FTC is not required to amend or waive this condition. Keystone must obtain the consent of FTC, which shall not unreasonably be withheld, before entering into an agreement for any such transaction which would result in Keystone's acquisition of a business in which, excluding the impact of the FTC Merger and the FFWM Merger, (1) Keystone's investment or proportionate share of the assets would exceed 20% of Keystone's consolidated assets at the end of the most recent year, (2) Keystone's equity in the income would exceed 20% of Keystone's consolidated net income for the most recent year or (3) the number of shares of Keystone Common Stock to be issued in the acquisition would exceed 20% of the shares outstanding at initiation of the acquisition.

          As of the date of this Joint Proxy Statement/Prospectus, Keystone does not contemplate entering into any transaction of the type described above, and Keystone is not aware that any such transaction is contemplated by any third person.


Effect on FTC Employee and Director Stock Options


          Stock options for 114,115 shares of FTC Common Stock (the "FTC options") are presently outstanding under FTC's 1992 Stock Option Plan and its 1994 Non-Employee Director Stock Option Plan at option prices equal to the fair market value of such shares on the dates the options were granted. Under the FTC Plan of Merger, FTC may amend the agreements relating to the FTC options to provide that when the FTC Merger becomes effective (i) unexercised FTC options will be converted into options for the number of shares of Keystone Common Stock the optionee would have received under the FTC Plan of Merger had the FTC option been exercised prior to the FTC Merger and (ii) the option price per share will be proportionately adjusted. Keystone has also agreed to register under the Securities Act the shares of Keystone Common Stock issuable upon exercise of the amended FTC options by filing a registration statement with the SEC not later than 30 days after its first Annual Report on Form 10-K after the FTC Merger is filed with the SEC. Holders of FTC options may be prohibited under the Securities Act from exercising such options after the FTC Merger becomes effective until this registration statement is filed and becomes effective even if, under the terms of the FTC option, such option would expire prior to the time of such filing.


Effect on FTC's Dividend Reinvestment Plan

          FTC's Dividend Reinvestment Plan will be terminated as of the last FTC dividend payment date preceding the effective date of the FTC Merger. Following the FTC Merger, shareholders will be able to participate in a Dividend Reinvestment Plan offered by Keystone.


Expenses

          Keystone and FTC will each pay its own expenses incurred in connection with the FTC Plan of Merger, except that (1) each party will pay the cost of printing and mailing this Joint Proxy Statement/Prospectus and other proxy materials to its own shareholders, (2) each party will pay one-half of the cost of the tax opinion referred to above and (3) Keystone will pay the costs of printing and filing the Registration Statement and any materials required by state securities laws and the costs of preparing and filing the applications for the regulatory approvals required for the FTC Merger. However, the FTC Plan of Merger provides that if the FTC Merger is not consummated as a direct or indirect consequence of a change of control of Keystone or FTC, the party experiencing the change of control shall reimburse the other party for all of its reasonable out-of-pocket expenses incurred in connection with the FTC Plan of Merger.


Effective Date of the FTC Merger

          It is presently anticipated that if the FTC Plan of Merger is approved by the shareholders of Keystone and FTC, the FTC Merger will become effective in the second quarter of 1997. However, as noted above, consummation of the FTC Merger is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the FTC Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FTC Merger to become effective within the anticipated time frame. In addition, as also noted above, Keystone and FTC retain the power to abandon the FTC Merger or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.


                   OTHER PROPOSALS FOR KEYSTONE SHAREHOLDERS

                            Keystone Proposal No. 2
                         ELECTION OF KEYSTONE DIRECTORS

          Six directors will be elected at the Keystone Annual Meeting to serve for terms expiring at Keystone's Annual Meeting in 2000. By a vote of the Board of Directors, the size of the Keystone Board was fixed at 17 members. Each director elected will continue in office until a successor has been elected.
The Board of Directors of Keystone recommends that Keystone shareholders vote "FOR" the election of the six nominees listed below. Each nominee has consented to be named as a nominee and to serve if elected. If for any reason any nominee named is not a candidate (which is not expected) when the election occurs, proxies will be voted for a substitute nominee determined by the Keystone Board of Directors (the "Board").

          The following table sets forth certain information about the nominees, all of whom are presently members of the Board, and about the other directors whose terms of office will continue after the Keystone Annual Meeting. If the FTC Merger becomes effective, Ray L. Wolfe, currently Chairman and Chief Executive Officer of FTC, will become a director of Keystone to serve for a term expiring at Keystone's Annual Meeting in 2000, and two other FTC directors will become directors of Keystone to serve for terms expiring at Keystone's Annual Meetings in 1998 and 1999, respectively. See "FTC Plan of Merger--Keystone Board of Directors Following the FTC Merger."

                                                            Year        Keystone Shares        Percent of
                                                           First         Beneficially           Keystone
          Name, Principal Occupations                      Became         Owned as of          Common Stock
        During the Past Five Years, Age                   Director      March 7, 1997 (1)      Outstanding
        -------------------------------                   --------      -----------------      ------------
Nominees for terms expiring in 2000:

June B. Barry; Vice President, Human Resources and
 Administration, of Betz Dearborn, Inc. (chemical
 products); Age 45...................................       1996               150                .0004

J. Glenn Beall, Jr.;  Chairman of the Compensation
 Committee of The BGS&G Companies (insurance and
 consulting services); Age 69........................       1994            28,864(2)               .08

Richard W. DeWald;  Chairman of the Board of
 Montgomery Plumbing & Supply Company; Age 63........       1990            20,353(3)               .05

Gerald E. Field; President of Weiner Iron and
 Metal  Corp.; Age 62................................       1986            88,191                  .24

Philip C. Herr, II; Partner, Herr, Potts & Herr
 (attorneys-at-law); Age 60..........................      1994            243,396(3)               .65

William L. Miller; President of Ebinger Iron
 Works, Inc. (steel fabricator); Age 48..............      1986            23,410(3)                .06

Continuing Directors with  Terms Expiring in 1999:

A. Joseph Antanavage; Partner, Bear, Antanavage &
 Moyer (attorneys-at-law); Partner, North Berks
 Abstract (title insurance agency); Age 50...........      1986            25,910(3)                .07

Donald Devorris; President of Blair Electric
 Service Co. (electrical construction); President
 of Blair Sign Co., Inc. (sign manufacturing);
 President of Blair Design & Construction Co.
 (general construction); President of Electrical
 Construction Service, Inc. (electrical
 construction); Age 62...............................      1984           102,287(3)                .27

Uzal H. Martz, Jr.; President, Publisher and
 Treasurer of J. H. Zerbey Newspapers, Inc. and
 President of its subsidiary corporations,
 WMBT Broadcasting, Inc., WQIN Broadcasting, Inc.
 and Shenandoah Evening Herald Publishing
 Company, Inc.; Age 62...............................      1986            33,306(3)                .09

                                                            Year        Keystone Shares        Percent of
                                                           First         Beneficially           Keystone
          Name, Principal Occupations                      Became         Owned as of          Common Stock
        During the Past Five Years, Age                   Director      March 7, 1997 (1)      Outstanding
        -------------------------------                   --------      -----------------      ------------
Max A. Messenger; Chairman of Wood Products, Inc.
 (hardwood lumber & dry kilns), Chairman of
 Global Hardwood, Inc. (residential construction),
 General Partner of Messenger Limited Partnership
 Land Holdings; Age 61...............................      1994            24,455                   .07

Don A. Rosini; President of Shamokin Filler Co.,
 Inc. (manufacturer of carbon additives and
 specialty cements and grouts); Age 58...............      1986            41,808(4)                .11

F. Dale Schoeneman; President of Schoeneman
 Beauty Supply, Inc. (wholesale distributor);
 Age 55..............................................      1986            21,833                   .06

Continuing Directors with terms expiring in 1998:

Carl L. Campbell; President and Chief Executive
 Officer of Keystone; Age 53.........................      1986           187,396(3)(4)(5)          .50

Paul I. Detwiler, Jr.; Chairman of the Board of
 New Enterprise Stone and Lime Co., Inc.
 (construction aggregates); Age 63...................      1988            19,166(3)(4)             .05

Walter W. Grant, Principal of CMS Companies
 (private equity investment partners); Age 52 (6)....      1992           107,991                   .29

Ronald C. Unterberger; Attorney-at-Law, Partner,
 Harper & Driver (attorneys-at-law); Age 61..........      1994            16,651                   .04

G. William Ward; Chairman of the Board of Ward
 Trucking Corp.; Age 65..............................      1984            46,431(3)(7)             .12

All nominees, directors and executive officers as
 a group (20 persons)................................                   1,400,834(8)               3.70
--------------

(1) Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his or her name in the table, and a member of the group has sole voting power and sole investment power over the shares indicated for the group. The number of shares includes the following shares which each director, except for Ms. Barry and Mr. Campbell, has the right to acquire through currently exercisable stock options under Keystone's 1990 Non-Employee Directors' Stock Option Plan or the stock option plans of previously acquired companies: Mr. Antanavage, 12,598 shares; Mr. Beall, 2,812 shares; Mr. Detwiler, 11,248 shares; Mr. Grant, 8,436 shares; Mr. Herr, 2,812 shares; Mr. Messenger, 2,812 shares; Mr. Schoeneman, 11,248 shares; Mr. Unterberger, 8,639 shares; and each remaining director, 14,060 shares.

(2) Includes 372 shares owned by The BGS&G Companies over which the Board of Directors of that company exercises voting and investment power, and of which Mr. Beall serves as Chairman of the Compensation Committee.

(3) Includes the following shares as to which voting and investment power is shared with the spouse: Mr. Antanavage, 6,878 shares; Mr. Campbell, 23,009 shares; Mr. Detwiler, 5,625 shares; Mr. Devorris, 7,590 shares; Mr. DeWald, 3,997 shares; Mr. Herr, 3,805 shares; Mr. Martz, 11,784 shares; Mr. Miller, 2,260 shares; Mr. Ward, 421 shares; and all directors and executive officers as a group, 93,375 shares.

(4) Includes the following shares held by spouses and/or children as to which beneficial ownership is disclaimed: Mr. Campbell, 16,314 shares; Mr. Detwiler, 225 shares; and Mr. Rosini, 4,489 shares.

(5) Includes 102,355 shares which Mr. Campbell currently has the right to acquire through stock options. Also includes 3,578 shares in Mr. Campbell's 401(k) plan account for which he has the power to direct the voting.

(6) Until becoming affiliated with CMS Companies in 1997, Mr. Grant was for at least five years Partner and Director of Cooke & Bieler, Inc. (investment advisory firm).

(7) Includes 11,896 shares held in a fiduciary capacity, as to which voting and investment power is shared by Mr. Ward with co-fiduciaries.

(8) Includes 261,711 shares which the executive officers, except for Mr. Campbell, as a group currently have the right to acquire through stock options. Also includes 9,169 shares which the executive officers, except Mr. Campbell, as a group have in their 401(k) plan accounts and for which they have the power to direct the voting.

          Additional information concerning the nominees and the other members of the Keystone Board of Directors is set forth below under the caption "Information Concerning Keystone--Other Information Concerning Keystone Directors and Executive Officers."


Vote Required

          The six candidates receiving the highest numbers of votes cast at the Keystone Annual Meeting by the holders of Keystone Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting. Keystone's Restated Articles do not permit cumulative voting in the election of directors.


                            Keystone Proposal No. 3
                RATIFICATION OF APPOINTMENT OF KEYSTONE AUDITORS

          Pursuant to the recommendation of the Audit Committee, the Board of Directors of Keystone has appointed the firm of Ernst & Young LLP as independent auditors for Keystone for 1997.

          Although the appointment of independent auditors is not required to be approved by the shareholders, Keystone's Board of Directors believes the shareholders should participate in the selection of independent auditors through the ratification process. The Board of Directors recommends that Keystone shareholders vote "FOR" ratification of the appointment of Ernst & Young LLP. A vote of the Keystone shareholders not to ratify the appointment of Ernst & Young LLP will be considered as a direction to the Audit Committee to recommend other independent auditors for appointment for the following year.

          Representatives of Ernst & Young LLP are expected to be present at the Keystone Annual Meeting and to be available to respond to appropriate questions.

          Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Keystone Annual Meeting by the holders of Keystone Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

                            Keystone Proposal No. 4
                  INCREASE IN AUTHORIZED KEYSTONE COMMON STOCK

          The Board of Directors of Keystone proposes that the Keystone shareholders consider and adopt an amendment to Article 6 of the Keystone's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of Keystone Common Stock from 75,000,000 to 100,000,000 shares.

          The Board of Directors of Keystone recommends that the Keystone shareholders vote "FOR" approval of the proposed amendment to Keystone's Restated Articles of Incorporation to increase the authorized Keystone Common Stock to 100,000,000 shares.


Reasons for the Proposed Amendment


          Of the 75,000,000 presently authorized shares of Keystone Common Stock, approximately 37,313,000 shares are already issued and outstanding. An additional approximately 16,000,000 shares will either be issued in the FTC Merger and the FFWM Merger or required for outstanding employee and director stock options to be assumed in connection with the Mergers. Of the remaining authorized shares, approximately 5,070,000 shares are already reserved for issuance under various employee benefit plans and Keystone's Dividend Reinvestment Plan. Assuming the repurchase of an additional 1.5 million shares of Keystone Common Stock in connection with the FFWM Merger, this leaves only approximately 18,117,000 shares of Keystone Common Stock available for other purposes.


          Keystone's Board of Directors believes that it is desirable to have the additional 25,000,000 authorized shares of Keystone Common Stock available for possible future acquisition transactions, financing transactions, employee benefit plans and other general corporate purposes. While Keystone has no present plans or commitments with respect to the issuance of any of the additional authorized shares, it is considered advisable to have the authorization to issue the additional shares in order to permit Keystone, as the need may arise, to move promptly to take advantage of market conditions or the availability of other favorable opportunities without the delay and expense of calling a special shareholders' meeting. The authorized but unissued shares of Keystone Common Stock will be available for issuance by Keystone's Board of Directors for any proper corporate purpose, to such persons and for such consideration as the Board may determine, without any further action by the shareholders except in the case of certain types of transactions requiring a shareholder vote under Pennsylvania law or the rules of the NASDAQ National Market System. The shareholders of Keystone will not have any preemptive rights to purchase any of the additional authorized shares of Keystone Common Stock which may be issued in the future.

          Under certain circumstances, the additional authorized shares of Keystone Common Stock could be used to create voting impediments to persons seeking to effect a merger, engage in a proxy contest or otherwise gain control of Keystone. Any of the authorized but unissued shares of Keystone Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Under the Articles, unless approved by the Board, a merger or similar transaction with a person or group which beneficially owns more than 20% of the outstanding Keystone Common Stock or an amendment to the Articles or the bylaws must be approved by the affirmative vote of 75% of the outstanding shares and by a majority of the outstanding shares not beneficially owned by such person or group.

          The amendment might also be considered as having the effect of discouraging an attempt by a person to acquire control of Keystone through the acquisition of a substantial number of shares of Keystone Common Stock. The additional authorized shares of Keystone Common Stock could be issued to dilute the stock ownership for such person and to increase the cost to such person of acquiring a majority of the outstanding shares. Further, under Keystone's shareholder rights plan, each outstanding share of Keystone Common Stock carries a right to purchase additional shares of Keystone Common Stock or preferred stock under certain circumstances. If any person or group acquires beneficial ownership of 20% or more of the outstanding Keystone Common Stock, the remaining shareholders may exercise such rights to purchase shares of Keystone Common Stock (or at the option of Keystone, equivalent shares of preferred stock) having a market value of twice the $56.00 exercise price of the rights. Alternatively, the Board may exchange the rights of the remaining shareholders by issuing one share of Keystone Common Stock (or at the option of Keystone, equivalent shares of preferred stock) per right. The additional shares of Keystone Common Stock authorized by the proposed amendment could be used by the Board to facilitate such exercises and/or such an exchange without the necessity of calling a shareholders' meeting to authorize additional shares. If so used, the effect of the additional authorized shares of Keystone Common Stock might be to deprive Keystone shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or other purchase of shares by a person seeking to obtain control of Keystone and to assist incumbent management in retaining their present positions. To the knowledge of Keystone's Board of Directors, no such takeover attempt is presently pending or threatened.

          Except for the shares of Keystone Common Stock to be issued in connection with the FTC Merger and the FFWM Merger and the shares currently reserved for issuance under employee benefit plans and the Dividend Reinvestment Plan, there are no present plans to issue any additional shares of Keystone Common Stock.


Vote Required

          Approval of the proposed amendment requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Keystone Common Stock voting in person or by proxy, with a quorum of a majority of the outstanding shares of Keystone Common Stock being present or represented at the Keystone Annual Meeting. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of quorum.


                            Keystone Proposal No. 5
                      KEYSTONE 1996 PERFORMANCE UNIT PLAN

          Keystone's 1996 Performance Unit Plan was adopted by Keystone's Board of Directors in March 1996, subject to approval by the Keystone shareholders at the 1997 Annual Meeting. Keystone's Board of Directors recommends that Keystone shareholders vote "FOR" approval of the adoption of the 1996 Performance Unit Plan.

          The principal features of the 1996 Performance Unit Plan (the "Performance Plan") are summarized below. The summary is qualified in its entirety by reference to the full text of the Performance Plan, which has been filed with the SEC as an exhibit to the Registration Statement.


General

         The purposes of the Performance Plan are (1) to assist Keystone in attracting and retaining outstanding key personnel by providing incentive compensation opportunities competitive with other major companies and enabling participation by key personnel in Keystone's long-term growth and financial success and (2) to encourage the long-term commitment of selected key personnel and motivate superior performance through long-term performance related incentives.

         Generally, Performance Unit awards under the Performance Plan are intended to qualify as "performance-based compensation" exempt from the cap on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the "Code").

Administration

         The Performance Plan is administered by a Committee (the "Committee") appointed by Keystone's Board of Directors and consisting of not less than two members of the Board, none of whom is eligible to participate in the Performance Plan. Each member of the Committee must be an "outside director" as defined under Section 162(m) of the Code. A subcommittee of the Human Resources Committee of Keystone's Board of Directors has been appointed by the Board as the Committee to administer the Performance Plan.

         Subject to the provisions of the Performance Plan, the Committee has full and final authority, in its discretion, to determine the employees who will be participants in the Performance Plan for any Performance Period, the eligibility of such participants and the number, value and other terms and conditions of the Performance Units to be awarded to any employee selected as a participant.


Eligibility

         Any employee of Keystone or any subsidiary who, in the opinion of the Committee, is one of a select group of officers, management personnel or other key employees who have responsibilities for the development and implementation of corporate strategy is eligible for selection by the Committee to be a participant in the Performance Plan for any Performance Period. In determining the eligibility of an employee, as well as in determining the number and value of any Performance Units to be awarded to an employee for a Performance Period, the Committee shall consider the position and responsibilities of the employee, the nature and value to Keystone or a subsidiary of his or her services, his or her present and/or potential contribution to the success of Keystone or a subsidiary and such other factors as the Committee may deem relevant.


Performance Units

         Performance Units are awarded by the Committee to eligible participants with respect to a Performance Period established by the Committee of not less than one nor more than six years. A Performance Unit generally represents a fixed dollar amount but may also be established as a percentage of salary, as a percentage of a pool based on earnings of Keystone, one or more subsidiaries, or any branch, department or other unit or in any other manner determined by the Committee, provided that the amount of the Performance Unit can be determined as a fixed dollar amount as of the close of the Performance Period.

         A Performance Unit is earned by meeting during the Performance Period a specified Performance Target, which is a specific level or levels of achievement of one or more objective Performance Criteria established by the Committee at the time of the Performance Unit award. Performance Criteria are preestablished, objective measures of performance during a Performance Period by Keystone, one or more subsidiaries, any branch, department or other unit or the participant individually, which are selected by the Committee in its discretion to determine whether a Performance Unit has been earned in whole or in part. Performance Criteria may be based on earnings per share, earnings, earnings growth, return on equity, return on assets, asset growth or ratio of capital to assets. Performance Criteria based on such performance measures may be based either on the performance of Keystone or a subsidiary or other unit under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations. The Committee may in its discretion also determine to use other objective performance measures as Performance Criteria. However, if other Performance Criteria are used, Performance Unit awards based thereon would not qualify as "performance-based compensation" under Section 162(m) of the Code.

         If the Performance Target is achieved during the Performance Period, the dollar amount of the Performance Unit is earned in full. In addition to the Performance Target, the Committee may also establish a Performance Threshold, which is a minimum level of achievement of the selected Performance Criteria necessary for any part of the Performance Unit to be earned, and/or a Performance Maximum, which is a maximum dollar amount which may be earned based on the level of achievement of the Performance Criteria. In such cases, the terms of the award must set forth the dollar value of the Performance Units at the Performance Threshold, the level of achievement necessary to earn the Performance Maximum and the method of determining the amount earned if the level of achievement of the Performance Criteria is between the Performance Threshold and the Performance Maximum.


Performance Unit Awards

         Subject to the provisions of the Performance Plan, the Committee may from time to time, in its discretion, establish Performance Periods and grant awards of Performance Units to one or more eligible participants with respect to any Performance Period so established. No award of Performance Units may be made later than 90 days after the commencement of the applicable Performance Period.

         In granting an award of Performance Units to any participant, the Committee must establish in writing: (a) the number of Performance Units awarded to the participant; (b) the Performance Period applicable to the award; (c) the Performance Criteria to be employed in determining whether all or any part of the Performance Units awarded have been earned during the Performance Period and the method of determining the dollar amount earned, including the applicable Performance Target and any Performance Threshold or Performance Maximum. The terms so established by the Committee must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Target and any Performance Threshold or Performance Maximum has been achieved and (2) the dollar amount which has been earned based on such performance. A Performance Unit award may have such other terms and conditions, not inconsistent with the provisions of the Performance Plan, as the Committee in its discretion may determine.

         Within 75 days following the end of a Performance Period, the Committee must determine and certify in writing whether the applicable Performance Target, any applicable Performance Threshold or Performance Maximum, and any other material terms of a Performance Unit award were achieved or satisfied and the amount, if any, earned by the participant. The amount earned, as certified by the Committee, is payable to the participant on or before March 15 of the year following the conclusion of the Performance Period. A participant who meets eligibility criteria established by Federal law may elect to defer all or part of an earned Performance Unit award for subsequent payment.


Performance Unit Plan Awards in 1996

         In March 1996, following adoption of the Performance Plan by Keystone's Board of Directors, the Committee granted Performance Unit awards under the Performance Plan for the 1996-1998 Performance Period. The following table shows the Performance Unit awards made to each of Keystone's executive officers and to all other participating employees as a group:

                                                                              Future Payouts at
                                          Number     Performance         Targeted Performance Levels
                                            of          Period        ----------------------------------
Name and Principal Position               Units      Until Payout     Threshold    Target      Maximum
----------------------------------------  ------  ------------------  ---------  -----------  ----------
Carl L. Campbell, President                3,066       3 years         $ 76,650   $  306,600  $  613,200
and Chief Executive Officer

George H. Groves, Senior                   1,674       3 years         $ 41,850   $  167,400  $  334,800
Executive Vice President

Mark L. Pulaski, Senior Executive          1,674       3 years         $ 41,850   $  167,400  $  334,800
 Vice President

Ben G. Rooke,                              1,086       3 years         $ 27,150   $  108,600  $  217,200
Executive Vice President

All other participants as a               10,416       3 years         $260,400   $1,041,600  $2,083,200
group (16 persons)

     Payment of the Performance Unit awards is contingent upon attaining targeted levels of cumulative earnings per share before extraordinary items for the Performance Period of the years 1996 through 1998. No payments will be made unless a Performance Threshold target is attained, and the amounts payable based on the earnings per share targets are capped at the Performance Maximum amounts shown in the table. The amounts shown in the table will be increased or decreased by 20% if Keystone's return on average equity for the three-year period ranks at or above the 75th percentile or at or below the 25th percentile as compared to a peer group of financial institutions with total assets between $2 billion and $10 billion. The Performance Unit awards made by the Committee are expressly contingent upon the approval of the Performance Plan by Keystone's shareholders.


Termination of Employment

     Unless otherwise determined by the Committee at the time of making an award of Performance Units and reflected in the terms of the award, if all employment of a participant with Keystone and its subsidiaries terminates prior to the end of a Performance Period for any reason other than death, disability, retirement or an involuntary termination not for cause, all Performance Units held by the participant for which the applicable Performance Period has not been completed shall be deemed forfeited, and no payment shall be made with respect thereto.
In the case of a termination of employment prior to the end of a Performance Period due to death, disability, retirement or involuntary termination not for cause, the terms of the award may specify the manner of determining the amount, if any, which shall be payable in respect of the Performance Units based on the extent to which the applicable Performance Target has been achieved as of the date of termination of employment, the percentage of the Performance Period elapsed and/or such other factors as the Committee may deem relevant. In the absence of such specification, the determination of whether any amount shall be paid in respect of Performance Units if the employment of the participant terminates prior to the end of the applicable Performance Period due to death, disability, retirement or involuntary termination not for cause, and the amount and timing of any such payment, shall be made by the Committee in its sole discretion.


Change of Control

     If a "change of control" occurs prior to the end of a Performance Period, then unless otherwise expressly provided in the terms of the award, all Performance Units then outstanding shall be deemed to have been earned as of the date of the change of control without regard to actual performance, and the participant shall be entitled to receive the maximum amount which could have been earned during the Performance Period through achievement of the Performance Maximum, if any, or if none, the Performance Target.

     For purposes of the Performance Plan, a "change of control" is deemed to occur if:

          (1) any person or group acquires a majority of the voting power of Keystone's voting stock,

          (2) a majority of Keystone's Board of Directors shall consist of persons other than (i) persons who were members of the Board on the first day of the applicable Performance Period, or (ii) persons (A) whose nomination or election as directors was approved by at least two-thirds of the then members of the Board (excluding any director referred to in clause
     (B)) who either were directors of Keystone on such date or whose nomination or election as a director was so approved and (B) who are not nominees or representatives of (1) any person or group having beneficial ownership of 10% or more of the voting power of Keystone's voting stock or (2) any participant in any actual or threatened proxy solicitation (other than a solicitation by Keystone) relating to the election or removal of any Keystone directors;

          (3) Keystone or a subsidiary shall be a party to a merger, consolidation, division, share exchange, transfer of assets or other transaction outside the ordinary course of business (a "business combination") as a result of which the shareholders of Keystone immediately prior to the business combination (excluding any party, other than Keystone or a subsidiary, to the business combination or any affiliate or associate of any such party) shall not hold a majority of the voting power over at least 65% of Keystone's consolidated total assets immediately prior to the transaction; or

          (4) If the participant's Performance Unit award agreement is with a subsidiary, the subsidiary shall either (i) cease to be a subsidiary of Keystone or (ii) be a party to a business combination as a result of which Keystone shall not hold a majority of the voting power over at least 75% of the subsidiary's consolidated total assets immediately prior to the transaction.

     If prior to the end of the applicable Performance Period an award of Performance Units becomes payable due to a change of control, the amount paid would not qualify as "performance-based compensation" under Section 162(m) of the Code.


Possible Anti-Takeover Effect

     The provisions of the Performance Plan providing for the deemed earnout and payment of Performance Units upon the occurrence of a "change of control" may be considered as having an anti-takeover effect.


Miscellaneous

     Notwithstanding any other provision of the Performance Plan or any Performance Unit award, in no event shall the aggregate amount payable to any participant in a calendar year in respect of Performance Unit awards exceed $900,000. For purposes of this limitation, the aggregate amount payable to a participant in a calendar year shall include any amount which would have been payable to the participant in the calendar year in the absence of an election to defer payment but shall not include (1) any amounts payable to a participant by reason of a deferral election made with respect to amounts otherwise payable in a prior calendar year or (2) amounts payable in the calendar year solely by reason of a termination of employment or a change of control.

     The Board, in its sole discretion, may amend or terminate the Performance Plan at any time, provided that no such amendment or termination shall, unless consented to by the affected participant, (1) adversely affect the rights of a participant under any outstanding Performance Unit award or (1) reduce the participant's vested interest in payment of amounts previously earned. The Performance Plan does not require shareholder approval of any amendments to the Performance Plan. In the absence of shareholder approval, certain types of amendments to the Performance Plan could cause payments of Performance Units to fail to qualify under the "performance-based compensation" exception to the cap on deductibility of executive compensation imposed by Section 162(m) of the Code.

     Nothing contained in the Performance Plan shall preclude Keystone or any subsidiary from paying incentive or other compensation to any of its employees pursuant to any other plan or arrangement, whether or not approved by the shareholders of Keystone.


Federal Income Tax Consequences

     Performance Units. An awardee of Performance Units will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash. Keystone or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

          Other Tax Matters. The deemed earnout of Performance Units following the occurrence of a change of control, in certain circumstances, may result in
(i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of cash resulting from such deemed earnout of Performance Units and (ii) the loss of a compensation deduction which would otherwise be allowable to Keystone or one of its subsidiaries as explained above. Keystone and its subsidiaries may lose a compensation deduction, which would otherwise be allowable, for all or a part of compensation paid in the form of Performance Units if an award of such units is based in whole or in part on any goal or measure other than Performance Criteria set forth in Section 2.01(r) of the Plan, to any employee if, as of the close of the tax year, the employee is the chief executive officer of Keystone (or acts in that capacity) or is among the four highest compensated officers for that tax year (other than the chief executive officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, if the total compensation paid to such employee exceeds $1,000,000.


Vote Required

          Approval of the adoption of the Performance Plan requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Keystone Common Stock voting in person or by proxy, with a quorum of a majority of the outstanding shares of Keystone Common Stock being present or represented at the Keystone Annual Meeting. Under the Pennsylvania Business Corporation Law, an abstention or broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.


                            Keystone Proposal No. 6
                       KEYSTONE 1997 STOCK INCENTIVE PLAN


          Keystone's 1997 Stock Incentive Plan was adopted by Keystone's Board of Directors on March 27, 1997. If approved by the Keystone shareholders, the 1997 Stock Incentive Plan will replace Keystone's 1992 Stock Incentive Plan, under which 568,662 shares of Keystone Common Stock currently remain available, and no further awards under the 1992 Plan will be granted. Keystone's Board of Directors recommends that Keystone shareholders vote "FOR" approval of the adoption of the 1997 Stock Incentive Plan.

          The principal features of the 1997 Stock Incentive Plan (the "Incentive Plan") are summarized below. The summary is qualified in its entirety by the full text of the Incentive Plan, which has been filed with the SEC as an exhibit to the Registration Statement.


General

          The purposes of the Incentive Plan are to encourage eligible employees of Keystone and its subsidiaries, including executive officers, to increase their efforts to make Keystone and each subsidiary more successful, to provide an additional inducement for such employees to remain with Keystone or a subsidiary, to reward such employees by providing an opportunity to acquire Keystone Common Stock on favorable terms and to provide a means through which Keystone may attract able persons to enter the employ of Keystone or one of its subsidiaries. Those employees of Keystone or any subsidiary who share responsibility for the management, growth or protection of the business of Keystone or any subsidiary are eligible to be granted stock incentive awards ("Awards") under the Incentive Plan.

          The aggregate net number of shares of Keystone Common Stock which may be issued under the Incentive Plan is 2,500,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. No Awards may be granted under the Incentive Plan subsequent to March 26, 2007, except that reload options and associated cash payment rights may be granted pursuant to reload option rights then outstanding.


Administration

          The Incentive Plan will be administered by a Committee (the "Committee") appointed by Keystone's Board of Directors and consisting of not less than two members of the Board, none of whom will be eligible to participate in the Incentive Plan. Each member of the Committee must be an "outside director" as defined under Section 162(m) of the Code and a "non-employee director" as defined in Rule 16b-3 under the Exchange Act. A subcommittee of the Human Resources Committee of Keystone's Board of Directors has been appointed by the Board as the Committee to administer the Incentive Plan.

          The Committee will have full authority, in its discretion, to grant Awards under the Incentive Plan and to determine the employees to whom Awards shall be granted and the number of shares to be covered by each Award. In determining the eligibility of any employee, as well as in determining the number of shares to be covered by an Award and the type or types of Awards to be made, the Committee will consider the position and responsibilities of the employee being considered, the nature and value to Keystone or a subsidiary of his or her services, his or her present and/or potential contribution to the success of Keystone or a subsidiary and such other factors as the Committee may deem relevant.

          The types of Awards which the Committee will have authority to grant consist of (1) stock options (with or without reload option rights and/or cash payment rights), (2) restricted shares, (3) performance shares and (4) other stock awards. Each of these types of Awards is described below.


Stock Options


          Stock options granted by the Committee may be either "incentive stock options" (stock options qualifying under Section 422 of the Code), "nonstatutory stock options" (stock options which do not so qualify) or both types of stock options (but not in tandem). The option price for each stock option may not be less than 100% of the fair market value of the Keystone Common Stock on the date the stock option is granted. Fair market value, for purposes of the Incentive Plan, will generally be the mean between the publicly reported high and low sale prices per share of the Keystone Common Stock for the date as of which fair market value is to be determined. On March 25, 1997 the fair market value of a share of Keystone Common Stock, as so computed, was $27.25.

          A stock option will become exercisable at such time or times and/or upon the occurrence of such event or events as the Committee may determine. Unless otherwise determined by the Committee, a stock option will be exercisable from its date of grant. No stock option may be exercised after the expiration of ten years from the date of grant. A stock option to the extent exercisable at any time may be exercised in whole or in part.

          Unless otherwise determined by the Committee in its discretion, if the employment of an optionee terminates for any reason other than voluntary termination with the consent of Keystone or a subsidiary, retirement under any retirement plan of Keystone or a subsidiary or death, all outstanding stock options granted to the optionee will automatically terminate, unless the exercise period has been extended as described under "Additional Rights in Certain Events" below. If an optionee voluntarily terminates his or her employment with the consent of Keystone or a subsidiary, retires under a retirement plan of Keystone or a subsidiary or dies during employment, Section 5(G) of the Incentive Plan provides for limited periods following termination of employment during which stock options granted to the optionee and outstanding at the time of termination may be exercised by the optionee, his or her estate or, if permitted by the Committee, any person to whom the option has been transferred.

          The option price for each stock option will be payable in full in cash at the time of exercise; however, in lieu of cash the holder of an option may, if authorized by the Committee, pay the option price in whole or in part by delivering to Keystone shares of Keystone Common Stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash, and no shares of Keystone Common Stock which have been held less than six months may be delivered in payment of the option price of a stock option.

          Unless and except to the extent otherwise determined by the Committee in the case of a nonstatutory stock option, no stock option granted under the Incentive Plan is transferable other than by Will or by the laws of descent and distribution, and a stock option may be exercised during an optionee's lifetime only by the optionee.

          Subject to the foregoing and the other provisions of the Incentive Plan, stock options granted under the Incentive Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee.


Reload Option Rights

          The Committee may in its discretion grant reload option rights in conjunction with a stock option. Reload option rights entitle the holder of a stock option, upon exercise of the stock option through the delivery of previously owned shares, to automatically be granted on the date of such exercise a new nonstatutory stock option (a "reload option") (1) for a number of shares of Keystone Common Stock not exceeding the number of shares delivered in payment of the option price of the original option, (2) having an option price not less than the fair market value of the Keystone Common Stock on the date of grant of the reload option, (3) having an expiration date not later than the expiration date of the original option and (4) otherwise having terms permissible for an original grant of a stock option under the Incentive Plan.
In granting reload option rights, the Committee may provide for successive reload option grants upon the exercise of reload options. Unless otherwise determined by the Committee, reload options shall be granted only if the underlying option is exercised during the employment with Keystone or a subsidiary of the original awardee of the option.

          Because the number of shares covered by a reload option is limited to the number of previously owned shares delivered in payment of the option price of the original option, reload option rights will not increase the net number of shares which may be acquired under a stock option. Because the option price of the reload option may not be less than fair market value on the date the underlying option is exercised, reload option rights also will not increase the total net value (excess of fair market value over the option price) realizable under the original option. However, since an optionee who exercises an option before the end of its term will not forfeit the potential for future market price appreciation, reload option rights will encourage earlier stock option exercises, thereby promoting the identification with shareholder interests resulting from employee ownership of Keystone Common Stock.


Cash Payment Rights

          The Committee may in its discretion grant cash payment rights in conjunction with a nonstatutory stock option. Cash payment rights entitle the original awardee of the stock option, or a person who acquires the option by reason of the death of the awardee, upon exercise of the stock option or any portion thereof, to receive cash from Keystone (in addition to the shares to be received upon exercise of the stock option) equal to a percentage (not greater than 100%) set by the Committee of the excess of the fair market value of a share of Keystone Common Stock on the date of exercise over the option price per share, multiplied by the number of shares covered by the stock option, or portion thereof, which is exercised. Cash payment rights may be used by the Committee to provide funds to the option holder to pay the income taxes payable upon exercise of a nonstatutory stock option. See "Federal Income Tax Consequences--Nonstatutory Stock Options" below.


Performance Shares

         Performance share awards under the Incentive Plan are similar to Performance Unit awards under the Keystone's 1996 Performance Unit Plan, except that they are expressed in shares of Keystone Common Stock. Generally, they are intended to qualify as "performance-based compensation" exempt from the cap on deductibility of executive compensation under Section 162(m) of the Code.

         Performance shares may be awarded by the Committee to eligible employees with respect to a Performance Period established by the Committee of not less than one year. Performance shares are earned by meeting during the Performance Period a specified Performance Target, which is a specific level or levels of achievement of one or more objective Performance Criteria established by the Committee at the time of the performance share award. Performance Criteria are preestablished, objective measures of performance during a Performance Period by Keystone, one or more subsidiaries, any branch, department or other unit or the awardee individually, which are selected by the Committee in its discretion to determine whether a performance share award has been earned in whole or in part. Performance Criteria may be based on earnings per share, earnings, earnings growth, return on equity, return on assets, asset growth or ratio of capital to assets. Performance Criteria based on such performance measures may be based either on the performance of Keystone or a subsidiary or other unit under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations. The Committee may in its discretion also determine to use other objective performance measures as Performance Criteria. However, if other Performance Criteria are used, performance share awards based thereon would not qualify as "performance-based compensation" under Section 162(m) of the Code.

         If the Performance Target is achieved during the Performance Period, the performance share award is earned in full. In addition to the Performance Target, the Committee may also establish a Performance Threshold, which is a minimum level of achievement of the selected Performance Criteria necessary for any part of the performance share award to be earned, and/or a Performance Maximum, which is a maximum number of performance shares which may be earned based on the level of achievement of the Performance Criteria. In such cases, the terms of the award must set forth the number of performance shares which will be earned at the Performance Threshold, the level of achievement necessary to earn the Performance Maximum and the method of determining the number of performance shares earned if the level of achievement of the Performance Criteria is between the Performance Threshold and the Performance Maximum.

         Subject to the provisions of the Incentive Plan, the Committee may from time to time, in its discretion, establish Performance Periods and grant awards of performance shares to one or more eligible employees with respect to any Performance Period so established. No award of performance shares may be made later than 90 days after the commencement of the applicable Performance Period.

         In granting an award of performance shares to any awardee, the Committee must establish in writing: (d) the number of performance shares awarded to the awardee; (e) the Performance Period applicable to the award; (f) the Performance Criteria to be employed in determining whether all or any part of the performance shares awarded have been earned during the Performance Period and the method of determining the number of performance shares earned, including the applicable Performance Target and any Performance Threshold or Performance Maximum. The terms so established by the Committee must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Target and any Performance Threshold or Performance Maximum has been achieved and (2) the number of performance shares which have been earned based on such performance. A performance share award may have such other terms and conditions, not inconsistent with the provisions of the Incentive Plan, as the Committee in its discretion may determine.

         Within 75 days following the end of a Performance Period, the Committee must determine and certify in writing whether the applicable Performance Target, any applicable Performance Threshold or Performance Maximum, and any other material terms of a performance share award were achieved or satisfied and the number of performance shares, if any, earned by the awardee. Payment of earned performance shares shall be made to the awardee on or before March 15 of the year following the conclusion of the Performance Period. Payment in respect of earned performance shares may be made in shares of Keystone Common Stock, in cash, or partly in shares of Keystone Common Stock and partly in cash, as determined by the Committee at the time of payment. For purposes of any payment in cash, earned performance shares are converted to dollars based on the fair market value of a share of Keystone Common Stock as of the date the amount payable is determined by the Committee.

         Unless otherwise determined by the Committee at the time of making an award of performance shares and reflected in the terms of the award, if all employment of an awardee with Keystone and its subsidiaries terminates prior to the end of a Performance Period for any reason other than death, disability, retirement or an involuntary termination not for cause, all performance shares of the awardee for which the applicable Performance Period has not been completed shall be deemed forfeited, and no payment shall be made with respect thereto. In the case of a termination of employment prior to the end of a Performance Period due to death, disability, retirement or involuntary termination not for cause, the terms of the award may specify the manner of determining the number of performance shares, if any, which shall be deemed earned based on the extent to which the applicable Performance Target has been achieved as of the date of termination of employment, the percentage of the Performance Period elapsed and/or such other factors as the Committee may deem relevant. In the absence of such specification, the determination of whether any performance shares shall be deemed earned if the employment of the awardee terminates prior to the end of the applicable Performance Period due to death, disability, retirement or involuntary termination not for cause, and the number of performance shares earned and the timing of payment thereof, shall be made by the Committee in its sole discretion.


Restricted Shares

          Restricted shares of Keystone Common Stock awarded by the Committee will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the shares while subject to restriction) as the Committee may impose thereon and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The restricted share agreement between Keystone and the awardee will set forth the number of restricted shares awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted shares in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate.

          If so determined by the Committee at the time of an award of restricted shares, the lapse of restrictions on restricted shares may be based on the extent of achievement over a specified Performance Period of one or more Performance Targets, based on Performance Criteria established by the Committee as described above for performance shares. In such case, the award of restricted shares and all determinations by the Committee in respect thereto shall be made by the Committee in accordance with the procedures applicable to performance shares as described above.

          Following a restricted share award and prior to the lapse or termination of the applicable restrictions, share certificates for the restricted shares will be held in escrow. Upon the lapse or termination of the restrictions (and not before), the share certificates will be delivered to the awardee. From the date a restricted share award is effective, however, the awardee will be a shareholder with respect to the restricted shares and will have all the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.


Other Stock Awards

          The Committee shall have the authority in its discretion to grant to eligible employees such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Keystone Common Stock as deemed by the Committee to be consistent with the purposes of the Incentive Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Keystone Common Stock. In the discretion of the Committee, such other stock awards, including shares of Keystone Common Stock, or other types of awards authorized under the Incentive Plan, may be used in connection with, or to satisfy obligations of Keystone or a subsidiary to eligible employees under, other compensation or incentive plans, programs or arrangements of Keystone or a subsidiary, including without limitation the 1996 Performance Unit Plan. The Committee shall determine the terms and conditions, if any, of any other stock awards made under the Incentive Plan.


Additional Rights in Certain Events

          The Incentive Plan provides for certain additional rights upon the occurrence of one or more events described in Section 8 of the Incentive Plan ("Section 8 Events"). Such an event is deemed to have occurred when (1) any person or group (other than Keystone, a subsidiary or any employee benefit plan sponsored by Keystone) acquires beneficial ownership of 10% or more of the voting power of Keystone, (2) a tender offer is made to acquire securities of Keystone representing 20% or more of the voting power of Keystone, (3) a person other than Keystone solicits proxies relating to the election or removal of 50% or more of any class of Keystone's Board of Directors or (4) the shareholders of Keystone approve a merger, consolidation, share exchange, division or sale or other disposition of assets of Keystone as a result of which the shareholders of Keystone immediately prior to the transaction will not own a majority of the voting power of the surviving or resulting corporation or any corporation which acquires the stock of Keystone or more than 10% of its consolidated assets.

          Subject to the provisions of Section 4 of the Incentive Plan limiting such rights in the case of incentive stock options, unless the agreement between Keystone and the awardee otherwise provides, if any Section 8 Event occurs (1) all outstanding stock options will become immediately and fully exercisable, (2) all stock options held by an awardee whose employment with Keystone or a subsidiary terminates within one year of any Section 8 Event for any reason other than voluntary termination with the consent of Keystone or a subsidiary, retirement under any retirement plan of Keystone or subsidiary or death will be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option, (3) all restrictions applicable to restricted shares awarded under the Incentive Plan will lapse and (4) all performance shares for which the Performance Period has not yet been completed will be deemed to have been fully earned as of the date of the Section 8 Event, without regard to actual performance, and there shall be payable to the awardee with respect thereto the maximum number of performance shares which could have been earned during the Performance Period through achievement of the Performance Maximum, if any, or if none, the Performance Target

          If prior to the end of the applicable Performance Period an award of performance shares becomes payable due to a Section 8 Event, the amount paid would not qualify as "performance-based compensation" under Section 162(m) of the Code.


Possible Anti-Takeover Effect

          The provisions of the Incentive Plan providing for the acceleration of the exercise date of stock options, the lapse of restrictions applicable to restricted shares and the deemed earnout of performance shares upon the occurrence of a Section 8 Event and for the extension of the period during which stock options may be exercised upon termination of employment following a
Section 8 Event may be considered as having an anti-takeover effect.


Miscellaneous

          The maximum aggregate number of shares of Keystone Common Stock which shall be available for the grant of stock options, restricted shares and performance shares to any one individual under the Incentive Plan during any calendar year shall be limited to 200,000 shares. To the extent consistent with
Section 162(m) of the Code, in applying this limitation a reload option (a) shall be deemed to have been granted at the same time as the original underlying stock option and (b) shall not be deemed to increase the number of shares covered by the original underlying stock option grant.

          The Board of Directors may amend or terminate the Incentive Plan at any time, except that the Board may not terminate any outstanding Award and except that no amendment may be made without the approval of the shareholders of Keystone (1) if the effect of the amendment is to make any changes in the class of employees eligible to receive incentive stock options or increase the number of shares for which incentive stock options may be granted under the Incentive Plan or (2) if shareholder approval of the amendment is at the time required (a) by the rules of the NASDAQ National Market System or any stock exchange on which the Keystone Common Stock may then be listed or (b) for nonstatutory stock options or performance shares granted under the Incentive Plan to qualify as "performance based compensation" as then defined under Section 162(m) of the Code.

          If an awardee engages in a business which is in competition with Keystone or any of its subsidiaries, the Committee may immediately terminate all outstanding stock options of the awardee, declare forfeited all restricted shares of the awardee as to which the restrictions have not yet lapsed, terminate all outstanding performance share awards of the awardee for which the applicable Performance Period has not been completed and declare forfeited all outstanding other stock awards of the awardee which remain subject to restriction or which have otherwise not yet become payable, whether or not any such Awards are then held by the awardee. The preceding sentence shall not apply if the exercise period of the stock option upon termination of employment has been extended, the lapse of the restrictions applicable to the restricted shares has been accelerated or the performance share award has been deemed to have been earned as a result of the occurrence of a Section 8 Event.


Federal Income Tax Consequences

          The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of Awards under present law.

          Incentive Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of an incentive stock option. The exercise of an incentive stock option generally will result in an increase in an optionee's taxable income for alternative minimum tax purposes.

          If an optionee exercises an incentive stock option and does not dispose of the shares received in a subsequent "disqualifying disposition" (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to the optionee), upon disposition of the shares any amount realized in excess of the optionee's tax basis in the shares disposed of will be treated as a long-term capital gain, and any loss will be treated as a long-term capital loss. In the event of a "disqualifying disposition," the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the optionee's tax basis in the shares) will be treated as compensation received by the optionee in the year of disposition. Any additional gain will be taxable as a capital gain and any loss as a capital loss, which will be long-term or short-term depending on whether the shares were held for more than one year. Under proposed regulations, special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of Keystone Common Stock. If shares of Keystone Common Stock received upon the prior exercise of an incentive stock option are transferred to Keystone in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer will be considered a "disqualifying disposition" of the shares transferred, but, under proposed regulations, only compensation income determined as stated above, and no capital gain or loss, will be recognized.

          Neither Keystone nor any of its subsidiaries will be entitled to a deduction with respect to shares received by an optionee upon exercise of an incentive stock option and not disposed of in a "disqualifying disposition." If an amount is treated as compensation received by an optionee because of a "disqualifying disposition," Keystone or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

          Nonstatutory Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a nonstatutory stock option is paid in whole or in part with shares of Keystone Common Stock, no income, gain or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the stock option.

          There is no published authority directly addressing the Federal income tax consequences of certain aspects of transferring nonstatutory stock options, and the following statements of the probable tax consequences are based on Keystone's interpretation of present law. An optionee should not recognize any taxable income for Federal income tax purposes upon transfer of a nonstatutory stock option by gift. Upon the exercise of a nonstatutory stock option by the transferee, the optionee should be treated as receiving compensation, which is subject to tax withholding, even though the nonstatutory stock option is exercised by a transferee rather than an optionee.

          Keystone or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

          Reload Option Rights. An optionee should not recognize any taxable income for Federal income tax purposes upon receipt of reload option rights and a reload option should be treated as a nonstatutory stock option. See "Nonstatutory Stock Options" above.

          Cash Payment Rights. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of cash payment rights. Any cash received in payment of cash payment rights will be treated as compensation received by the optionee in the year in which the optionee receives the cash payment. Keystone or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

          Restricted Shares. An awardee of restricted shares will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). The fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the awardee and will be taxable in the year the restrictions lapse. Keystone or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

          Performance Shares. An awardee of performance shares will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or shares of Keystone Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of Keystone Common Stock. Keystone or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

          Other Stock Awards. Any shares of Keystone Common Stock received pursuant to an other stock award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such shares. The amount of compensation income will equal the fair market value of the shares of Keystone Common Stock on the date compensation income is recognized.
Keystone or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

          Other Tax Matters. The exercise by an awardee of a stock option, the lapse of restrictions on restricted shares, or the deemed earnout of performance shares following the occurrence of a Section 8 Event, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of Keystone Common Stock or cash resulting from such exercise or deemed earnout of performance shares or, in the case of restricted shares, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to Keystone or one of its subsidiaries as explained above. Keystone and its subsidiaries may lose a compensation deduction, which would otherwise be allowable, for all or a part of compensation paid in the form of (i) restricted shares or performance shares if an award of such shares is based in whole or in part on any goal or measure other than Performance Criteria set forth in Section 6(B) of the Plan, or, in the case of restricted shares, if the Committee fails to certify attainment of the Performance Criteria prior to paying such award, or (ii) cash payment rights granted after the grant of the related option, to any employee if, as of the close of the tax year, the employee is the Chief Executive Officer of Keystone (or acts in that capacity) or is among the four highest compensated officers for that tax year (other than the Chief Executive Officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, if the total compensation paid to such employee exceeds $1,000,000.


Vote Required

          Approval of the adoption of the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Keystone Common Stock voting in person or by proxy, with a quorum of a majority of the outstanding shares of Keystone Common Stock being present or represented at the Keystone Annual Meeting. Under the Pennsylvania Business Corporation Law, an abstention or broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                           INFORMATION CONCERNING THE
                       PRO FORMA COMBINED FINANCIAL DATA

          The FTC Merger will be accounted for by Keystone under the pooling-of-interests method of accounting, which views the FTC Merger as a uniting of the separate ownership interests of Keystone and FTC through an exchange of shares. As such, the pro forma financial information which follows represents the combined historical financial data of Keystone and FTC, subject only to certain adjustments described in the notes to the data presented. Certain reclassifications have been made to conform FTC's presentation with Keystone's presentation. There is no impact on net income from these reclassifications. Intercompany transactions between Keystone and FTC are immaterial and, accordingly, have not been eliminated.

          The FFWM Merger will be accounted for by Keystone under the purchase method of accounting. See "FFWM Plan of Merger--Accounting Treatment." Pro forma financial information concerning the FFWM Merger is not included herein. The addition of FFWM would not have materially affected the pro forma combined financial information as presented.

          The pro forma financial information is unaudited and is not necessarily indicative of the financial condition or the results of operations of Keystone as they would have been had the FTC Merger been effective during the periods presented, or as they may be in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Keystone and FTC, including the notes thereto, incorporated by reference herein. See "Information Concerning Keystone--Keystone Documents Incorporated by Reference," and "Information Concerning FTC--FTC Documents Incorporated by Reference."

               Keystone Financial, Inc. and Financial Trust Corp
              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               December 31, 1996
                                  (unaudited)

          The following unaudited pro forma combined condensed statement of condition combines in condensed form the consolidated statement of condition of Keystone and the consolidated balance sheet of FTC as of December 31, 1996 with certain pro forma adjustments described in the notes below. This statement should be read in conjunction with the historical financial statements of Keystone and FTC, including the notes thereto; the notes to this pro forma combined condensed statement of condition; and the pro forma combined condensed statements of income, including the notes thereto.

                                                                                         Combined
                                                                                         Keystone
(In Thousands)                              Keystone        FTC          Pro Forma       and FTC
                                           Historical    Historical     Adjustments     Pro Forma
                                          ------------  ------------  ---------------  ------------
ASSETS:
Cash and due from banks................... $  167,403    $   39,569                     $  206,972
Federal funds sold and other..............     78,354         3,059                         81,413
Investment securities available for sale..    856,380       353,714                      1,210,094
Investment securities held to maturity....    379,958            --                        379,958
Assets held for resale....................     51,225            --                         51,225
Loans and leases..........................  3,553,662       782,808                      4,336,470
Allowance for credit losses...............    (45,016)      (11,240)                       (56,256)
                                           ----------    ----------                     ----------
Net loans.................................  3,508,646       771,568                      4,280,214
Premises and equipment....................     74,407        23,525                         97,932
Other assets..............................    114,895        27,876                        142,771
                                           ----------    ----------                     ----------
TOTAL ASSETS.............................. $5,231,268    $1,219,311                     $6,450,579
                                           ----------    ----------                     ----------

LIABILITIES:
Noninterest-bearing deposits.............. $  511,931    $  113,605                     $  625,536
Interest-bearing deposits.................  3,585,180       849,005                      4,434,185
                                           ----------    ----------                     ----------
Total deposits............................  4,097,111       962,610                      5,059,721
Fed funds purchased & security
 repurchase agreements....................    299,895        68,991                        368,886
Other short-term borrowings...............     26,175         2,903                         29,078
                                           ----------    ----------                     ----------
Total short-term borrowings...............    326,070        71,894                        397,964
FHLB borrowings...........................    205,929        18,274                        224,203
Long-term debt............................      2,154           419                          2,573
Other liabilities.........................     92,697        13,015                        105,712
                                           ----------    ----------                     ----------
TOTAL LIABILITIES.........................  4,723,961     1,066,212                      5,790,173
                                           ----------    ----------                     ----------

SHAREHOLDERS' EQUITY:
Preferred stock...........................         --            --                             --
Common stock..............................     76,456        42,703       (14,519)(1)      104,640
Surplus...................................     73,201        51,493        14,519 (1)      139,213
Retained earnings.........................    368,172        53,846                        422,018
Deferred KSOP benefit expense.............     (1,249)           --                         (1,249)
Treasury stock............................     (8,186)         (226)                        (8,412)
Net unrealized securities gains
 (losses), net of tax.....................     (1,087)        5,283                          4,196
                                           ----------    ----------   -----------       ----------
TOTAL SHAREHOLDERS' EQUITY................    507,307       153,099            --          660,406
                                           ----------    ----------   -----------       ----------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.. $5,231,268    $1,219,311            --       $6,450,579
                                           ==========    ==========   ===========       ==========

------------------------
(1) To transfer the common stock of FTC to surplus and reflect the issuance of
    1.65 shares of Keystone Common Stock for each outstanding share of FTC Common Stock.

               Keystone Financial, Inc. and Financial Trust Corp
               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                  (unaudited)

          The FTC Merger will be accounted for as a pooling of interests. Accordingly, the following unaudited pro forma combined condensed statements of income result from the combination of the historical consolidated condensed statements of income of Keystone and FTC for each period presented. These statements should be read in conjunction with the historical financial statements of Keystone and FTC, including the notes thereto; the notes to these pro forma combined condensed statements of income; and the pro forma combined condensed statement of condition, including the notes thereto. The pro forma combined results are not necessarily indicative of the results that would have been obtained had the FTC Merger been effective during the periods presented or of the combined results of future operations.

(In Thousands, Except Per Share Amounts          Year Ended December 31,
 and Shares Outstanding)                  -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
INTEREST INCOME:
Loans and fees on loans.................  $   370,364  $   353,025  $   296,492
Investment securities...................       92,700       83,062       84,494
Other...................................       10,356       10,699        5,908
                                          -----------  -----------  -----------
                                              473,420      446,786      386,894

INTEREST EXPENSE:
Deposits................................      186,257      176,571      137,103
Short-term borrowings...................       14,506       12,910        8,418
FHLB borrowings.........................       10,175       10,827        6,446
Long-term debt..........................          363          467          496
                                          -----------  -----------  -----------
                                              211,301      200,775      152,463
                                          -----------  -----------  -----------

NET INTEREST INCOME.....................      262,119      246,011      234,431
Provision for credit losses.............       10,713        8,568       10,324
                                          -----------  -----------  -----------

NET INTEREST INCOME AFTER PROVISION FOR
 CREDIT LOSSES..........................      251,406      237,443      224,107
Other income............................       71,525       58,137       51,921
Other expense...........................      196,245      182,130      182,333
                                          -----------  -----------  -----------

INCOME BEFORE INCOME TAXES..............      126,686      113,450       93,695
Applicable income tax expense...........       37,180       34,001       25,907
                                          -----------  -----------  -----------
NET INCOME..............................  $    89,506  $    79,449  $    67,788
                                          -----------  -----------  -----------

AVERAGE NUMBER OF SHARES
 OUTSTANDING (1)........................   52,118,819   49,557,082   49,188,960
                                          -----------  -----------  -----------

EARNINGS PER SHARE......................        $1.72        $1.60        $1.38
                                          -----------  -----------  -----------

------------------------
(1) The average number of shares outstanding reflects Keystone historical shares outstanding, adjusted for the 1996 three-for-two stock split, plus the historical shares outstanding of FTC, adjusted for the 1996 10% stock dividend, multiplied by the FTC Merger exchange ratio of 1.65.

                        INFORMATION CONCERNING KEYSTONE
                            Keystone Financial, Inc.
                            SELECTED FINANCIAL DATA

          The following unaudited table of selected financial data should be read in conjunction with Keystone's consolidated financial statements and the related notes and with Keystone's management's discussion and analysis of financial condition and results of operation (Financial Review), incorporated herein by reference. See "Keystone Documents Incorporated by Reference."

                                                                Year Ended December 31,
                                          --------------------------------------------------------------------
                                              1996          1995          1994          1993          1992
                                          ------------  ------------  ------------  ------------  ------------
                                                  (In Thousands, Except Per Share Amounts and Ratios)
Operations:
Interest income.......................... $   384,521   $   363,931   $   313,202   $   307,755   $   330,645
Interest expense.........................     174,758       166,579       124,784       125,245       152,718
                                          -----------   -----------   -----------   -----------   -----------
Net interest income......................     209,763       197,352       188,418       182,510       177,927
Provision for credit losses..............       9,858         7,859         9,484         7,940        16,053
Noninterest income.......................      62,673        50,321        44,629        45,819        39,276
Noninterest expense......................     162,559       150,634       151,723       148,003       138,840
Income tax expense.......................      30,544        27,866        20,481        21,037        16,568
                                          -----------   -----------   -----------   -----------   -----------
Net income............................... $    69,475   $    61,314   $    51,359   $    51,349   $    45,742
                                          -----------   -----------   -----------   -----------   -----------
Pre-tax security gains, included in
 above................................... $       556   $     1,317   $       834   $     1,669   $     1,750
Per Share (1):
Net income............................... $      1.83   $      1.73   $      1.46   $      1.47   $      1.33
Cash dividends declared..................        0.98          0.93          0.86          0.79          0.73
Dividend payout ratio....................       53.55%        53.28%        59.22%        54.01%        55.27%
Average shares outstanding...............  38,045,585    35,462,358    35,093,138    34,956,927    34,475,862
Balances at Period End:
Loans and leases......................... $ 3,553,662   $ 3,365,716   $ 3,193,405   $ 2,775,198   $ 2,785,335
Allowance for credit losses..............      45,016        44,377        42,440        40,181        38,940
Total assets.............................   5,231,268     5,074,785     4,706,000     4,419,726     4,311,779
Deposits.................................   4,097,111     4,061,888     3,827,983     3,582,688     3,655,261
Long-term debt...........................       2,154         4,048         6,054         5,990         5,144
Shareholders' equity.....................     507,307       480,694       407,774       412,880       378,314
Book value per share (1).................       13.38         12.69         11.64         11.77         10.86
Selected Ratios:
Return on average assets.................        1.37%         1.29%         1.16%         1.19%         1.08%
Return on average equity.................       14.11         14.06         12.71         12.98         12.58
Interest rate spread.....................        3.75          3.77          4.04          4.07          4.02
Net interest margin......................        4.49          4.49          4.63          4.63          4.67
Equity to assets, average................        9.74          9.16          9.09          9.13          8.62
Loans to deposits at period end..........       86.74         82.86         83.42         77.46         76.20
Allowance for credit losses
 to loans at period end..................        1.27          1.32          1.33          1.45          1.40
Nonperforming assets to loans and ORE....        0.75          0.78          0.95          1.32          1.66
 Loans 90 days past due..................        0.50          0.44          0.24          0.14          0.22
Total risk elements to loans
 and ORE at period end (2)...............        1.25          1.22          1.19          1.46          1.88
Risk-Adjusted Capital Ratios:
Leverage ratio...........................        9.64%         9.28%         8.84%         9.18%         8.66%
"Tier 1" capital ratio...................       13.54         13.65         12.96         14.05         13.06
"Total" capital ratio....................       14.77         14.83         14.21         15.30         14.26

------------------------
(1) Keystone per share amounts have been restated to reflect a 3-for-2 stock split, in the form of a 50% stock dividend, in 1996.

(2) Total risk elements include nonperforming assets and loans past due 90 days or more.

              STOCK PRICES AND DIVIDENDS ON KEYSTONE COMMON STOCK

          Keystone Common Stock is traded in the over-the-counter market under the symbol "KSTN" and is listed in the NASDAQ National Market System. The following table sets forth the high and low closing sales prices for Keystone Common Stock for the periods indicated, as reported by NASDAQ, and the cash dividends per share declared on Keystone Common Stock for such periods. The information contained in the table has been adjusted to reflect a 3-for-2 split of the Keystone Common Stock in the form of a 50% stock dividend in August 1996.



                                 Quarterly Sales
                                   Price Range            Cash
                          ----------------------------  Dividends
                             High            Low        Declared
                          -----------  ---------------  ---------

1995

First Quarter...........       $20.17          $ 17.50      $0.23
Second Quarter..........        19.33            18.00       0.23
Third Quarter...........        21.50            18.50       0.23
Fourth Quarter..........        22.67            19.67       0.24
                                                            -----
                                                            $0.93
                                                            -----

1996

First Quarter...........       $22.83          $ 19.83      $ .24
Second Quarter..........        22.75            20.75        .24
Third Quarter...........        25.33            21.67        .24
Fourth Quarter..........        27.75            24.50       0.26
                                                            -----
                                                            $0.98
                                                            -----

1997

First Quarter (through
    March 25, 1997).....       $28.00          $24.875      $0.26


          On December 19, 1996, the last NASDAQ trading day prior to the public announcement of the FTC Merger, the closing sale price for the Keystone Common Stock was $26.75. On November 25, 1996, the last NASDAQ trading day prior to the public announcement of the FFWM Merger, the closing sale price for Keystone Common Stock was $26.625. On March 25, 1997, the closing sale price for Keystone Common Stock was $27.25. On March 14, 1997, the record date for the Keystone Annual Meeting, Keystone had approximately 12,464 shareholders of record. At that date, approximately 37,313,000 shares of Keystone Common Stock were outstanding.

          While Keystone is not obligated to pay cash dividends, Keystone's Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Keystone.

                        KEYSTONE EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table is a summary of the compensation for the years 1996, 1995 and 1994 awarded or paid to, or earned by, Keystone's Chief Executive Officer and each of Keystone's other executive officers in 1996 (the "named officers"):

                                                                               Long-Term Compensation
                                                                       ---------------------------------------
                                       Annual Compensation                       Awards              Payouts
                             ----------------------------------------  --------------------------  -----------
                                                                                   Shares
                                                        Other annual   Restricted  Underlying       LTIP         All other
Name and                                   Bonus        compensation     Stock      Options        payouts      compensation
Principal Position     Year  Salary ($)    ($)(1)           ($)          Awards      (#)(3)        ($)(4)           ($)(5)
---------------------  ----  ---------    --------      ------------   ----------  ----------      -------      ------------
Carl L. Campbell       1996   $340,000    $127,500                --           $0      87,427          $ 0           $62,917
President and Chief    1995    330,000     129,262                --            0      16,447            0            53,062
Executive Officer      1994    330,000     140,000                --            0           0            0            38,218

George H. Groves       1996   $270,000    $ 72,900                --           $0       7,832          $ 0           $42,306
Senior Executive       1995    260,000      66,508                --            0       6,265            0            32,808
Vice President         1994    208,000      47,023                --            0      45,000            0            28,531

Mark L. Pulaski        1996   $270,000    $ 72,900                --           $0       7,832          $ 0           $32,438
Senior Executive       1995    260,000      66,508                --            0       7,233            0            28,068
Vice President         1994    188,000      42,502                --            0      45,000            0            16,381

Ben G. Rooke           1996   $195,000    $ 52,650                --           $0       5,723          $ 0           $29,202
Executive Vice         1995    190,000      48,602                --            0       4,971            0            23,824
President              1994    165,000      37,302                --            0      45,000            0            17,810

------------------------
(1) Bonus information is reported by year in which earned.

(2) Keystone has made no restricted stock awards.

(3) Options are reported in the year in which granted. The number of shares has been adjusted to reflect a 3-for-2 split in the Keystone Common Stock in August 1996. The option price of the options granted to the named executive vice presidents in 1994 is 110% of the fair market value of the option shares on the date the options were granted. The option price of all other options shown is 100% of such fair market value.

(4) To date, Keystone has made no long-term incentive plan ("LTIP") payouts.

(5) The 1996 amounts reported in this column consist of the loan value of the actual premium paid by Keystone for a split-dollar insurance policy for the named officer as follows: Mr. Campbell, $21,841; Mr. Groves, $19,985; Mr. Pulaski, $8,730; and Mr. Rooke, $11,963; imputed interest income for 1996 on loans to the named officers under Keystone's Management Stock Ownership Program as follows: Mr. Campbell, $27,001, Mr. Groves, $14,181; Mr. Pulaski, $14,182; and Mr. Rooke, $10,364; employer matching contributions to Keystone's retirement savings plans as follows: Mr. Campbell, $13,538; Mr. Groves, $8,051; Mr. Pulaski, $9,173; and Mr. Rooke, $6,487; and the above market portions of interest accrued for 1996 under one retirement savings plan as follows: Mr. Campbell, $538; Mr. Groves, $89; Mr. Pulaski, $353; and Mr. Rooke, $387.

Stock Option Grants in 1996

   The following table sets forth information concerning the individual grants of options to purchase Keystone Common Stock made to Keystone's named officers in 1996. The options and the information shown in the table have been adjusted to reflect a 3-for-2 split in the Keystone Common Stock in August 1996.

                                            Individual Grants
                    ------------------------------------------------------------------
                      Number       Percent of
                     of shares   total options                                              Grant
                    underlying     granted to      Exercise      Market                     date
                      options      employees         Price        Price    Expiration      present
       Name          granted (#)   in 1996 (1)    ($/Share) (1)  ($/Share)   date (3)    value ($) (4)
------------------  -----------  --------------  -------------  ---------  -----------  -------------
Carl L. Campbell        12,247           46.64%       $19.917    $19.917   01/02/2006       $ 33,159
                        75,000                        $20.917    $20.917   01/25/2006       $210,165
                           667                        $21.417    $21.417   04/10/2006       $  1,381
George H. Groves         7,832            4.15%       $19.917    $19.917   01/02/2006       $ 20,898
Mark L. Pulaski          7,832            4.15%       $19.917    $19.917   01/02/2006       $ 20,898
Ben G. Rooke             5,723            3.03%       $19.917    $19.917   01/02/2006       $ 15,271

------------------------

(1) Total options granted to Keystone employees in 1996 were 188,885. The option granted to Mr. Campbell for 667 shares is a reload option.

(2) The exercise price of options granted to Keystone employees in 1996 ranged from $19.917 to $20.917.

(3) All options become exercisable approximately two years after the date of grant. All options are subject to possible acceleration in certain events involving an actual or potential change in control of Keystone. The options have revocable reload rights.

(4) The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of .1500; expected dividend yield of 4.6%; expected seven-year option term; and a 5.5% risk-free rate of return.


Aggregated Option Exercises in 1996 and Option Values as of December 31, 1996

   The following table sets forth information concerning stock options exercised by Keystone's named officers in 1996 and unexercised stock options held by the named officers as of December 31, 1996. The options and the information shown in the table have been adjusted to reflect a 3-for-2 split in the Keystone Common Stock in August 1996.

                                                               Number of Shares          Value of Unexercised
                                                            Underlying Unexercised       in-the-money Options
                          Shares                 Value       Options at 12/31/96         at 12/31/96 ($) (2)
                       Acquired on             Realized   --------------------------  --------------------------
      Name             Exercise (#)             ($) (1)   Exercisable  Unexercisable  Exercisable  Unexercisable
      ----          ------------------         --------   -----------  -------------  -----------  -------------
Carl L. Campbell                 1,500         $ 17,826        89,928        249,854     $935,882       $676,253
George H. Groves                     0               --        78,512         14,097     $464,741       $ 76,941
Mark L. Pulaski                      0               --        86,345         13,495     $562,515       $ 73,656
Ben G. Rooke                    10,489         $180,589        79,955         10,694     $488,731       $ 58,368

------------------------

(1) Represents the difference between the market value on the date of exercise of the shares acquired and the option price of those shares.

(2) Represents the difference between the aggregate market value at December 31, 1996 of the shares subject to the options and the aggregate option price of those shares.


Long-Term Incentive Plan Awards in 1996

   A table showing the Performance Unit awards made to Keystone's named officers and to all other participating employees in 1996 under Keystone's 1996 Performance Unit Plan is set forth above under the caption "Other Proposals for Keystone Shareholders--1996 Performance Unit Plan--Performance Unit Plan Awards in 1996."


                       KEYSTONE HUMAN RESOURCES COMMITTEE
                     1996 REPORT ON EXECUTIVE COMPENSATION

          In compliance with Securities and Exchange Commission guidelines on disclosure of executive compensation levels and practices, the Human Resources Committee (the "Committee") of Keystone's Board of Directors has prepared the following report for Keystone's shareholders and other interested parties.


Role and Composition of the Human Resources Committee

          The role of the Committee with respect to employee compensation is to establish the compensation philosophy of the organization and to monitor compensation plans and related practices for conformity with that philosophy.

          In 1995, a compensation consultant assisted the Committee in the development of a comprehensive compensation strategy for Keystone. As a result of this effort, Keystone adopted a total compensation philosophy. This philosophy restructured and enhanced Keystone's commitment to tie more of the compensation of executives, managers and employees in direct revenue producing positions to Keystone's performance.

          Specifically in the area of executive compensation, the Committee's role includes establishing appropriate compensation and benefit plans, reviewing the Chief Executive Officer's recommendations on compensation for executive officers, and determining compensation for executive officers and for the Chief Executive Officer. An essential component of this role is the establishment of performance standards for Keystone's salary administration and incentive programs and monitoring actual performance against those standards.

          During 1996, the Committee was composed of eight non-employee directors: Ms. Barry, Messrs. DeWald, Field, Herr, Miller, Unterberger and Ward, and Mr. Beall, who served as Chairperson/1/. Except for discussions and decisions concerning his own compensation, Mr. Campbell attends Committee meetings for


------------------------

/1/ After Keystone's 1996 Annual Meeting, consistent with the Board-approved rotation policy, Mr. Beall became Chairman of the Committee. Ms. Barry and Messrs. Miller and Ward became members of the Committee to replace Mr. Gettig, who retired as of the 1996 Annual Meeting, and Messrs. Detwiler and Devorris, who rotated to other Committees of the Board. A Subcommittee consisting of Ms. Barry and Messrs. Beall, Dewald, Field, Miller and Ward was formed in 1996 to administer the 1996 Performance Unit Plan and the Corporation's Stock Incentive Plans. References in this report to actions taken by the Committee include those taken by the Subcommittee under these plans.

discussions about executive compensation and does offer recommendations on specific plans and individual actions for consideration by the Committee.

          The Committee met four times during 1996. This report discusses actions initiated and approved by the Committee over the course of the year.


Executive Compensation Program Objectives and Operating Philosophy

          Keystone's executive compensation program is designed to (1) foster continuous improvement in corporate performance, (2) maximize shareholder value,
(3) attract and retain qualified executives and (4) recognize and reward executives' collective and individual contributions to the business. To these ends, Keystone is pursuing a compensation strategy and specific compensation plans to tie a significant portion of executive compensation to Keystone's success in meeting predetermined performance goals and to appreciation in Keystone's stock price.

          In setting performance standards for executive officers during 1996, the Committee considered the new compensation philosophy, compared Keystone's recent performance to industry indices/2/ and also considered Keystone's stock price performance over the last several years. (See "Keystone Stock Price Performance Graph" below.) The target level of total compensation for Keystone executives, including its four executive officers listed in the tables under "Keystone Executive Compensation" above, when expected performance is achieved, is the median level of market practice among financial services institutions of similar asset size. The compensation program will provide better than median level pay when Keystone's performance exceeds the expected level of performance.

          The primary performance measure used by the Committee is net income. Other measures that are also considered by the Committee are asset quality, capital adequacy and prudent risk management. In addition, the Committee considers such subjective measures as the officers' leadership and management performance and the current economic environment.

          The remainder of this report discusses specific plans, policies and 1996 actions for each component of the executive compensation program.


Base Salaries

          Base salary ranges for the four executive officers are determined by evaluating the responsibilities of the positions, required skills and experiences and prevailing practices among financial services institutions of similar type and asset size for comparable positions. Initial salary levels are a function of the incumbent's specific capabilities at the time of hire.

          Typically, annual salary adjustments are determined through an evaluation of Keystone's performance against its goals for the prior year, performance of functions and business units under the executive's management and the executive's performance against individual goals assigned for the prior year. The relative importance of each of the three criteria in making a salary adjustment decision for a given executive will vary among the executives and from year to year based on corporate priorities for that covered time period.


------------------------
/2/ The Committee and management review reports from securities and investment banking firms, e.g., SNL Securities and Keefe, Bruyette & Woods, which monitor performances of commercial banks and other financial services institutions. Most of the banks included in these reports are also included in the NASDAQ Bank Stock Index. Further, Keystone's Finance Department annually prepares in-depth analyses of financial data on ten commercial banks of similar or larger asset size operating in the Pennsylvania, Ohio, Maryland, West Virginia, Virginia, Delaware and New Jersey banking markets.

          Corporate goals are expressed in terms of net income; the same goal basis established for Keystone's Management Incentive Compensation Plan ("MICP"), the annual incentive plan. An example of a business unit performance measure would be improved financial performance achieved through increased business and/or expense reduction. An example of an individual performance measure would be the implementation of a new business product.

          Additionally, the executive's professional development, readiness for other and broader responsibilities in the organization and overall contribution to the management and the success of the business are considered. Keystone's overall success, coupled with achievements against functional/business unit and individual business goals, primarily determines the Committee's salary adjustment decision. The other factors noted may influence the Committee's decision.

          The Chief Executive Officer reviews the performance of each executive officer, except himself, with the Committee using a specific checklist of performance goals and performance characteristics, and he offers a specific pay increase recommendation for the Committee's consideration. The Chairperson of the Committee likewise uses and discusses with the Committee a similar checklist of performance goals and performance characteristics for the Chief Executive Officer, and he offers a recommendation to the Committee on an appropriate salary action for the CEO. These performance factors include: net income, asset growth, asset quality, risk management, customer service, leadership, community involvement, personal development, and the influence of the economy and regulatory factors on the performance of Keystone. Once approved by the Committee, all salary actions for the four executive officers are presented to the Board of Directors for ratification.

          In January 1996, the Committee approved salary increases for all four executive officers of Keystone. Although each of these executives had different performance goals for 1995, each had met his respective performance plan and warranted a salary increase.


Annual Performance Incentives

          The four executive officers participate in Keystone's MICP, an annual incentive pay plan based primarily on net income achievement against a specific goal defined at the beginning of the fiscal year. The Committee has the discretion to modify the cash award for a particular executive officer if it determines such action is appropriate. Such action is based on a subjective evaluation of each executive officer's performance in such areas as teamwork, management performance, and support of integration efforts related to recent acquisitions and consolidations.

          For 1996, the Committee established a range of specific achievement levels for corporate net income. If threshold performance was not achieved, no payment would be made. If performance exceeded the threshold level of performance, actual awards would be proportionally greater in line with actual performance up to the defined maximum award amount.

          Keystone's net income performance for 1996 exceeded the threshold goal established under the MICP. All participating executive officers qualified for a cash award. Mr. Campbell, who participates in the MICP, received a cash award of $127,500. This award was based on Keystone's net income performance exceeding the threshold goal.


Long-term Incentives

          Stock Options. Stock options were granted to the four executive officers and selected senior officers of Keystone in January under Keystone's 1992 Stock Incentive Plan, which was approved by the shareholders. Incentive stock option grants are made according to the Committee's established guideline of shares at fair market value equal to a percentage of the recipient's salary; a declining percentage based on level of position within the organization and reflecting the desired "mix" of long-term incentive income opportunity for a given position in the organization. The percentage range of salary is 60% to 75%, which is divided by the market price of Keystone's stock on the date of the grant to determine the number of options granted. The size of the award can vary from year to year based on corporate and individual performance. Corporate performance is usually gauged in terms of net income, although other financial measures and performance comparisons within a peer group may also be considered. In the event of poor corporate performance or poor individual performance, the Committee can elect to make no award. If corporate and/or individual performance exceeds expectations, the Committee may grant larger than typical awards.

          The January 1996 stock option awards were granted in recognition of Keystone's increase in net income performance for 1995, and Keystone's favorable ranking in the banking peer group.

          In deciding on stock option awards to eligible participants, the Committee does not currently consider the total number of outstanding options held by a participant nor the number of shares held by the participant. The Committee has not cancelled or repriced any prior stock option grants.

          Stock options are designed to align executives' interests with those of shareholders. Stock options are granted with an exercise price equal to the fair market value on the date of grant. Grants carry a 2-year cliff vesting provision, which means that the option cannot be exercised for two years from the date of grant except in certain circumstances involving an actual or threatened change in control. The granting of options at fair market value or a premium over fair market value with a minimum 2-year vesting requirement provides an incentive for the executive to increase shareholder value over the long term since no benefit of the options can be realized unless stock price appreciation occurs.

          Mr. Campbell received stock option grants of 87,427 shares in 1996. These grants included incentive stock options and nonstatutory stock options. Mr. Campbell participates in Keystone's Stock Incentive Plan on the same basis as all other participants. Of the January 1996 stock option grants made to Mr. Campbell, 12,427 were made in accordance with the formula discussed above, and 75,000 shares represent an additional grant to Mr. Campbell given in recognition of the financial performance of Keystone and as part of an understanding between Mr. Campbell and the Committee to tie a substantial portion of his potential compensation to corporate performance and shareholder value.

          As discussed above under "Other Proposals for Keystone Shareholders-- Keystone 1997 Stock Incentive Plan" (Keystone Proposal No. 6), if approved by Keystone's shareholders, the proposed 1997 Stock Incentive Plan would replace Keystone's 1992 Stock Incentive Plan.

          1996 Performance Unit Plan. In 1996 Keystone's Board of Directors approved the implementation of the 1996 Performance Unit Plan (the "Performance Plan") in which certain officers of Keystone would participate, including the four executive officers.

          The Performance Plan is a cash-based, long-term incentive plan. It is expected that the Performance Plan will operate in three-year cycles beginning on January 1, 1996, with a new cycle commencing every two years, i.e., January 1, 1998; January 1, 2000; January 1, 2002. Payout under the Plan for the initial cycle is based upon the attainment by Keystone of a range of pre-
established three-year cumulative earnings per share goals.   The goals for the
initial cycle were set based on a comparative peer group performance analysis. The amounts payable under the Performance Plan's initial cycle may be increased or decreased by 20% if Keystone's return on average equity for the three-year cycle ranks at or above the 75th percentile or at or below the 25th percentile as compared to a peer group of financial institutions. The performance awards which may be earned during the initial three-year cycle by the four executive officers and the other executives participating in the Performance Plan are shown in the table appearing under the caption "Other Proposals for Keystone Shareholders--Keystone 1996 Performance Unit Plan" (Keystone Proposal No. 5) above. The Performance Plan, which is discussed in more detail under that caption, is subject to the approval of Keystone's shareholders at the Keystone Annual Meeting.

          Keystone believes that stock options under the 1992 and 1997 Stock Incentive Plans and performance unit awards under the 1996 Performance Unit Plan qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and Keystone does not anticipate that it will be affected by the cap on deductibility of executive compensation imposed by that Section.


Other Executive Benefits

          Effective in 1994, Keystone implemented a split-dollar type of insurance policy which is owned by the covered executive. Under this policy, Keystone has a collateral assignment which is intended to reimburse Keystone for premiums paid into the policy when the policy is redeemed or the covered executive dies.

          On March 30, 1995, the Board of Directors approved the Management Stock Ownership Program (the "Ownership Program"). The Ownership Program is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to act like owners with a focus on value creation. To accomplish these purposes, the Ownership Program establishes stock ownership goals for the named officers and selected senior officers of Keystone to be achieved over a five-year period. At the end of the five-year period, each officer, including the executive officers, is expected to achieve a level of ownership of Keystone Common Stock having a value equal to the following percentages of the officer's current base salary: 300% for the chief executive officer, 200% for executive vice presidents, 100% for presidents of Keystone's bank and trust company subsidiaries and 50% for senior vice presidents.

          In order to assist officers in attaining their stock ownership goals, the Ownership Program provides for loans to the officers, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Keystone Common Stock from Keystone at their fair market value on the date of purchase. Under the terms of the Ownership Program, the loans will be made on a nonrecourse basis, and without interest, but will be secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of Keystone Common Stock purchased with the loan plus additional shares of Keystone Common Stock or other acceptable collateral owned by the officer. The loans will be payable in full upon demand of Keystone at any time but not later than the target date for achieving the officer's stock ownership goal. The loans will also be payable in full not later than 90 days after termination of the officer's employment with Keystone or a subsidiary for any reason other than death and one year after termination due to the death of the officer.

          In connection with the adoption of the Ownership Program, the Board recommended that Keystone's shareholders approve the 1995 Management Stock Purchase Plan (the "Purchase Plan"), which provides for the purchase of Keystone Common Stock from Keystone by eligible employees at a price not less than fair market value and for the financing of such purchases through loans secured by the shares so purchased. Keystone's shareholders approved the Purchase Plan at Keystone's 1995 Annual Meeting. In 1996, 20 of the 38 eligible officers, including each of Keystone's four executive officers, participated in the Purchase Plan and received loans from Keystone under the terms of the Ownership Program.


Conclusion

          Keystone's executive compensation program continues to evolve in line with the objectives noted earlier in this report: continuous improvement in annual corporate performance, maximizing shareholder value, attracting and retaining qualified executives and recognizing and rewarding executives' contributions to the business.

          Over the coming year, the Committee will continue to explore opportunities to enhance the variable aspects of executive compensation, strengthening the link between total pay and corporate performance.

Respectfully Submitted by:

THE HUMAN RESOURCES COMMITTEE:             J. Glenn Beall, Jr., Chairperson;
                                           June B. Barry;
                                           Richard W. DeWald;
                                           Gerald E. Field;
                                           Philip C. Herr, II;
                                           William L. Miller
                                           Ronald C. Unterberger; and
                                           G. William Ward


                          OTHER INFORMATION CONCERNING
                   KEYSTONE DIRECTORS AND EXECUTIVE OFFICERS

Human Resources Committee Interlocks and Insider Participation

          Mr. Campbell, Keystone's President and Chief Executive Officer, is not a member of the Human Resources Committee but is an invited guest at Committee meetings concerning corporate compensation matters, including compensation decisions for all named officers except himself. Director Devorris is a limited partner in a partnership that leases at market rate office space to Keystone and a bank subsidiary of Keystone. Mr. Devorris' limited partnership interest is 50%. The annual rent paid by the bank in 1996 was $415,214. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Human Resources Committee.


Board and Committee Meetings

          The Executive Committee of Keystone's Board of Directors is composed of Messrs. Antanavage, Beall, Campbell, Devorris, Herr, Martz and Miller.
During 1996 the Executive Committee met four times. The Executive Committee exercises the powers of the Board of Directors between Board meetings and makes recommendations to the full Board on various matters. The Executive Committee reviews the policy and practice of Keystone and its subsidiaries in the areas of strategic planning and franchise expansion and reports its recommendations to the Board for action. The Executive Committee also functions as a nominating committee and in this capacity establishes criteria for selection of nominees to stand for election or reelection as Keystone directors at any annual meeting of shareholders and reports its recommendations to the Board for action. Any Keystone shareholder who desires to have an individual considered for nomination by the Board must submit his recommendation in writing to the Secretary of Keystone at least 90 days prior to the annual meeting at which the election of directors will occur.

          The Audit Committee of Keystone's Board of Directors, which met four times during 1996, is composed of Messrs. Antanavage, Detwiler, Devorris, Grant, Messenger, Rosini and Schoeneman. The Audit Committee recommends the selection of independent auditors, provides oversight of the internal auditors of the banks and reviews the reports of those persons.

          The Human Resources Committee of Keystone's Board functions as a compensation committee. The members of the Human Resources Committee, which met four times in 1996, are Ms. Barry and Messrs. Beall, DeWald, Field, Herr, Miller, Unterberger and Ward. The Human Resources Committee determines the compensation of Keystone's executive officers and senior officers and recommends policy regarding the salary administration program, health and welfare benefits and annual human resources budget for all employees. The Human Resources Committee also administers the 1992 and 1988 Stock Incentive Plans, the 1995 and 1990 Non-

Employee Directors' Stock Option Plans, the 1992 Director Fee Plan, the 1995 Employee Stock Purchase Plan and the 1995 Management Stock Purchase Plan.

          During 1996 Keystone's Board of Directors met seven times. All of the directors, with the exception of Ms. Barry, attended at least 80% of the meetings of the Board and committees of which they were members during the period they served as such.


Director Compensation

          In 1996, directors of Keystone who are not salaried officers of Keystone or its subsidiaries received an annual retainer of $10,000 (payable in Keystone Common Stock only) and an additional $1,500 (payable in cash or Keystone Common Stock) if they served as chairman of a Board committee. In January 1996, non-officer directors received $1,250 for each Board meeting they attended and $1,250 for each committee meeting attended on a day other than the date of the regular Board meeting or a day that adjoins the date of a regular Board meeting. For committee meetings attended on the same day as a regular Board meeting, non-officer directors received $500; and for committee meetings attended on an adjoining day of a regular Board meeting date, non-officer directors received $750. Non-officer directors that participate in telephone conferences received $500.

          Keystone's 1992 Director Fee Plan, which was approved by the shareholders at the 1992 Annual Meeting, permits non-officer directors to elect to receive payment of their compensation as Keystone corporate and bank directors either in cash or Keystone Common Stock or to defer such compensation for subsequent payment in cash or Keystone Common Stock. During 1996, Keystone accrued an aggregate total of $343,500 in director compensation. Of this amount, $146,000 was paid currently in cash or stock. The balance of $197,500 was deferred compensation, of which $39,500 will be paid in cash and $158,000 will be paid in stock.

          Keystone's 1995 Non-Employee Directors' Stock Option Plan was approved by the shareholders at the 1995 Annual Meeting. Its purposes are to promote the long-term success of Keystone by creating a long-term mutuality of interests between the non-employee directors and shareholders of Keystone, to provide additional inducement for such directors to remain with Keystone and to assist Keystone in attracting and retaining able persons to serve as outside directors. This Plan replaces the 1990 Non-Employee Directors' Stock Option Plan which expired following the January 1995 stock option grants.

          Under the 1995 Plan, directors who are not employees of Keystone or a subsidiary receive annual stock option grants to purchase up to 2,812 shares of Keystone Common Stock at an option price equal to the market value on the date the options are granted. The options are exercisable two years from the date of grant, subject to acceleration in certain events involving an actual or potential change in control of Keystone or retirement by the director. The options expire 10 years from the date of grant. Reload options are granted if a director exercises an option by paying the option price in shares of Keystone Common Stock.


Named Officer Stock Ownership

          Information concerning Mr. Campbell's beneficial ownership of Keystone Common Stock is included in the table above under "Other Proposals for Keystone Shareholders--Election of Keystone Directors" (Keystone Proposal No. 2). The following table shows the beneficial ownership of Keystone Common Stock by the other named officers as of December 31, 1996:


                              Keystone Shares         Percent of Keystone
Name                       Beneficially Owned (1)  Common Stock Outstanding
----                       ----------------------  -------------------------
George H. Groves..........         123,703                       .33%
Mark L. Pulaski...........         130,279                       .35%
Ben G. Rooke..............         115,405                       .31%

(1) Shares beneficially owned include the following shares of Keystone Common Stock which the named officers have the right to acquire under currently exercisable stock options granted under Keystone's Stock Incentive Plans:
    Mr. Groves, 84,777 shares; Mr. Pulaski, 92,008 shares; and Mr. Rooke, 84,926 shares. Also includes the following shares of Keystone Common Stock in their 401(k) plan accounts for which they have the power to direct the voting: Mr. Groves, 3,217; Mr. Pulaski, 3,095; and Mr. Rooke, 2,856.


Named Officer Employment Agreements

   Keystone has entered into employment agreements with certain of its officers, including its four executive named in the summary compensation table. The employment agreements for the named officers, including the Chief Executive Officer, are for rolling three-year terms (five years for the CEO) and provide that the officer will continue to be employed for the term of the agreement at not less than his current compensation unless sooner terminated for cause or by reason of death, disability or retirement. If the named officer's employment is terminated by Keystone without cause or by the officer for "good reason" as defined in the agreement prior to its expiration, the officer is entitled to a payment of one and one-half times (two times for the CEO) his highest annual base salary within the last three years and to a continuation of employee benefits for 18 months (24 months for the CEO). Under this scenario, currently, each of the named officers would receive a payment as follows: Mr. Campbell, $680,000; Mr. Groves, $405,000; Mr. Pulaski, $405,000; and Mr. Rooke, $292,500.

   If the named officer voluntarily terminates his employment in certain circumstances following a change in control of Keystone, the officer is entitled to a payment of two and one-half times the sum of his highest annual base salary within the last three years and his highest annual incentive award during the last three years; a continuation of benefits for a period of twenty-four months; a release of the premium repayment obligation under his split-dollar life insurance agreement; and certain outplacement services. Under this scenario, currently, each of the named officers would receive a payment as follows: Mr. Campbell, $1,200,000, Mr. Groves, $857,250, Mr. Pulaski, $857,250; and Mr.
Rooke, $619,125.

   In consideration of the agreements, each named officer agrees not to engage in any business in competition with Keystone or its subsidiaries for a period of one year following any termination of his employment, other than a termination within two years after a change in control.


Retirement Plans

   Keystone has a noncontributory retirement plan which covers substantially all employees, as well as supplemental plans to pay on an unfunded basis to certain management employees, including the named officers, benefits which would have been payable under the principal retirement plan but for certain limitations contained in the Internal Revenue Code or the decision of the officer to defer compensation otherwise subject to the plan. The following table shows the combined annual retirement benefits payable under these plans to participants, including the named officers, in selected compensation and years of service classifications:



  5-Year                                Years of Service
  Average         ----------------------------------------------------------
Compensation         10        15        20        25        30        35
------------      --------  --------  --------  --------  --------  --------
    200,000       $ 31,208  $ 46,811  $ 62,415  $ 78,019  $ 93,623  $109,226
    300,000         47,708    71,561    95,415   119,269   143,123   166,976
    400,000         64,208    96,311   128,415   160,519   192,623   224,726
    500,000         80,708   121,061   161,415   201,769   242,123   282,476
    600,000         97,208   145,811   194,415   243,019   291,623   340,226
    700,000        113,708   170,561   227,415   284,269   341,123   397,976

   The amounts shown in the table are straight-life annuity amounts, assuming normal retirement at age 65 and no election of any available survivorship option, and are not subject to offset for social security or other benefits received by the participant. Benefits under the plans are based on the participant's average compensation for the five highest years in the ten years immediately preceding retirement, with compensation including substantially all taxable and deferred compensation. The 1996 covered compensation for the named officers and their years of credited service at December 31, 1996 are as follows: Mr. Campbell, $478,838 (24 years); Mr. Groves, $341,047 (11 years); Mr. Pulaski, $341,534 (13 years); and Mr. Rooke, $245,976 (15 years).


Certain Transactions

   As described above in the Keystone Human Resources Committee Report under "Other Executive Benefits," Keystone has made loans to its executive officers under the Management Stock Ownership Program. The named officers received loans in the following aggregate amounts: Mr. Campbell, $494,984; Mr. Groves, $259,970; Mr. Pulaski, $259,980; and Mr. Rooke $189,999. The amounts represent the largest outstanding amounts during 1996, and are also the current outstanding balances as of February 24, 1997. No interest is charged on loans made under this program, but interest is imputed to the officer and deductible by Keystone for federal income tax purposes. The amounts of interest income imputed to the named officers in 1996 in connection with loans under the program are shown in the "All Other Compensation" column in the Summary Compensation Table under "Keystone Executive Compensation" above.

   Keystone's bank subsidiaries have made loans in the ordinary course of business to certain directors and named officers of Keystone, including members of their immediate families and corporations or other organizations in which such persons have a beneficial interest of 10% or more or are associated as officers, partners or trustees. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.


Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires that directors and officers of Keystone file reports with the SEC with respect to changes in their beneficial ownership of Keystone Common Stock. Based solely upon a review of the copies of such reports furnished to Keystone and written representations by certain persons that reports on Form 5 were not required, Keystone believes that all 1996 Section 16(a) filing requirements applicable to its directors and officers were complied with.

                     KEYSTONE STOCK PRICE PERFORMANCE GRAPH

          Set forth below is a line graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 1996 of $100 invested on December 31, 1991 in each of Keystone Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market (U. S. Companies) and the CRSP Total Return Index for NASDAQ Bank Stocks.

                  Comparison of 5-Year Cumulative Total Return
                            Keystone Financial, Inc.
                 NASDAQ U.S. Stock Market & NASDAQ Bank Stocks





  [Printed definitive copies will include here a line graph plotting the price points shown in the following table:]







Year Ended December 31    1991   1992   1993   1994   1995   1996
------------------------------------------------------------------
KEYSTONE                  $ 100  $ 131  $ 145  $ 144  $ 149  $ 195
------------------------------------------------------------------
NASDAQ U.S.               $ 100  $ 116  $ 134  $ 131  $ 185  $ 227
Stock Market
------------------------------------------------------------------
NASDAQ                    $ 100  $ 146  $ 166  $ 165  $ 246  $ 326
Bank Stocks
------------------------------------------------------------------


                 5% BENEFICIAL OWNERS OF KEYSTONE COMMON STOCK

          The voting and investment power over Keystone Common Stock by the trust departments of Keystone's subsidiary banks is reported above under "Introduction--Trust Department Shares." The following are the only other persons known by Keystone to have or share voting and/or investment power over more than 5% of the outstanding Keystone Common Stock:


                                                    Amount and nature of
Name and address                                  beneficial ownership of       Percent of outstanding
of beneficial owner (1)                            Keystone Common Stock        Keystone Common Stock
-----------------------                           -----------------------       ----------------------
The Capital Group Companies, Inc.                     2,725,050 (2)(3)                   7.3%
333 South Hope Street
Los Angeles, CA  90071

Capital Research and Management Company               1,990,050 (2)(4)                   5.3%
333 South Hope Street
Los Angeles, CA  90071

------------------------
(1) The information contained in the table and these footnotes is based on a
    Schedule 13G dated February 12, 1997, which was filed by the above-named companies with the Securities and Exchange Commission.

(2) The Capital Group Companies, Inc. ("CGC") is the parent holding company of a group of investment management companies which includes Capital Research and Management Company ("CRMC"). The shares reported as beneficially owned by CGC include the shares reported as beneficially owned by CRMC.

(3) Of these shares, CGC reports that its subsidiaries, including CRMC, have sole voting power 705,000 shares, no voting power over 2,020,050 shares and sole dispositive power over 2,725,050 shares.

(4) CRMC reports that it has no voting power and sole dispositive power over the 1,990,050 shares.


                  KEYSTONE DOCUMENTS INCORPORATED BY REFERENCE

          The following documents previously filed by Keystone with the SEC pursuant to the Exchange Act (File No. 0-11460) are hereby incorporated by reference into this Joint Proxy Statement/Prospectus:

               1. Keystone's Annual Report on Form 10-K for the year ended December 31, 1996;

               2. Keystone's Current Reports on Form 8-K dated January 20 and January 28, 1997; and

               3. The description of the Keystone Common Stock which is contained in Keystone's Current Report on Form 8-K dated July 31, 1992.

          All documents filed by Keystone with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the dates of the Keystone, FTC and FFWM Shareholder Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

          Keystone, FTC or FFWM shareholders who wish to obtain copies of the Keystone documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

                           INFORMATION CONCERNING FTC
                              Financial Trust Corp
                            SELECTED FINANCIAL DATA

          The following unaudited table of selected financial data should be read in conjunction with FTC's consolidated financial statements and the related notes and with FTC's management's discussion and analysis of financial condition and results of operations, incorporated herein by reference. See "FTC Documents Incorporated by Reference."

                                                              Year Ended December 31,
                                          ---------------------------------------------------------------
                                             1996         1995         1994         1993         1992
                                          -----------  -----------  -----------  -----------  -----------
                                                (In Thousands, Except Per Share Amounts and Ratios)
Operations:
Interest income.......................... $   88,899   $   82,855   $   73,692   $   70,648   $   76,486
Interest expense.........................     36,543       34,196       27,679       26,698       34,214
                                          ----------   ----------   ----------   ----------   ----------
Net interest income......................     52,356       48,659       46,013       43,950       42,272
Provision for loan losses................        855          709          840        3,640        2,800
Noninterest income.......................      8,852        7,816        7,292        6,865        6,319
Noninterest expense......................     33,686       31,496       30,610       28,031       25,991
Income tax expense.......................      6,636        6,135        5,426        5,182        4,780
Cumulative effect of accounting change...         --           --           --          373           --
                                          ----------   ----------   ----------   ----------   ----------
Net income............................... $   20,031   $   18,135   $   16,429   $   14,335   $   15,020
                                          ==========   ==========   ==========   ==========   ==========
Pre-tax security gains, included in
 above................................... $      315   $      472   $      144   $       38   $      192
Per Share (1):
Net income before cumulative
 effect of accounting change............. $     2.35   $     2.12   $     1.92   $     1.64   $     1.77
Net income...............................       2.35         2.12         1.92         1.68         1.77
Cash dividends declared..................       0.96         0.85         0.79         0.71         0.65
Dividend payout ratio....................      40.63%       37.40%       37.72%       39.20%       34.61%
Average shares outstanding...............  8,529,233    8,542,257    8,542,923    8,533,175    8,509,146
Balances at Period End:
Loans.................................... $  782,808   $  731,150   $  707,495   $  665,012   $  635,934
Allowance for loan losses................     11,240       11,038       11,268       10,903        7,465
Total assets.............................  1,219,311    1,138,437    1,090,576      995,171      964,917
Deposits.................................    962,610      931,720      898,859      836,733      828,687
Long-term debt...........................        419          487          549          615          683
Shareholders' equity.....................    153,099      141,072      125,869      114,737      105,375
Book value per share (1).................      17.94        16.52        14.74        13.43        12.36
Selected Ratios:
Return on average assets.................       1.70%        1.64%        1.53%        1.47%        1.60%
Return on average equity.................      14.01        13.81        13.52        13.13        15.10
Interest rate spread.....................       4.45         4.41         4.45         4.72         4.63
Net interest margin......................       5.12         5.06         4.95         5.23         5.25
Equity to assets, average................      12.14        11.85        11.35        11.20        10.57
Loans to deposits at period end..........      81.32        78.47        78.71        78.40        76.74
Allowance for loan losses to loans at
 period end..............................       1.44         1.51         1.59         1.64         1.17
Nonperforming assets to loans and ORE....       0.17         0.44         0.49         0.71         0.43
Loans 90 days past due and
 still accruing to loans and ORE.........       0.32         0.25         0.33         0.27         0.21
Total risk elements to loans
 and ORE at period end (2)...............       0.49         0.69         0.82         0.98         0.64
Risk-Adjusted Capital Ratios:
Leverage ratio...........................      11.64%       11.42%       10.70%       11.29%       10.82%
"Tier 1" capital ratio...................      18.79        18.54        17.51        17.61        16.44
"Total" capital ratio....................      20.03        19.78        18.76        18.86        17.62

------------------------
(1) FTC per share amounts have been restated to reflect a 10% stock dividend in 1996.

(2) Total risk elements include nonperforming assets and loans past due 90 days or more.

                 STOCK PRICES AND DIVIDENDS ON FTC COMMON STOCK

          FTC Common Stock is traded in the over-the-counter market under the symbol "FITC" and is listed in the NASDAQ National Market System. The following table sets forth the high and low closing sales prices for FTC Common Stock for the periods indicated, as reported by NASDAQ, and the cash dividends per share declared on FTC Common Stock for such periods. The information contained in the table has been adjusted to reflect a 10% stock dividend paid on the FTC Common Stock in June 1996.




                          Quarterly Closing Sales
                                Price Range          Cash
                          -----------------------  Dividends
                              High         Low     Declared
                          -------------  --------  ---------

1995

First Quarter...........        $ 26.36   $ 24.32     $0.209
Second Quarter..........          25.45     24.32      0.209
Third Quarter...........          26.82     24.32      0.209
Fourth Quarter..........          28.64     26.14      0.227
                                                      ------
                                                      $0.854
                                                      ------

1996

First Quarter...........        $ 28.18   $ 26.59     $ 0.23
Second Quarter..........          29.25     27.27       0.23
Third Quarter...........          29.00     26.00       0.25
Fourth Quarter..........          40.75     26.75       0.25
                                                      ------
                                                      $ 0.96
                                                      ------

1997

First Quarter (through
    March 25, 1997).....        $44.625   $39.625     $ 0.25


          On December 19, 1996, the last NASDAQ trading day prior to the public announcement of the FTC Merger, the closing sale price for FTC Common Stock was $29.25. On March 25, 1997, the closing sale price for FTC Common Stock was $43.625. On February 21, 1997, FTC had approximately 3,593 shareholders of record. On March 21, 1997, the record date for the FTC Special Meeting, 8,532,131 shares of FTC Common Stock were outstanding.

                    FTC DOCUMENTS INCORPORATED BY REFERENCE

          The following documents previously filed by FTC with the SEC pursuant to the Exchange Act (File No. 0-10756) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

               1. FTC's Annual Report on Form 10-K for the year ended December 31, 1996; and

               2. The description of the FTC Common Stock which is contained in Amendment No. 2 to FTC's Registration Statement on Form S-4 (No. 33-91154) filed on July 6, 1995.

          All documents filed by FTC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the Shareholder Meetings are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of the filing of such documents.

          Keystone, FTC and FFWM shareholders who wish to obtain copies of the FTC documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

                              FFWM PLAN OF MERGER

          This section of the Joint Proxy Statement/Prospectus describes certain of the more important aspects of the FFWM Plan of Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the FFWM Plan of Merger, which has been filed with the SEC as an exhibit to the Registration Statement. The FFWM Plan of Merger is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information."


The FFWM Merger


          The FFWM Plan of Merger provides for a merger of FFWM and Keystone in which Keystone will be the surviving corporation. In the FFWM Merger, each of the approximately 2,175,659 outstanding shares of FFWM Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive either 1.29 shares of Keystone Common Stock or an equivalent amount of cash, as elected by the holder in the manner and subject to the limitations described below. See "Elections by FFWM Shareholders," "Limitations on Effectiveness of Elections" and "Conversion of FFWM Shares."

          Keystone is a bank holding company with its principal executive offices in Harrisburg, Pennsylvania. Its bank subsidiaries are American Trust Bank, Cumberland, Maryland, Frankford Bank, N.A., Horsham, Pennsylvania; Keystone National Bank, Lancaster, Pennsylvania; Mid-State Bank and Trust Company, Altoona, Pennsylvania; Northern Central Bank, Williamsport, Pennsylvania; and Pennsylvania National Bank and Trust Company, Pottsville, Pennsylvania, which operate a combined total of 145 banking offices in central and southeastern Pennsylvania, western Maryland and northeastern West Virginia. It also has a number of nonbank subsidiaries and divisions which provide services to Keystone and its customers, including brokerage, investment, mortgage banking, leasing and insurance. See "Summary--The Parties--Keystone" and "Keystone Documents Incorporated by Reference."

          FFWM is a thrift holding company with its principal executive offices in Cumberland, Maryland. Its principal subsidiary is First Federal Savings Bank of Western Maryland ("First Federal"), which operates 10 banking offices in Allegany, Garrett and Washington Counties in Western Maryland. See "Summary-- The Parties--FFWM" and "FFWM Documents Incorporated by Reference."

          As a result of the FFWM Merger, Keystone will acquire all of the assets and liabilities of FFWM, and FFWM will cease to exist as a separate corporation. It is contemplated that contemporaneously with the FFWM Merger, FFWM's subsidiary, First Federal, will be merged into American Trust Bank, one of Keystone's bank subsidiaries (the "Bank Merger").


Background of the FFWM Merger

          In May 1996, FFWM received a proposal from its largest shareholder requesting that the Board of Directors take steps to achieve a sale or merger of FFWM. Further, this shareholder later indicated his intention to nominate an alternative slate for election to FFWM's Board of Directors at the Annual Meeting of Shareholders, anticipated to be held in October 1996. Prior to this time, management was not engaged in the process of evaluating the possible sale of FFWM.

          During mid-August 1996, management contacted the investment banking firm of Alex. Brown & Sons Incorporated ("Alex. Brown") to discuss its possible engagement to assist FFWM in evaluating alternatives to maximize shareholder value. After discussions with management, Alex. Brown attended a meeting of FFWM's Board of Directors on August 19, 1996 and following a presentation to the Board, was engaged by FFWM as its financial advisor in order to assist the Board in exploring and evaluating the various options available to FFWM to maximize shareholder value, including the possible sale of FFWM. As disclosed in the press release issued on the same day, the Board determined that it was appropriate to identify potential acquirors and to pursue discussions with interested parties, although no assurance was given that discussions would occur or, if discussions were to occur, that they would result in an offer being made to FFWM or that the Board would determine that any such offer, if received, would be in the best interest of FFWM's shareholders. Management did not give any greater consideration to the shareholder proposal than it did to all other factors taken into account when evaluating the options available to maximize shareholder value.

          Later in August 1996, Alex. Brown began the process of contacting 31 parties whom Alex. Brown believed might have an interest in acquiring FFWM. Of this number, 18 parties signed confidentiality agreements and received copies of a confidential offering memorandum. On September 10, 1996, Alex. Brown received four preliminary indications of interest regarding the possible acquisition of FFWM. Each of these four parties proceeded to conduct an extensive due diligence review of FFWM's business, operations and financial condition. On October 10, 1996 three parties submitted formal proposals regarding the possible acquisition of FFWM.

          On August 30, 1996, the shareholder proposal relating to the sale of FFWM was formally withdrawn. FFWM's largest shareholder also decided not to nominate an alternative slate in opposition to the Board's nominees for election as directors of FFWM. To FFWM's knowledge, each of these actions occurred without the benefit of any knowledge, other than from publicly available information, concerning the above-described events.

          During the remainder of October 1996, management, together with Alex. Brown and legal counsel, evaluated the three proposals and continued to discuss with each party the terms and conditions of their respective proposal. The shareholder referred to above did not participate or have any role whatsoever concerning the evaluation of these proposals.

          At a meeting of FFWM's Board of Directors held on November 6, 1996, management, as well as FFWM's legal counsel and Alex. Brown, reviewed the terms and conditions of the three proposals, two of which, including the proposal from Keystone, were viewed as the most potentially advantageous to FFWM's shareholders. After a thorough review and discussion of the terms, conditions and relative levels of risk associated with each of these proposals, the Board determined to authorize management, with the assistance of Alex. Brown and legal counsel, to negotiate a definitive agreement with the competing bidder and to conduct due diligence on the competing bidder's business, operations and financial condition. However, the Board specifically reserved its right, in the exercise of its fiduciary obligations, to reevaluate these competing proposals if there should be any significant change in the terms, conditions or relative levels of risk associated with either or both of the proposals. Keystone was informed by Alex. Brown of the Board's decision to proceed with the competing bidder.

          During the course of negotiations with the competing bidder, the competing bidder introduced several issues which FFWM believed were not customary in a transaction of this type. While the negotiations with the competing bidder were in process, FFWM was contacted by Keystone and informed that Keystone believed that it had satisfactorily addressed FFWM's stated concerns with its proposal and was prepared to improve upon its proposal. Management, together with Alex. Brown and legal counsel, verified Keystone's representation that it had addressed FFWM's stated concerns with Keystone's proposal. On or about November 20, 1996, Alex. Brown informed the competing bidder that Keystone had, through its own actions, reemerged as a potential acquiror and that management, upon the advice of Alex. Brown and legal counsel, believed that it was obligated to present to FFWM's Board of Directors the change in circumstances relating to the terms of both the competing bidder's proposal and Keystone's proposal.

          On November 22, 1996, FFWM's Board of Directors met and was informed by management, together with Alex. Brown and legal counsel, of the then existing terms, conditions and relative levels of risk associated with the proposals by the competing bidder and Keystone. The Board of Directors was informed by management that it believed Keystone's proposal was, from a financial point of view, superior to the competing bidder's proposal. After a lengthy discussion, and while not terminating negotiations with the competing bidder, the Board determined to authorize management, with the assistance of Alex. Brown and legal counsel, to negotiate a definitive agreement with Keystone. Management also began conducting due diligence on Keystone's business, operations and financial condition.

          Negotiation of a definitive agreement with Keystone was completed promptly and at a meeting of FFWM's Board of Directors held on November 26, 1996, management of FFWM, together with Alex. Brown and legal counsel, reviewed among other things, the terms of the proposed FFWM Merger, the terms of the FFWM Plan of Merger and a summary of management' s due diligence findings. Based on that review and consideration of the factors discussed herein, including the written fairness opinion provided by Alex. Brown, FFWM's Board of Directors unanimously approved and authorized the execution of the FFWM Plan of Merger.


Reasons for the FFWM Merger

          FFWM. In reaching its determination that the FFWM Merger and the FFWM Plan of Merger are fair to, and in the best interests of, FFWM and its shareholders, FFWM's Board of Directors consulted with its financial advisor, as well as with FFWM's management, and considered a number of factors, including, without limitation, the following: (i) the Board of Directors' belief that the terms of the FFWM Plan of Merger are attractive in that the FFWM Plan of Merger allows FFWM's shareholders, subject to specified limitations, to choose whether to accept cash or to become shareholders of Keystone, a company that the Board of Directors believes has positive future prospects; (ii) the written opinion of Alex. Brown that the consideration is fair to FFWM's shareholders from a financial point of view, (iii) pro forma financial information on the FFWM Merger, including, among other things, earnings per share, dilution analysis and ratio impact information; (iv) the sustainability of core earnings by Keystone and potential for growth; (v) the tax-free nature of the transaction to FFWM and shareholders who receive solely shares of Keystone Common Stock in connection with the FFWM Merger; (vi) historical stock price information for both Keystone and FFWM; (vii) the Board's review, based on a presentation by FFWM's management regarding FFWM's due diligence and its analysis of the business, operations, management, earnings and financial condition of Keystone on both a historical and a prospective basis, of (A) the enhanced opportunities for operating efficiencies, particularly in terms of integration of operations and support functions such as product development, asset-liability management, marketing, data processing, loan review and finance and accounting, that could result from the FFWM Merger and (B) the enhanced opportunities for growth that the FFWM Merger would make possible, particularly the ability to access the managerial and other resources of Keystone in designing future products and services that FFWM does not now offer and in responding to changing competitive, technological and regulatory environments; (viii) the Board's belief that the combined enterprise, having a greater size and greater resources than FFWM, could offer FFWM's customers a broader range of products and services than FFWM presently offers as an independent entity; (ix) the Board's review of alternatives to the FFWM Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling FFWM and remaining independent and growing through future acquisitions), including the range of possible values to FFWM's shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values; (x) the Board's review of the competing proposals, as discussed above; (xi) the Board's review of multiples of book value, earnings per share and market price to be paid by Keystone and paid by other acquirors in other comparable recent acquisitions of savings banks and thrifts; and (xii) the current and prospective economic environment and competitive constraints facing financial institutions, including FFWM and Keystone.

          Keystone. Through the merger of FFWM's subsidiary, First Federal, with Keystone's subsidiary, American Trust Bank, Keystone seeks to increase American Trust Bank's market penetration in the areas currently served by both banks and to extend American Trust Bank's market geographically. American Trust Bank has offices in Allegany and Garret Counties in Maryland and Mineral County, West Virginia. First Federal has eight offices in Allegany County, one office in Garrett County, and one office in Washington County, Maryland. At September 30, 1996, First Federal had total assets of $346 million and deposits of $281 million. Of First Federal's total assets, approximately 66% consist of consumer loans and residential mortgages. Keystone hopes following the merger to retain First Federal's depositors and consumer borrowers and thereby significantly increase its retail customer base. In turn, American Trust Bank will have the opportunity to increase its earnings by expanding banking relationships with its new customers by offering them products and services not presently offered by First Federal. Keystone believes that the merger may enable it to realize cost efficiencies at the same time that it expands its customer base. Finally, the merger will enable American Trust Bank to expand its market geographically, both in the counties in which both banks have offices and into the city of Hagerstown, in Washington County, Maryland, where First Federal currently has an office, but American Trust Bank does not.


Required Vote; Management Recommendation

          Approval of the FFWM Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of FFWM Common Stock. Because approval requires the affirmative vote of a majority of all outstanding FFWM shares, an abstention or a broker non-vote will have the same legal effect as a vote against approval of the FFWM Plan of Merger. THE BOARD OF DIRECTORS OF FFWM UNANIMOUSLY RECOMMENDS THAT FFWM SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF MERGER.

          The Board of Directors of Keystone has approved the FFWM Plan of Merger, and under the Pennsylvania Business Corporation Law no approval of the FFWM Plan of Merger by the shareholders of Keystone is required.


Voting Agreements


          In connection with the FFWM Plan of Merger, the directors of FFWM have entered into agreements to vote certain shares of FFWM Common Stock beneficially owned by them in favor of the FFWM Merger. The directors of FFWM have agreed with Keystone that they will vote in favor of the FFWM Merger all shares of FFWM Common Stock owned by them as individuals or (to the extent of their proportionate interest) jointly with other persons, and that they will use their best efforts to cause any other shares of FFWM Common Stock over which they have or share voting power to be voted in favor of the FFWM Merger. In the aggregate, these agreements commit 141,309 shares of FFWM Common Stock (6.5% of the outstanding shares) to be voted in favor of the FFWM Merger.

          The agreements further provide that with respect to shares of FFWM Common Stock owned by the directors as individuals or (to the extent of the director's proportionate interest) jointly with other persons (collectively, "Shares"), the directors will not until the FFWM Merger has been consummated or the FFWM Plan of Merger has been terminated: (1) vote Shares in favor of any other merger or transaction which would have the effect of a person other than Keystone acquiring control of FFWM or First Federal or (2) sell or otherwise transfer Shares (i) pursuant to any tender offer or similar proposal made by a person other than Keystone or an affiliate, (ii) to any person other than Keystone or an affiliate seeking to obtain control of FFWM or First Federal or
(iii) for the principal purpose of avoiding the director's obligations under the agreement. The agreements define "control" as the ability to direct (1) the voting of 10% or more of the shares eligible to vote in an election of directors or (2) the management and policies of FFWM or First Federal.

          The agreements are applicable to the directors only in their capacities as shareholders and do not affect the exercise of their responsibilities as directors or officers. The agreements also do not apply to any shares of FFWM Common Stock held by a director as a trustee or other fiduciary. No monetary or other compensation was paid to any FFWM director for entering into these agreements.

          The foregoing is a summary of the material terms of the voting agreements. The form of these agreements has been filed with the SEC as an exhibit to the Registration Statement. Such form is incorporated herein by reference, and the foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Opinion of FFWM Financial Advisor

          FFWM retained Alex. Brown to act as FFWM's financial advisor in connection with the FFWM Merger and related matters. Alex. Brown was selected to act as FFWM's financial advisor based upon its qualifications, expertise and reputation, as well as Alex. Brown's prior investment banking relationship and familiarity with FFWM. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

          On November 26, 1996, at the meeting at which the FFWM Board approved and adopted the FFWM Plan of Merger, Alex. Brown delivered a written opinion to the FFWM Board of Directors that, as of such date, the Total Consideration (defined below) to be received by the shareholders of FFWM, was fair to the shareholders of FFWM from a financial point of view (the "Opinion"). Pursuant to the Agreement, each share of FFWM common stock issued and outstanding immediately prior to the effective time of the merger with Keystone will be converted into the right to receive, at the election of the holder thereof, either (i) 1.29 shares (the "Exchange Ratio") of common stock of Keystone or
(ii) an amount in cash equal to the Exchange Ratio multiplied by Keystone's average closing bid price for the 20 consecutive trading days preceding the sixth trading day prior to the closing date. The total consideration ("Total Consideration") shall mean the sum of the stock election described under (i), which will equal approximately 60% of the Total Consideration, and the cash election described under (ii), which will equal approximately 40% of the Total Consideration. No limitations were imposed by the FFWM Board of Directors upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering the Opinion.

          The full text of the Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex III and is incorporated herein by reference. FFWM shareholders are urged to read the Opinion in its entirety. The following summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion.

          In rendering the Opinion, Alex. Brown (i) reviewed the FFWM Plan of Merger, certain publicly available business and financial information concerning FFWM and Keystone, and certain internal financial analyses and forecasts for FFWM and Keystone prepared by their respective managements; (ii) held discussions with members of senior management of FFWM and Keystone regarding the past and current business operations, financial condition, and future prospects of their organizations; (iii) reviewed the reported price and trading activity for FFWM Common Stock and Keystone Common Stock and compared certain financial and stock market information for each of FFWM and Keystone with similar information for certain other financial institutions, the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the financial institutions industry which Alex. Brown deemed comparable in whole or in part; and (v) performed such other studies and analyses as Alex. Brown considered appropriate.

          Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its Opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of each of FFWM and Keystone as to the future financial performance of FFWM and Keystone. Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of FFWM or Keystone, nor was it furnished with any such appraisal.

          The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FFWM's or Keystone's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

          Analysis of Selected Publicly Traded Companies. In preparing the Opinion, Alex. Brown, using publicly available information, compared selected financial information, including book value, tangible book value, latest twelve months ("LTM") earnings, 1996 estimated earnings, 1997 estimated earnings, asset quality ratios and loan loss reserve levels, for FFWM and its peer group of savings bank organizations.

          The peer group was comprised of savings banks located in Maryland, Virginia and West Virginia that possessed asset bases between $100 million and $500 million ("Peer Group"). The Peer Group included American National Bancorp
(ANBK), Bedford Bancshares, Inc. (BFSB), Community Financial Corp. (CFFC), Equitable Federal Savings Bank (EQSB), Essex Bancorp, Inc. (ESX), Fed One Bancorp (FOBC), Guaranty Financial Corp. (GSLC), Harbor Federal Bancorp, Inc.
(HRBF), and Washington Savings Bank, FSB (WSB). As of November 25, 1996, the relative multiples implied by the market price of FFWM's Common Stock and the mean market price of the common stock of the Peer Group to such selected financial data were: to LTM earnings 15.2x for FFWM and 11.2x for the Peer Group; to 1996 I/B/E/S (Institutional Brokerage Estimation Service) estimated earnings per share, 14.2x for FFWM and 11.8x for the Peer Group; to 1997 I/B/E/S estimated earnings per share, 13.7x for FFWM and 11.5x for the Peer Group; to stated book value, 146% for FFWM and 104% for the Peer Group; to tangible book value, 146% for FFWM and 104% for the Peer Group; and to total assets, 17.1% for FFWM and 9.8% for the Peer Group.

          Analysis of Selected Acquisition Transactions. In preparing the Opinion, Alex. Brown analyzed certain selected merger and acquisition transactions for savings banks based upon the acquisition price relative to stated book value, normalized book value (which assumes normalized book multiple is paid for all equity up to 8.0% of assets and then dollar-for-dollar for all additional equity), tangible book value, LTM earnings, total assets and the premiums to core deposits and market price. The market price premium is measured against the market price of the common stock one month prior to the acquisition announcement. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending savings bank acquisitions nationwide having a transaction value greater than $20 million and less than $100 million which were announced since January 1, 1995 (a total of 59 transactions) ("National Transactions"), as segmented into: (i) transactions in which the selling savings bank was headquartered in the Mid-Atlantic Region (15) ("Regional Transactions"); (ii) transactions in which the selling savings bank achieved a return on average assets ("ROAA") between 0.80% and 1.20% in the year of its announced acquisition (26) ("Profitability-Segmented Transactions"); and (iii) transactions in which the selling savings bank had a tangible equity to assets ratio greater than 10.0% (27) ("Capital-Segmented Transactions").

          The relative multiples implied by the Total Consideration ($34.19 implied per share value to FFWM shareholders as of November 25, 1996) and each of the selected acquisition transaction segmentations, respectively, are provided in the following table:

                                                     Purchase Price to:
                                        ---------------------------------------------    Core
                                         Book   Norm. Bk   Tang. Bk.    LTM            Deposits    Market
                                        Value     Value      Value      EPS   Assets    Premium   Premium
                                        ------  ---------  ----------  -----  -------  ---------  --------
Consideration ($34.19 per share)....... 180.5%     221.5%      180.5%  18.8x    21.8%      13.1%     22.1%

Comparable Acquisition Transactions:
(a)  Nationwide - Mean................. 146.5%     169.1%      149.1%  16.4x    16.3%       7.6%     30.3%
          High......................... 202.0%     263.6%      202.2%  23.3x    34.0%      17.7%     86.3%
          Low.......................... 110.0%     110.0%      110.0%  8.5x      6.3%       1.5%     -3.8%

(b)  Regional Transactions - Mean...... 153.2%     184.8%      155.0%  16.5x    19.2%      10.3%     31.8%
          High......................... 202.0%     250.8%      202.2%  21.8x    29.5%      17.4%     86.3%
          Low.......................... 110.8%     115.1%      126.4%  8.9x      9.2%       3.3%     -1.5%

(c)  Profitability-Segmented - Mean.... 153.0%     177.7%      153.9%  15.9x    18.2%       8.7%     31.2%
          High......................... 202.0%     263.6%      202.2%  21.8x    34.0%      17.7%     86.3%
          Low.......................... 110.5%     141.0%      110.5%  8.5x      8.1%       4.2%     -1.5%

(d)  Capital-Segmented - Mean.......... 140.6%     180.0%      141.5%  18.3x    21.8%       9.3%     24.2%
          High......................... 198.3%     263.6%      198.3%  21.8x    34.0%      17.7%     57.6%
          Low.......................... 110.0%     129.8%      110.0%  12.1x    13.9%       3.5%     -3.8%

   Contribution Analysis. Alex. Brown also determined the contribution by FFWM of key historical balance sheet items (including assets, loans and deposits) and selected historical income statement items (including latest twelve months net interest income and net income) to the resulting pro forma entity, as compared to the implied value contributed by Keystone in stock and cash that was received by current FFWM shareholders in aggregate as a result of the acquisition (as of the exchange ratio on November 26, 1996).

   The relative levels of contribution by FFWM in these selected areas and the implied value contributed by Keystone in stock and cash received by current FFWM shareholders, in aggregate, are presented in the following table:

                                              FFWM
Balance Sheet Items                       Contribution
-------------------                       -------------
     Assets.............................      6.2%
     Loans..............................      7.2%
     Deposits...........................      6.4%

Net Income Items
----------------
     LTM Net Interest Income............      6.8%
     LTM Net Income.....................      5.6%

Implied Value Contributed in Stock and
 Cash by Keystone.......................      7.2%

         Impact on FFWM Shareholders. Based on the fixed exchange ratio that FFWM shareholders could receive as part of the FFWM Plan of Merger, Alex. Brown was able to determine the expected effect of the transaction to the current shareholders of FFWM Common Stock. The pro forma values listed in the table below and their resulting implications to current FFWM shareholders are based on historical and projected Keystone and FFWM financials; the 1997 estimated earnings per share figures also assume Keystone can recognize 40% pre-tax expense savings relating to the FFWM Merger. As such the values listed in the table below are not necessarily indicative of actual values, which may be significantly more or less than such estimates.


                                FFWM         FFWM
                             Stand-Alone  Pro Forma
                             -----------  ----------

1997 Estimated EPS.........     $ 2.03      $ 2.59
     Percent Change........                     28%
Book Value per Share.......     $18.94      $17.72
     Percent Change........                     -3%
Dividends per Share........     $ 0.48      $ 1.24
     Percent Change........                    158%

     Discounted Dividend Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that FFWM could produce over a five-year period, under different assumptions as if FFWM performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for FFWM's common equity after the five-year period by applying earnings acquisition multiples (14.0 -
18.0 times) currently being received by savings bank institutions with similar profitability ratios as FFWM is projected to have during its calendar year ending December 31, 2001. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of FFWM. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0%, which reflect different assumptions regarding the required rates of return of holders or prospective buyers of FFWM's common equity.

     Reference Range. Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of its Opinion, a reference range for the value of FFWM common equity of $26.50 to $34.50 per share of FFWM Common Stock. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of FFWM Common Stock could actually be sold. The foregoing reference ranges were based in part on the application of economic and financial models and are not necessarily indicative of actual values; which may be significantly more or less than such estimates. The reference ranges do not purport to be appraisals.

     Compensation of Financial Advisor. Pursuant to the terms of an engagement letter dated August 19, 1996, FFWM has agreed to pay Alex. Brown a fee of 1.0% of the aggregate consideration received by FFWM shareholders in the FFWM Merger. This fee is payable to Alex. Brown upon consummation of the FFWM Merger, and is estimated to be approximately $750,000, assuming that the per share consideration paid to FFWM shareholders is $34.19 at the consummation of the FFWM Merger. Whether or not the FFWM Merger is consummated, FFWM also has agreed to pay all of Alex. Brown's out-of-pocket expenses, including fees and disbursements of counsel, incurred by Alex. Brown in carrying out its duties under its engagement, and to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.


Elections by FFWM Shareholders

          Pursuant to the FFWM Plan of Merger, each holder of record of FFWM Common Stock may elect to receive, in exchange for each share of FFWM Common Stock held of record by such holder, either solely (1) 1.29 shares of Keystone Common Stock (the "Stock Election") or (2) an amount in cash equal to 1.29 times the average of the closing bid prices for the Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day immediately preceding the closing date for the FFWM Merger (the "Cash Election").

          No Partial Elections. Except as discussed below with respect to nominee holders, each FFWM shareholder will be required to make the same Election (either solely the Stock Election or solely the Cash Election) for all shares of FFWM Common Stock held of record by such holder, whether such shares are held in a single or in multiple shareholder accounts. For purposes of the FFWM Plan of Merger, a person holding shares of record individually will be treated as a separate holder from the same person holding shares of record jointly with another person or in a fiduciary capacity.

          Manner of Election. Included with the mailing of this Joint Proxy Statement/Prospectus as sent to each FFWM shareholder of record on the record date for the FFWM Special Meeting is a Form of Election on which such shareholders may designate either the Stock Election or the Cash Election. Persons who become FFWM shareholders of record after the record date for the FFWM Special Meeting may obtain a Form of Election by writing to First Financial Corporation of Western Maryland, 118 Baltimore Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer.

          To be effective, a Form of Election (or a facsimile thereof), properly completed and signed, must be received by FFWM at the above address not later than 10:00 a.m., local time, on May 8, 1997 (the "Election Deadline"). Any FFWM shareholder whose Form of Election is not received prior to the Election Deadline will be deemed to have made either the Stock Election or the Cash Election, as determined by Keystone in order to satisfy the Minimum Stock and Maximum Stock Limitations described below. See "Limitations on Effectiveness of Elections."

          Revocability of Elections. Any FFWM shareholder who has submitted a Form of Election may change it by submitting a revised Form of Election (or a facsimile thereof) which is received by FFWM prior to the Election Deadline. In the event multiple Forms of Election are submitted by the same shareholder, the latest dated Form of Election will control.

          Upon the Election Deadline, Elections will become irrevocable except to the extent that changes are permitted, in the discretion of Keystone, to satisfy the Minimum Stock and Maximum Stock Limitations described below. See "Limitations on Effectiveness of Elections." In the event any shares of FFWM Common Stock are transferred after an Election has been made (or is deemed to have been made), the transferee of such shares will be bound by such Election unless a revised Form of Election (or a facsimile thereof) is received by FFWM prior to the Election Deadline.

          Nominee Holders. A holder of record of FFWM Common Stock who is a nominee only may submit one or more Forms of Election designating a combination of Elections, provided that such holder certifies to the satisfaction of Keystone that such shares are held as a nominee for more than one beneficial owner and that either solely the Stock Election or solely the Cash Election has been made with respect to all shares held as nominee for any one beneficial owner. Each beneficial owner for which such a Form of Election is submitted will be treated as a separate holder of FFWM Common Stock for the purpose of the Minimum Stock and Maximum Stock Limitations described below.


Limitations on Effectiveness of Elections

          The effectiveness of any Election made by an FFWM shareholder as described above is subject to the following limitations:

               (1) Minimum Stock Limitation. The aggregate market value on the day prior to the FFWM Merger of all whole shares of Keystone Common Stock to be issued pursuant to the Stock Election (the "Stock Value") must be at least equal to 55% of the Total Consideration (defined below) payable to FFWM shareholders in connection with the FFWM Merger; and

               (2) Maximum Stock Limitation. The Stock Value may not exceed 60% (or such greater percentage as Keystone in its sole discretion may determine to permit) of the Total Consideration except as necessary to assure that either solely the Stock Election or solely the Cash Election shall be in effect for each holder of FFWM Common Stock.

          For purposes of these limitations, the "Total Consideration" payable to FFWM Shareholders in connection with the FFWM Merger is defined as the sum of
(1) the Stock Value plus (2) the aggregate amount of cash which may be payable by Keystone (i) to FFWM shareholders making the Cash Election, (ii) in lieu of fractional shares of Keystone Common Stock to FFWM shareholders making the Stock Election (see "Conversion of FFWM Shares" below) and (iii) to FFWM shareholders who may perfect their rights as dissenting shareholders, as determined by Keystone as of the effective date of the FFWM Merger (see "Dissenters' Rights of FFWM Shareholders" below).

          In applying these limitations, Keystone will first treat any holders of FFWM Common Stock who have not submitted a timely Form of Election ("non-electing holders") as having made either the Stock Election as necessary to satisfy the Minimum Stock Limitation or the Cash Election as necessary to satisfy the Maximum Stock Limitation.

          If after allocating all non-electing holders to the Stock Election, Keystone determines that giving effect to all Cash Elections made by FFWM shareholders would result in the Minimum Stock Limitation not being met, the Cash Elections made by the FFWM shareholders holding the smallest numbers of shares of FFWM Common Stock will automatically be converted to the Stock Election in the order of their holdings of FFWM Common Stock, so that the holder of the smallest number of shares will be converted first, the holder of the second smallest number of shares will be converted second, and so on, until the Minimum Stock Limitation is satisfied.

          If after allocating all non-electing holders to the Cash Election, Keystone determines that giving effect to all Stock Elections made by FFWM shareholders would result in the Maximum Stock Limitation being exceeded, the Stock Elections made by the FFWM shareholders holding the smallest numbers of shares of FFWM Common Stock will automatically be converted to the Cash Election in the order of their holdings of FFWM Common Stock, in the same manner as described in the immediately preceding paragraph, until the Maximum Stock Limitation is satisfied.


Additional Procedures and Determinations

          Keystone has the right to establish additional procedures and to make reasonable determinations not inconsistent with the FFWM Plan of Merger governing any matters in connection therewith, including procedures and determinations as to the manner, form and validity of Elections, the necessity for, manner and extent of conversions of Elections resulting from the Minimum Stock and Maximum Stock Limitations and the ranking of holders of FFWM Common Stock for purposes of such conversions.


Conversion of FFWM Shares


          On the effective date of the FFWM Merger, (1) each share of FFWM Common Stock held by an FFWM shareholder who has made or is deemed to have made the Stock Election will be converted into the right to receive 1.29 shares of Keystone Common Stock, and (2) each share of FFWM Common Stock held by an FFWM shareholder who has made or is deemed to have made the Cash Election will be converted into the right to receive an amount in cash equal to 1.29 times the average of the closing bid prices for the Keystone Common Stock on the NASDAQ National Market System for the 20 trading days ending with the sixth trading day immediately preceding the closing date for the FFWM Merger (the "Average Keystone Price"). On March 25, 1997, the closing bid price for Keystone Common Stock reported on the NASDAQ National Market System was $27.125.

          Surrender of Certificates. As promptly as practicable after the effective date of the FFWM Merger, Keystone will send to each shareholder of record of FFWM immediately prior to the FFWM Merger a letter of transmittal containing instructions on how to effect the exchange of FFWM Common Stock certificates for certificates representing the shares of Keystone Common Stock or for the cash into which their FFWM shares have been converted. FFWM shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

          No interest will accrue or be payable in respect of any cash payable on surrender for exchange of FFWM Common Stock certificates, and no such cash will be paid or Keystone Common Stock certificates issued to any former FFWM shareholder until such shareholder's FFWM Common Stock certificates are surrendered for exchange as provided in the letter of transmittal.

          Any dividends declared on Keystone Common Stock after the effective date of the FFWM Merger will apply to all whole shares of Keystone Common Stock into which shares of FFWM Common Stock have been converted in the FFWM Merger under the Stock Election. However, no former FFWM shareholder will be entitled to receive any such dividend until such shareholder's FFWM Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender the former FFWM shareholder will be entitled to receive all such dividends payable on the whole shares of Keystone Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

          Payment for Fractional Shares. No fractional shares of Keystone Common Stock will be issued in connection with the FFWM Merger. If the FFWM Common Stock certificates surrendered for exchange by an FFWM shareholder would otherwise entitle the shareholder to a fraction of a share of Keystone Common Stock, the FFWM shareholder will receive (1) a certificate for the whole shares of Keystone Common Stock represented by the surrendered FFWM certificates and
(2) cash for the fractional share computed by multiplying $26.50 by the fraction of a Keystone share. For example, if an FFWM shareholder holds 50 shares of FFWM Common Stock, then under the FFWM Merger exchange ratio of 1.29, the shareholder would be entitled to 64.5 shares of Keystone Common Stock (50 x 1.29 = 64.5). In this event, upon surrender of the certificate for 50 shares of FFWM Common Stock the shareholder would receive a certificate for 64 shares of Keystone Common Stock and a check for $13.25 ($26.50 x 0.5) as payment for the fractional share.

          Unexchanged Certificates. On the effective date of the FFWM Merger, the stock transfer books for FFWM Common Stock will be closed, and no further transfers of FFWM Common Stock will be made or recognized. Certificates for FFWM Common Stock not surrendered for exchange will entitle the holder only to receive, upon surrender as provided in the letter of transmittal, either (1) a certificate for the whole shares of Keystone Common Stock into which the shares represented thereby have been converted under the Stock Election, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, or (2) the cash into which the shares represented thereby have been converted under the Cash Election.

          If the FFWM Merger becomes effective and any former FFWM shareholder who makes or is deemed to have made the Stock Election does not surrender his or her FFWM Common Stock certificates for exchange on or before the second anniversary of the effective date, Keystone, at its option, may at any time thereafter sell such shareholder's Keystone Common Stock without notice to the shareholder. After any such sale, the sole right of such shareholder shall be to receive, upon surrender of the shareholder's FFWM Common Stock certificates, the net proceeds of the sale, after deducting any fees, commissions, legal and accounting fees or other expenses incurred by Keystone in making the sale. Such net proceeds will be paid without interest and less the amount of any taxes which may have been imposed or paid thereon.

          Keystone Shareholder Rights Plan. If no Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FFWM Common Stock--Keystone Shareholder Rights Plan") shall have occurred prior to the effective date of the FFWM Merger, then each share of Keystone Common Stock issued in the FFWM Merger shall also evidence one Right under Keystone's shareholder rights plan. If the Distribution Date shall have occurred, then it is a condition to the FFWM Merger that Keystone take one of the actions set forth under "Conditions to the FFWM Merger" below.

          Adjustment of Exchange Ratio. The FFWM Plan of Merger contains provisions for the proportionate adjustment of the exchange ratio to be used for converting FFWM Common Stock into Keystone Common Stock or cash in the FFWM Merger if a stock dividend, stock split, reclassification or similar event involving the Keystone

Common Stock or the FFWM Common Stock occurs prior to the FFWM Merger. The exchange ratio of 1.29 shares of Keystone Common Stock for each share of FFWM Common Stock, as the same may be adjusted pursuant to such provisions, is sometimes referred to below as the "Exchange Ratio."


Tax Consequences to FFWM Shareholders

          Federal Tax Opinion. The FFWM Plan of Merger requires as a condition to the FFWM Merger that Keystone and FFWM receive a written opinion of the law firm of Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania, counsel for Keystone in connection with the FFWM Merger, to the effect that for purposes of federal income tax:

               (1) The FFWM Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

               (2) Except for cash received in lieu of fractional shares, no income, gain or loss will be recognized by the shareholders of FFWM who receive solely Keystone Common Stock on the exchange of their shares of FFWM Common Stock;

               (3) The basis of shares of Keystone Common Stock to be received by shareholders of FFWM will be the same as the basis of the shares of FFWM Common Stock exchanged therefor; and

               (4) The holding period of the shares of Keystone Common Stock received by shareholders of FFWM will include the period during which the FFWM Common Stock exchanged therefor was held by the FFWM shareholder, provided that the FFWM Common Stock was held as a capital asset at the effective time of the FFWM Merger.

          Stock Election. An FFWM shareholder who makes or is deemed to have made the Stock Election will not recognize gain or loss for federal income tax purposes on the exchange of his FFWM shares for full shares of Keystone Common Stock. However, gain or loss will be recognized upon the receipt of cash in lieu of a fractional share interest. To compute the amount, if any, of such gain or loss, the cost or other basis of the FFWM Common Stock exchanged must be allocated proportionately to the total number of shares of Keystone Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under Section 302(a) of the Code, any such gain or loss will generally be entitled to capital gain or loss treatment if the FFWM Common Stock was a capital asset in the hands of the shareholder and the cash received was not essentially equivalent to a dividend.

          If any shares of Keystone Common Stock received in the FFWM Merger are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the FFWM Common Stock exchanged in the FFWM Merger to the shares sold in the manner described in the preceding paragraph. The holding period for the shares of Keystone Common Stock received in the FFWM Merger will include the holding period for the shares of FFWM Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

          Cash Election. Where an FFWM shareholder makes or is deemed to have made the Cash Election and receives cash in exchange for FFWM Common Stock, the cash will be treated as received by the shareholder as a distribution in redemption of Keystone Common Stock that the shareholder would have received if the shareholder had made the Stock Election, subject to the provisions and limitations of Section 302 of the Code. Pursuant to Section 302, and assuming that the FFWM Common Stock of such shareholder is a capital asset in the hands of the shareholder, an FFWM shareholder who makes or is deemed to have made the Cash Election will realize capital gain or loss on the exchange if (i) such shareholder has no stock interest in Keystone following the FFWM Merger, (ii) the exchange is substantially disproportionate with respect to such shareholder or (iii) the exchange is not essentially equivalent to a dividend. For these purposes, an FFWM shareholder will be considered to own stock of Keystone owned after the FFWM Merger by certain related individuals or entities under the attribution of ownership rules set forth in Section 318 of the Code as made applicable to Section 302 of the Code. If none of (i), (ii) or (iii) above applies, an FFWM shareholder who makes or is deemed to have made the Cash Election will be treated as though the shareholder had received a dividend equal to the cash received, taxable as ordinary income in the year in which the FFWM Merger occurs.

          As indicated under the caption "Elections by FFWM Shareholders," each FFWM shareholder must make the same Election for all shares of FFWM Common Stock held in a particular capacity. If an FFWM shareholder holds FFWM Common Stock in more than one capacity--for example, a husband holds 100 shares individually and he and his wife hold 100 shares as tenants by the entireties--the same Election should be made for all such holdings. If the same Election is not made, FFWM shareholder may be subject to Section 356 of the Code. Pursuant to
Section 356, the cash received may under certain circumstances be treated as a dividend, taxable as ordinary income in the year in which the FFWM Merger occurs.

          Dissenting Shareholders. Where an FFWM shareholder exercises dissenters' rights and receives cash in exchange for FFWM Common Stock, the cash will be treated as received by the shareholder as a distribution in redemption of the FFWM Common Stock subject to the provisions and limitations of Section 302 of the Code. The cash received by a dissenting FFWM shareholder will be treated as if the shares had been sold to FFWM for the cash received, and will generally be entitled to capital gain or loss treatment under Section 302 of the Code, provided the shares are a capital asset in the hands of the shareholder. However, because the ownership of shares by certain individuals related to the shareholder and by certain partnerships, estates, trusts and corporations in which the shareholder has an interest may have an adverse impact on the tax treatment of the cash received by the shareholder and result in it being taxed as a dividend, an FFWM shareholder should consult with his own personal tax advisor as to the federal, state and local tax consequences of exercising dissenters' rights.

          Maryland Personal Income Tax. For FFWM shareholders who are subject to the Maryland personal income tax, the Maryland state income tax consequences of receiving Keystone Common Stock and cash in lieu of fractional shares pursuant to the Stock Election, cash pursuant to the Cash Election, or cash as a dissenting shareholder are the same as they are under the Code for federal income tax purposes, as described above.

          The foregoing is intended only as a summary of certain federal income tax and Maryland personal income tax consequences of the FFWM Merger under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice, and any such change might be retroactively applied to the FFWM Merger. Among other things, the summary does not address state income tax consequences in states other than Maryland, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired FFWM Common Stock pursuant to an employee stock option. Accordingly, it is recommended that FFWM shareholders consult their own tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state and local tax matters in connection with the FFWM Merger.


Boards of Directors Following the FFWM Merger

          The FFWM Merger will not result in any changes in the membership of the Board of Directors of Keystone. However, at the time the FFWM Merger becomes effective, Cheston H. Browning, III and Marc E. Zanger, both currently directors of FFWM, along with one other FFWM director selected by Keystone will be added to the Board of Directors of American Trust Bank, which presently consists of 12 directors.


Interests of Certain Persons in the Transaction

          Advisory Fees for FFWM Directors. Keystone has agreed in the FFWM Plan of Merger that, in consideration of their being available for reasonable advisory services during the one-year period following consummation of the FFWM Merger, Keystone will pay to each current director of FFWM who remains a director until immediately prior to the FFWM Merger an amount equal to the fees that such director received from FFWM during the one-year period preceding the FFWM Merger, including retainer fees and fees for attendance at Board of Directors and Board committee meetings. The amount paid to any FFWM director who becomes a member of the Board of Directors of American Trust Bank will be reduced by the amount of fees paid to the director for service in that capacity.

     Each director of FFWM receives a retainer of $200 each month so long as the director's rate of attendance at meetings of the Board of Directors exceeds 75% during the immediately preceding twelve-month period. Directors receive fees of $500 and $100 for each meeting of the Board of Directors of First Federal and subsidiaries thereof, respectively, attended and $50 for each committee meeting of First Federal's Board attended. In the fiscal year ended June 30, 1996 fees paid to FFWM directors ranged between $12,200 and $13,400 per director.

     FFWM Executive Officer Severance Arrangements. FFWM and First Federal (the "Employers") are parties to an Employment Agreement with Patrick J. Coyne, Chairman, President and Chief Executive Officer of the Employers. The Employers have also entered into Severance Agreements with the following Executive Vice Presidents, Kenneth W. Andres, William C. Marsh and R. Craig Pugh. Each of these agreements provide that in the event of a change of control, as defined in the agreements, the respective executive officer shall be entitled to receive a lump sum severance payment equal to three times (Mr. Coyne) or 2.99 times (Messrs. Andres, Marsh and Pugh) his average annual compensation for the preceding five years or, if employed for less than five years, such shorter period of time. Consummation of the FFWM Plan of Merger will constitute a change of control under the terms of each of the agreements. Further, the employment of each of Messrs. Coyne, Andres, Marsh and Pugh will terminate effective on the effective date of the FFWM Merger and none of these officers will have any continuing employment with Keystone or American Trust Bank following the effective date. Upon consummation of the FFWM Plan of Merger and in satisfaction of the Employers' obligations under the terms of existing employment, severance, stock option and incentive plan agreements, Messrs. Coyne, Andres, Marsh and Pugh will receive pre-tax severance payments in the amounts of $1,334,348, $421,827, $344,152 and $445,594, respectively. These amounts are subject to reduction to the extent, if any, that the payments would constitute "excess parachute payments" under Section 280G of the Internal Revenue Code.

          FFWM Directors' and Officers' Indemnification, Limitation of Liability and Insurance. Keystone has agreed in the FFWM Plan of Merger that following the FFWM Merger it will provide indemnification to any present or former director, officer or employee of FFWM and its subsidiaries with respect to any proceeding arising out of matters existing or occurring at or prior to the effective time of the FFWM Merger to the fullest extent, if any, that such person would have been entitled to indemnification by FFWM under FFWM's certificate of incorporation and bylaws. The certificate of incorporation and bylaws of FFWM generally require FFWM to indemnify its directors and officers, and any person who was serving at the request of FFWM as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, liabilities, losses, judgments, fines and amounts paid in settlement reasonably incurred in connection with any civil, criminal, administrative or investigative proceeding in which such person is or is threatened to be made a party is otherwise involved by reason of having served in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FFWM, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

          Keystone has also agreed that the provision of FFWM's certificate of incorporation which limits the liability of its directors shall survive the FFWM Merger and continue in full force and effect with respect to liabilities arising out of matters existing or occurring at or prior to the effective time of the FFWM Merger. This provision provides that directors of FFWM shall not be liable to the corporation or its shareholders for monetary damage for breach of fiduciary duty as a director except for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment or making by the corporation of an unlawful dividend, stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

          Finally, Keystone has agreed to maintain for three years following the FFWM Merger FFWM's current directors' and officers' liability insurance policy or a substantially equivalent policy covering FFWM's directors and officers for acts or omissions occurring prior to the FFWM Merger, provided that if the annual cost of such policy would exceed $20,590, then Keystone would only be required to use its reasonable efforts to obtain as much comparable insurance as is available for that amount.


          Cashout of FFWM Director and Officer Stock Options. Stock options for 11,115 shares of FFWM Common Stock are presently outstanding under FFWM's
Stock Option Incentive Plan at option prices equal to the fair market value of such shares on the dates the options were granted. The FFWM Plan of Merger provides that each of these options which remains outstanding and unexercised at the time the FFWM Merger becomes effective will be converted into the right to receive, for each share of FFWM Common Stock subject to the option, an amount in cash equal to the excess of (1) the product of (a) the Exchange Ratio, multiplied by (b) the Average Keystone Price, over (2) the exercise price of the option.

          Benefit Plans and Severance Arrangements for FFWM Employees. Keystone has agreed that as soon as administratively practicable after the FFWM Merger, it will take appropriate action so that employees of FFWM and its subsidiaries will be entitled to participate in Keystone employee benefit plans of general applicability and that until such action is taken FFWM's plans shall remain in effect. No employee of FFWM or a subsidiary who becomes an employee of Keystone or a subsidiary shall be excluded from coverage under Keystone's medical insurance plans on the basis of a preexisting condition that was not also excluded under FFWM's medical insurance plans, except to the extent that such preexisting condition was excluded from coverage under FFWM's plans. For purposes of determining eligibility to participate in and the vesting of benefits under Keystone's employee benefit plans, but not for purposes of benefit accrual, Keystone will recognize years of service with FFWM or a subsidiary prior to the FFWM Merger.

          The FFWM Plan of Merger provides that employees of FFWM and its subsidiaries with at least one year of service prior to the FFWM Merger, other than employees who are parties to an employment or severance agreement, shall be eligible for benefits under Keystone's severance plan for employees. Under Keystone's severance plan, as modified for FFWM employees by the FFWM Plan of Merger, if within one year after the FFWM Merger the employment of such an employee is involuntarily terminated through no fault of the employee, or voluntarily terminated by the employee within 30 days after being transferred to a location more than 35 commuting miles from the employee's current job location, then, in the absence of certain disqualifying events, the employee will generally be entitled to receive biweekly severance payments in an aggregate amount equal to one week's base compensation for each year of service up to a maximum of 26 weeks and to continuation of certain medical and life insurance benefits during the period of severance payments. If an eligible FFWM employee is offered a position with Keystone or a subsidiary at an annual base compensation below that in effect immediately prior to the FFWM Merger, the employee may elect either to accept the position at the reduced compensation or to refuse the position and take severance benefits. Severance payments will be offset by compensation received from subsequent employment during the period of severance benefits.


Stock Option Agreement

          In connection with the FFWM Plan of Merger, Keystone and FFWM have entered into a Stock Option Agreement (the "Option Agreement") under which FFWM has granted Keystone an option (the "Option") to purchase up to 16.6% (after exercise) of FFWM's outstanding Common Stock upon the occurrence of certain events described below. The Option Agreement covers 423,600 shares of FFWM Common Stock at an exercise price of $34.19 per share.

          The Option Agreement is designed to compensate Keystone for its risks, costs and expenses and the commitment of resources associated with the FFWM Plan of Merger in the event the FFWM Merger is not consummated due to an attempt by a third person to gain control of FFWM. Keystone may not exercise or sell its Option unless (i) FFWM shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any third person to effect (A) a merger, consolidation or similar transaction involving FFWM or any of its subsidiaries, (B) the sale or other disposition of 15% or more of the consolidated assets of FFWM and its subsidiaries, or (C) the issuance, sale or other disposition of securities representing 15% or more of the voting power of FFWM or any of its subsidiaries (any of the foregoing an "Acquisition Transaction"); or (ii) any third person or group shall have acquired beneficial ownership of or the right to acquire beneficial ownership of 25% or more of the then outstanding shares of FFWM Common Stock (each of the foregoing is hereafter referred to as a "Purchase Event"). No Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus, and neither Keystone nor FFWM is aware that any Purchase Event is contemplated by any third person. The Option Agreement may discourage third persons from making competing offers to acquire FFWM and is intended to increase the likelihood that the FFWM Merger will be consummated in accordance with the terms set forth in the FFWM Plan of Merger.

          If a Purchase Event occurs, Keystone may exercise the Option in whole or in part or may sell or transfer all or part of the Option to other persons. Under federal banking law, exercise of the Option by Keystone for more than 5% of the outstanding FFWM Common Stock would require approval of regulatory authorities.

          Keystone may require FFWM to redeem the Option or any shares of FFWM Common Stock purchased thereunder if (i) any third person or group shall have acquired beneficial ownership of or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of FFWM Common Stock or (ii) FFWM (A) mergers or consolidates with any third person and is not the surviving corporation, (B) engages in a merger with a third person in which it is the surviving corporation but in which the outstanding shares of FFWM Common Stock are exchanged for other securities, cash or property or after the merger represent less than 50% of the outstanding shares or (C) sells or transfers more than 50% of its consolidated assets to any third person (each of the foregoing is hereafter referred to as a "Redemption Event"). In general, the per share redemption price for the Option would be excess, if any, over the Option exercise price of the highest of (i) the highest price paid for any share of FFWM Common Stock by the person or group acquiring 50% beneficial ownership,
(ii) the price per share received by holders of FFWM Common Stock in connection with any Redemption Event transaction, or (iii) the highest closing sales price per share of FFWM Common Stock on the NASDAQ National Market System during the 60 business days preceding the request for redemption. The per share redemption price for shares of FFWM Common Stock purchased under the Option would be the sum of the Option redemption price and the exercise price paid for the Option shares. The aggregate amount which FFWM is required to pay in redeeming the Option or Option shares is limited to $4 million.

          The Option Agreement also contains provisions for issuance of a substitute Option Agreement to purchase shares of the surviving or acquiring company in the event of a merger or other acquisition of FFWM or a majority of its assets.

          The foregoing description is intended only as a summary of the material provisions of the Option Agreement and does not purport to be complete. It is qualified in its entirety by reference to the Option Agreement, which has been filed with the SEC as an exhibit to the Registration Statement. The Option Agreement is incorporated in this Joint Proxy Statement/Prospectus by reference to such filing.


Inconsistent Activities

          FFWM has agreed in the FFWM Plan of Merger that it will not, and will not permit its subsidiaries to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, FFWM or a subsidiary (other than with Keystone or an affiliate); provided that FFWM's Board of Directors may furnish such information or participate in such negotiations or discussions if such Board, after having consulted with and considered the advice of outside counsel, has determined that the failure to do so would cause the members of such Board to breach their fiduciary duties under applicable law. FFWM is required to promptly inform Keystone of any such request for information or of any such negotiations or discussions and to instruct its and its subsidiaries' directors, officers, representatives and agents to refrain from taking any action prohibited by these provisions.

Conduct of Business Pending the FFWM Merger

          FFWM has agreed in the FFWM Plan of Merger that pending consummation of the FFWM Merger, except as consented to by Keystone, FFWM and its subsidiaries will conduct their business only in the ordinary course consistent with past practice and will not, among other things, (i) issue any shares of their capital stock or grant any options or other rights to acquire such stock, except pursuant to the Option Agreement or existing employee and director stock options, purchase any FFWM Common Stock or effect any recapitalization, stock dividend or split; (ii) amend their charter documents, suffer any lien on FFWM's ownership of its subsidiaries or waive or compromise any material right or claim; (iii) make certain changes in the compensation or benefits payable to employees and directors; (iv) enter into any transaction or agreement not in the ordinary course of business, certain borrowing arrangements or employment or labor contracts; (v) make voluntary changes in their accounting methods or tax reporting, (vi) make capital expenditures or lease assets in excess of certain limits; (vii) take certain actions with respect to branching; (viii) acquire control over or make equity investments exceeding 5% in any business; (ix) enter into interest-hedging agreements; (x) enter into any agreement granting a preferential right to purchase any of their assets or rights or requiring consent for their transfer; (xi) make material changes to their lending or investment policies; or (xii) take any action which would prevent or impede the FFWM Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

          Keystone has agreed that except as consented to by FFWM it will not
(i) amend its charter documents or those of a significant subsidiary in a manner which would adversely affect the terms of the Keystone Common Stock or the ability of Keystone and American Trust Bank to consummate the FFWM Merger and the Bank Merger, (ii) make any acquisition, enter into any agreement or transaction or take any other action that could materially adversely affect the ability of Keystone and American Trust Bank to consummate the FFWM Merger and the Bank Merger, (iii) declare or pay any dividend or distribution in respect of the Keystone Common Stock other than regular quarterly cash dividends in an amount determined by Keystone's Board of Directors in the ordinary course of business and consistent with past practice or (iv) take any action, other than the exercise of its rights under the Option Agreement, which would prevent or impede the FFWM Merger from qualifying as a reorganization within the meaning of
Section 368 of the Internal Revenue Code.


FFWM Dividend Limitation

          FFWM has agreed in the FFWM Plan of Merger that pending the FFWM Merger it will not increase the rate of dividends on the FFWM Common Stock to exceed $.12 per share in any calendar quarter. Beginning in the quarter ended December 31, 1994, dividends on the FFWM Common Stock have been paid at the rate of $.12 per share. See "Information Concerning FFWM--Stock Prices and Dividends of FFWM Common Stock."


Conditions to the FFWM Merger

          In addition to approval by the shareholders of FFWM, the FFWM Merger is contingent upon the satisfaction of a number of other conditions, including
(i) receipt of regulatory approvals required for the consummation of the FFWM Merger and the Bank Merger and the expiration or all statutory waiting periods in connection therewith, (ii) the absence of any statute, rule or governmental or judicial injunction, order or decree which prohibits or restricts consummation of the FFWM Merger or the Bank Merger and (iii) receipt of the tax opinion described above (see "Tax Consequences to FFWM Shareholders"). In addition, unless waived, each party's obligation to consummate the FFWM Merger is subject to the performance by the other party of its obligations under the FFWM Plan of Merger, the accuracy of the representations and warranties of the other party contained therein, the receipt of certain certificates and opinions from the other party and the absence of any pending proceeding initiated by a governmental authority seeking to prevent consummation of the FFWM Merger or the Bank Merger. If the Distribution Date under Keystone's shareholder rights plan (see "Comparison of Keystone Common Stock and FFWM Common Stock--Keystone Shareholder Rights Plan") shall have occurred, then either (i) all Rights outstanding under the plan (other than those which have become void) shall have been exchanged for Keystone Common Stock and the Exchange Ratio shall have been proportionately adjusted as provided in the FFWM Plan of Merger, (ii) all Rights outstanding under the plan shall have been redeemed or (iii) Keystone shall have made provision for the issuance of equivalent rights to the holders of FFWM Common Stock upon consummation of the FFWM Merger.


Representations and Warranties

          The representations and warranties of Keystone and FFWM contained in the FFWM Plan of Merger relate, among other things, to the organization and good standing of FFWM, Keystone and their subsidiaries; the capitalization of FFWM and Keystone and the ownership of their subsidiaries; the authorization by Keystone and FFWM of the FFWM Plan of Merger and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since September 30, 1996; payment of taxes; the absence of undisclosed litigation; compliance with laws; insurance; and the accuracy of this Joint Proxy Statement/Prospectus and of Keystone's Registration Statement of which it is a part. Additional representations and warranties by FFWM concern the absence of certain potential environmental liabilities; the absence of undisclosed equity investments; the absence of undisclosed employment contracts, employee benefit plans or material contracts or material defaults thereunder; title to properties; and labor relations. None of the representations and warranties contained in the FFWM Plan of Merger will survive the consummation of the FFWM Merger.


Amendment, Waiver and Termination

          Notwithstanding prior approval by the shareholders of FFWM, the FFWM Plan of Merger may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment or waiver of any provision of the FFWM Plan of Merger may change the amount or form of the consideration to be received by the holders of FFWM Common Stock in the FFWM Merger or otherwise materially adversely affect the FFWM shareholders without the approval of the shareholders so affected. Keystone or FFWM may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its obligations under the FFWM Plan of Merger; and (iv) waive any condition precedent to its obligations under the FFWM Plan of Merger other than approval of the FFWM Plan of Merger by the shareholders of FFWM, governmental regulatory approvals required to consummate the FFWM Merger, securities registration requirements incident to the issuance of Keystone Common Stock in the FFWM Merger, receipt of the federal income tax opinion described above and the absence of any judicial or administrative order prohibiting the FFWM Merger.

          Notwithstanding prior shareholder approval, the FFWM Plan of Merger may be terminated at any time prior to effectiveness of the FFWM Merger (a) by mutual consent of Keystone and FFWM or (b) by either party (1) in the event of a breach by the other party of a representation and warranty or covenant which would have a material adverse effect on the breaching party or on the ability of the parties to consummate the transactions contemplated by the FFWM Plan of Merger and which has not been cured within 30 days after notice to the breaching party, (2) if a court or regulatory authority has issued a final and nonappealable order enjoining or prohibiting consummation of the FFWM Merger or the Bank Merger or (3) if other than as a result of a failure of the terminating party to perform its obligations under the FFWM Plan of Merger (A) the shareholders of FFWM do not approve the FFWM Plan of Merger at the FFWM Special Meeting or any adjournment thereof or (B) the FFWM Merger has not become effective on or prior to November 26, 1997.


Termination Fee

          The FFWM Plan of Merger provides that if either party terminates the FFWM Plan of Merger due to a pending proceeding initiated by a governmental authority seeking to prevent consummation of the FFWM Merger or the Bank Merger or because an application for a regulatory approval required to consummate the FFWM Merger or the Bank Merger is finally denied or withdrawn at the request of the regulatory agency, Keystone will pay to FFWM a termination fee of $1,000,000. If within three years from the date of such termination, FFWM or any of its subsidiaries enters into an agreement providing for (a) the merger or consolidation of FFWM or any of its subsidiaries with any third person, (b) the disposition to any third person or persons in one or a series of related transactions not in the ordinary course of business of assets or deposits representing 15% or more of the consolidated assets or deposits of FFWM or (c) the issuance, sale, transfer or other disposition to any one person (including its affiliates or associates) of securities representing 15% or more of the voting power of FFWM or any of its subsidiaries, FFWM must repay such amount to Keystone without interest.


Dissenters' Rights of FFWM Shareholders

          A record holder of shares of FFWM Common Stock is entitled to exercise the rights of a dissenting shareholder under Section 262 of the Delaware General Corporation Law, as amended ("Section 262"), to object to the FFWM Plan of Merger and make written demand that Keystone, as the surviving corporation in the FFWM Merger, pay in cash the appraised value of the shares held as determined in accordance with Section 262. The following summary does not purport to be a complete statement of the provisions of Section 262 and is qualified in its entirety by reference to Section 262, the complete text of which is set forth as Annex IV to this Joint Proxy Statement/Prospectus.

          A beneficial owner of shares of FFWM Common Stock who is not the record holder of such shares is not entitled to exercise dissenters' rights directly, but instead must request the record holder of the shares to exercise such rights on his or her behalf. A beneficial owner wishing to exercise such rights should contact the record holder promptly and assure that the record holder complies with all of the statutory provisions and procedures summarized herein.

          If a record holder of shares of FFWM Common Stock (a "holder") wishes to dissent from the FFWM Plan of Merger and obtain payment of the appraised value of the holder's shares, he or she must satisfy all of the following conditions in order to obtain any right to payment of the appraised value of the shares under Section 262:

          (1) The holder must deliver to FFWM, before the taking of the vote on the FFWM Plan of Merger, a written demand for appraisal of the holder's shares. Such demand will be sufficient if it reasonably informs FFWM of the identity of the holder and that the holder intends thereby to demand the appraisal of the holder's shares. A proxy or vote against the FFWM Plan of Merger shall not constitute such a demand. A holder electing to take such action must do so by separate written demand as provided in
     Section 262.

          (2) The holder must hold of record the shares as to which appraisal is demanded on the date of making such written demand and continuously thereafter through the effective date of the FFWM Merger.

          (3) The holder must not vote the shares in favor of the FFWM Plan of Merger. Neither an abstention from voting with respect to, nor failure to vote in person or by proxy against approval of the FFWM Plan of Merger constitutes a waiver of the rights of a dissenting shareholder. However, a signed proxy card that is returned without any instruction as to how the proxy should be voted will be voted in favor of approval of the FFWM Plan of Merger and will be deemed a waiver of the rights of a dissenting shareholder.

     A dissenter who fails in any of these respects will not acquire any right to payment of the appraised value of the holder's shares under Section 262.
Each written demand for appraisal should clearly state that the holder intends thereby to demand the appraisal of the holder's shares, should provide the name, address and telephone number of the holder and the number of shares of FFWM Common Stock held of record by the holder as to which appraisal is demanded and should be sent to First Financial Corporation of Western Maryland, 118 Baltimore

Street, Cumberland, Maryland 21502, Attention: William C. Marsh, Executive Vice President and Chief Financial Officer.

     Within 10 days after the effective date of the FFWM Merger, Keystone shall notify each holder of FFWM Common Stock who has complied with the requirements of Section 262 and who has not voted in favor of the FFWM Plan of Merger of the date that the FFWM Merger has become effective.

     Within 120 days after the effective date of the FFWM Merger, Keystone or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such holders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the FFWM Merger, any holder shall have the right to withdraw the holder's demand for appraisal and to accept the terms offered in the FFWM Plan of Merger. Within 120 days after the effective date of the FFWM Merger, any holder who has complied with the requirements of Section 262, upon written request, shall be entitled to receive from Keystone a statement setting forth the aggregate number of shares not voted in favor of the FFWM Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the holder within 10 days after his written request for such a statement is received by Keystone or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     Upon the filing of any such petition by a holder, service of a copy thereof shall be made upon Keystone, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Keystone. If the petition is filed by Keystone, it shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Keystone and to the holders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be approved by the Court and shall be borne by Keystone.

     At the hearing on such petition, the Court shall determine the holders who have complied with Section 262 and who have become entitled to appraisal rights. The Court may require the holders who have demanded an appraisal for their shares to submit their FFWM Common Stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any holder fails to comply with such direction, the Court may dismiss the proceedings as to such holder.

     After determining the holders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the FFWM Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which Keystone would have had to pay to borrow money during the pendency of the proceeding. Upon application by Keystone or by any holder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the holders entitled to an appraisal. Any holder whose name appears on the list filed by Keystone and who has submitted his FFWM Common Stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under Section 262.

     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by Keystone to the holders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such holder upon the surrender to Keystone of the FFWM Common Stock certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, notwithstanding that Keystone is not a Delaware corporation.

     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a holder, the Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     From and after the effective date of the FFWM Merger, no holder of FFWM Common Stock who has demanded appraisal rights shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the FFWM Merger); provided, however, that if no petition for an appraisal shall be filed within the time required by Section 262, or if such holder shall deliver to Keystone a written withdrawal of the holder's demand for an appraisal and an acceptance of the FFWM Merger, either within 60 days after the effective date of the FFWM Merger or thereafter with the written approval of Keystone, then the right of such holder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any holder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     FFWM SHAREHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF SECTION 262.


Restrictions on Resales by FFWM Affiliates

          The shares of Keystone Common Stock issuable in the FFWM Merger have been registered under the Securities Act, and such shares will generally be freely tradable by the FFWM shareholders who receive Keystone shares as a result of the FFWM Merger. However, this registration does not cover resales by FFWM shareholders who may be deemed to control or be under common control with FFWM and who therefore may be deemed "affiliates" of FFWM as that term is defined in Rule 145 under the Securities Act. Such affiliates may not sell their shares of Keystone Common Stock acquired in the FFWM Merger except pursuant to: (i) an effective Registration Statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of FFWM will notify those persons whom it believes may be such affiliates.


Effect on FFWM's Dividend Reinvestment Plan

          FFWM's Dividend Reinvestment Plan will be terminated as of the last FFWM dividend payment date preceding the effective date of the FFWM Merger. Following the FFWM Merger, FFWM shareholders who become Keystone shareholders will be able to participate in a Dividend Reinvestment Plan offered by Keystone.


Expenses

          Keystone will pay 75% and FFWM will pay 25% of the expenses of printing the Registration Statement, and Keystone and FFWM will each pay 50% the portion of registration fee relating to the FFWM Merger to be paid to the SEC in connection therewith. Each party will pay its own other expenses incurred in connection with the FFWM Plan of Merger.

Accounting Treatment

          The FFWM Merger will be accounted for under the purchase method of accounting. The assets and liabilities of FFWM acquired in the FFWM Merger will be recorded by Keystone for financial reporting purposes at their market values as of the date of the FFWM Merger, and any excess of the consideration paid over the net market values acquired will be recorded and amortized as goodwill.


Effective Date of the FFWM Merger

          It is presently anticipated that if the FFWM Plan of Merger is approved by the shareholders of FFWM, the FFWM Merger will become effective in the second quarter of 1997. However, as noted above, consummation of the FFWM Merger is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the FFWM Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the FFWM Merger to become effective within the anticipated time frame. In addition, as also noted above, Keystone and FFWM retain the power to abandon the FFWM Merger or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

                          INFORMATION CONCERNING FFWM

                First Financial Corporation of Western Maryland
                            SELECTED FINANCIAL DATA

          The following unaudited table of selected financial data should be read in conjunction with FFWM's consolidated financial statements and the related notes and with FFWM's management's discussion and analysis of financial condition and results of operation, incorporated herein by reference. See "FFWM Documents Incorporated by Reference."


                                        Six Months
                                    Ended December 31,                          Year Ended June 30,
                                --------------------------  ---------------------------------------------------------------
                                    1996          1995         1996         1995         1994         1993         1992
                                -------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                   (In Thousands, Except Per Share Amounts and Ratios)
Operations:
Interest income...............  $   14,215     $   12,921   $   26,480   $   24,809   $   23,228   $   25,050   $   29,116
Interest expense..............       6,401          6,170       12,102       11,444       11,297       13,752       18,867
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Net interest income...........       7,814          6,751       14,378       13,365       11,931       11,298       10,249
Provision for loan losses.....          75            300          600        5,985          780          350          317
Noninterest income............         612            440        1,472        1,269          915        1,149        2,004
Noninterest expense...........       6,347(1)       4,291        9,379       10,633        8,237        8,717        6,604
Income tax expense (benefit)..         775            987        2,271         (765)       1,465        1,227        2,080
Cumulative effect of
 accounting change............          --             --           --           --        1,695           --           --
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss).............  $    1,229     $    1,613   $    3,600   $   (1,219)  $    4,059   $    2,153   $    3,252
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Pre-tax security gains,
 included in above............  $       51     $    --      $      179           --   $        6           --           --

Per Share:
Net income (loss) before
 cumulative effect of
 accounting change............  $     0.57     $     0.74   $     1.65   $    (0.56)  $     1.09   $     1.02   $     0.51
Net income (loss).............        0.57           0.74         1.65        (0.56)        1.87         1.02         0.51
Cash dividends declared.......        0.24           0.24         0.48         0.46         0.37         0.27         0.07
Dividend payout ratio.........       42.11%         32.43%       29.09%          --        19.79%       26.47%       13.73%
Average shares outstanding....   2,145,357      2,182,254    2,180,000    2,175,000    2,169,000    2,112,000    1,876,000

Balances at Period End:
Loans.........................  $  299,333     $  244,762   $  250,908   $  231,656   $  224,065   $  227,497   $  236,473
Allowance for loan losses.....       7,846          8,913        7,795        8,590        4,561        3,841        3,553
Total assets..................     360,849        337,749      321,994      329,375      345,646      343,557      342,281
Deposits......................     276,795        286,427      274,756      283,360      301,208      301,820      304,962
Long-term debt................         483            588          483          580          676          773          869
Shareholders' equity..........      42,142         39,963       41,707       38,470       40,267       37,472       34,021
Book value per share..........       19.44          18.44        19.16        18.06        20.03        18.97        18.13

Selected Ratios:
Return on average assets (2)..        0.72%          0.97%        1.09%          --         1.18%        0.62%        0.95%
Return on average equity (2)..        5.97           8.22         8.97           --         9.97         6.02        11.99
Interest rate spread..........        3.97           3.78         4.08         3.73         3.31         3.20         3.02
Net interest margin...........        4.54           4.18         4.52         4.11         3.63         3.47         3.19
Equity to assets, average.....       11.99          11.87        12.20        11.66        11.86        10.38         7.96
Loans to deposits
 at period end................       108.14          85.45        91.32        81.75        74.39        75.38        77.54
Allowance for loan losses
 to loans at period end.......        2.62           3.64         3.11         3.71         2.04         1.69         1.50
Nonperforming assets to
 loans and ORE................        1.30           2.86         2.55         3.29         2.97         5.01         4.12

                                        Six Months
                                    Ended December 31,                         Year Ended June 30,
                                -------------------------   --------------------------------------------------------------
                                      1996           1995         1996         1995         1994         1993         1992
                                ----------     ----------   ----------   ----------   ----------   ----------   ----------
Regulatory Capital Ratios:
Tangible capital ratio.........      10.93%         11.19%       12.36%       10.98%       11.11%       10.33%        9.38%
Core capital ratio.............      10.93          11.19        12.36        10.98        11.11        10.33         9.38
Risk-based capital ratio.......      19.08          19.51        21.60        20.60        21.58        20.27        17.66
------------------------

(1) Includes nonrecurring assessment of $1.9 million relating to the recapitalization of the SAIF insurance fund.
(2) Ratios for the six months ended December 31, 1996 and 1995 have been annualized.


                STOCK PRICES AND DIVIDENDS ON FFWM COMMON STOCK

          FFWM Common Stock is traded in the over-the-counter market under the symbol "FFWM" and is listed in the NASDAQ National Market System. The following table sets forth the high and low closing sales prices for FFWM Common Stock for the periods indicated, as reported by NASDAQ, and the cash dividends per share declared on FFWM Common Stock for such periods.


                                     Quarterly Closing Sales
                                            Price Range         Cash
                                     -----------------------  Dividends
                                         High         Low     Declared
                                     -------------  --------  ---------

Fiscal 1995 Quarter Ended:

First Quarter, September 30, 1994..        $ 25.75    $22.50      $0.10
Second Quarter, December 31, 1994..          27.50     18.50       0.12
Third Quarter, March 31, 1995......          22.50     19.75       0.12
Fourth Quarter, June 30, 1995......          22.00     18.75       0.12
                                                                  -----
                                                                  $0.46
                                                                  -----

Fiscal 1996 Quarter Ended:

First Quarter, September 30, 1995..        $ 22.50    $19.75      $0.12
Second Quarter, December 31, 1995..          23.75     19.63       0.12
Third Quarter, March 31, 1996......          20.50     18.00       0.12
Fourth Quarter, June 30, 1996......          20.75     17.75       0.12
                                                                  -----
                                                                  $0.48
                                                                  -----

Fiscal 1997 Quarter Ended:

First Quarter, September 30, 1996..        $ 28.75    $20.13      $0.12
Second Quarter, December 31, 1996..          32.50     27.00       0.12
Third Quarter (through
     March 25, 1997)...............         33.625     30.00       0.12

          On November 25, 1996, the last NASDAQ trading day prior to the public announcement of the FFWM Merger, the closing sale price for the FFWM Common Stock was $27.75. On March 25, 1997, the closing sale price for the FFWM Common Stock was $33.375. On March 21, 1997, the record date for the FFWM Special Meeting, FFWM had 871 shareholders of record. At that date, 2,175,659 shares of FFWM Common Stock were outstanding.

          While FFWM is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of FFWM.


                    FFWM DOCUMENTS INCORPORATED BY REFERENCE

          The following documents previously filed by FFWM with the SEC pursuant to the Exchange Act (File No. 0-10756) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

               1. FFWM's Annual Report on Form 10-K for the year ended June 30, 1996 ("FFWM Form 10-K");

               2. FFWM's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1996; and

               3. FFWM's Current Reports on Form 8-K dated August 2, August 19, October 23 and December 2, 1996 and January 22, 1997.

          All documents filed by FFWM pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the Shareholder Meetings are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of the filing of such documents.

          Keystone, FTC and FFWM shareholders who wish to obtain copies of the FFWM documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

          Copies of FFWM's 1996 Annual Report to Shareholders ("FFWM Annual Report") and its Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1996 are being mailed to FFWM shareholders along with this Joint Proxy Statement/Prospectus. The following portions of the FFWM Annual Report have been incorporated by reference into the FFWM Form 10-K and by reference to the FFWM Form 10-K are also incorporated by reference herein:

          1.  "Selected Consolidated Financial Data" on page 1; and

          2. "Management's Discussion and Analysis," Report of Independent Certified Public Accountants," "Consolidated Statements of Financial Condition," "Consolidated Statements of Operations," Consolidated Statements of Stockholders' Equity," "Consolidated Statements of Cash Flows," "Notes to Consolidated Financial Statements" and "Stock and Dividend Information" on pages 4 through 42.

          Portions of the FFWM Annual Report other than those listed above as incorporated herein by reference are furnished for information only and are not a part of this Joint Proxy Statement/Prospectus. The FFWM Annual Report does not contain all of the information contained in the FFWM Form 10-K.

            COMPARISON OF KEYSTONE COMMON STOCK AND FTC COMMON STOCK

General

          Upon consummation of the Merger, shareholders of FTC will become shareholders of Keystone. Since the Articles of Incorporation ("Articles") and Bylaws of Keystone and FTC are not the same, the Merger will result in certain changes in the rights of the holders of FTC Common Stock. These changes are discussed below.


Voting Rights

          General. The holders of Keystone Common Stock, like the holders of FTC Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

          Special Votes for Certain Transactions. The Articles of Keystone and FTC contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

          Keystone's Articles require that certain transactions between Keystone or a subsidiary and an "interested shareholder" be approved by the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by the interested shareholder. An "interested shareholder" is generally defined by Keystone's Articles to mean a person or a group acting in concert that beneficially owns more than 20% of the voting power of Keystone's outstanding voting stock.

          The transactions subject to Keystone's special vote requirements include (1) a merger, consolidation or share exchange of Keystone or a subsidiary with an interested shareholder, (2) the sale, lease, exchange or other disposition, or the loan, mortgage, pledge or investment, by Keystone or a subsidiary of 5% or more of Keystone's assets to, with or for the benefit of an interested shareholder, (3) the issuance or transfer to an interested shareholder of securities of Keystone or a subsidiary valued at 5% or more of Keystone's consolidated total assets, (4) the adoption of any plan for the liquidation of Keystone proposed by or on behalf of an interested shareholder,
(5) any reclassification of securities, recapitalization of Keystone, merger or consolidation of Keystone with a subsidiary or other transaction which increases the percentage of any class of stock of Keystone or a subsidiary owned by an interested shareholder and (6) any other transaction which is similar in purpose or effect to the foregoing.

          Keystone's special shareholder vote requirements do not apply to any transaction approved by a majority of the "disinterested directors." A disinterested director is any member of the Keystone Board who is not an interested shareholder or an affiliate, associate or representative of an interested shareholder and who (1) was a director before the interested shareholder became an interested shareholder or (2) is a successor to a disinterested director and was recommended for election by a majority of the disinterested directors then on the Board.

          FTC's Articles require that certain transactions involving FTC be approved by the vote of the holders of at least two-thirds of the outstanding shares of FTC Common Stock. The transactions subject to FTC's special voting requirements are a merger or consolidation of FTC with another corporation or the sale, lease or exchange of all or substantially all of the assets of FTC.

Board of Directors

          Classified Boards. The Articles of Keystone and the Bylaws of FTC divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each Annual Meeting of Shareholders, and each class serves for a term of three years.

          The number of directors which constitute the full Board of Directors of Keystone may be increased or decreased only by the Board of Directors, by a vote including a majority of the disinterested directors then in office, and except as otherwise required by law, vacancies on the Board of Directors of Keystone, including vacancies resulting from an increase in the size of the Board, may be filled only by the Board of Directors by a similar vote.
Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

          FTC's Bylaws provide that FTC's Board of Directors shall consist of such number of directors, not less than five, as the Board may determine. Vacancies on the FTC Board, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the Board. Directors elected by the Board to fill vacancies serve only until the next annual meeting of shareholders or until an earlier special meeting called to elect directors. The shareholders of FTC can also change the number of FTC directors by amending the Bylaws in accordance with the provisions described below and may at the same meeting elect directors to fill any vacancies created by an increase in the size of the Board.

          Removal of Directors. Keystone's Articles provide that a director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote only for cause and only if, in addition to any other vote required by law, such removal is approved by a majority of the voting power of the outstanding voting stock of Keystone which is not beneficially owned by an interested shareholder.

          FTC's Articles and Bylaws are silent as to removal of directors. Under the Pennsylvania Business Corporation Law ("BCL"), because FTC has a shareholder-adopted classified Board, the entire Board, any class of directors or any individual director may be removed from office only for cause by a majority of the votes cast at a meeting of the FTC shareholders. In addition, the entire Board may be removed from office with or without cause by the unanimous vote or consent of the holders of FTC Common Stock.

          Nomination of Director Candidates. The Articles of Keystone and the Bylaws of FTC require that any shareholder intending to nominate a candidate for election as a director must give the corporation advance written notice of the nomination, containing certain specified information. Keystone's Articles require that the notice be given not later than 120 days in advance of the meeting at which the election is to be held. FTC's Articles require the notice to be given not less than 14 or more than 50 days prior to the meeting at which the election is to be held, except that if less than 21 days' notice of the meeting is given by FTC, the notice may be given within seven days after the notice of the meeting was mailed.


Amendment of Articles and Bylaws

          Keystone's Articles require the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by an interested shareholder to approve any amendment to Keystone's Articles or Bylaws. The special voting requirement does not apply to any amendment approved by a majority of the disinterested directors if at the time of such approval the disinterested directors constitute a majority of Keystone's Board. Except as to matters for which a shareholder vote is required by statute, Keystone's Board may also amend the Bylaws without shareholder approval by a vote including a majority of the disinterested directors then in office.

          FTC's Articles require the vote of the holders of at least two-thirds of the outstanding FTC Common Stock to amend the special shareholder vote provisions described above under "Voting Rights--Special Votes for Certain

Transactions." Under applicable provisions of the BCL, the other provisions of FTC's Articles may be amended by a majority of the votes cast at a meeting of FTC shareholders. However, in order to be deemed to be adopted by FTC, any Articles amendment adopted by the shareholders must also be approved by Board of Directors.

          Under the BCL, FTC's Bylaws may be amended by the shareholders at any annual or special meeting by a majority of the votes cast on the proposal. Except as to matters for which a shareholder vote is required by statute, FTC's Bylaws may also be amended by the vote of a majority of the Board of Directors, subject to the power of the shareholders to change such action, except that the Board may not adopt amendments fixing their qualifications, classification or term of office.


Keystone Shareholder Rights Plan

          Keystone has established a shareholder rights plan under which each share of Keystone Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from Keystone 5.333 one-thousandths (0.005333) of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of Keystone at a price of $56.00 per 5.333 one-thousandths of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each 5.333 one-thousandths of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Keystone Common Stock.

          The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Keystone Common Stock or (ii) 10 business days (unless extended by the Board of Directors prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Keystone Common Stock.

          Until the Distribution Date, the Rights will be transferred with and only with Keystone Common Stock, and the surrender for transfer of any certificate for Keystone Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Keystone Common Stock as of the close of business on the Distribution Date, and the Rights will then become separately tradable.

          In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise that number of Common Shares or, at the option of Keystone, Preferred Shares (or shares of a class or series of Keystone's preferred stock having equivalent rights, preferences and privileges) or, in certain circumstances, other securities or assets, having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, Keystone is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right, other than rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void) will thereafter have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

          At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Keystone Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Keystone Common Stock, or 5.333 one-thousandths of a Preferred Share (or of a share of a class or series of

Keystone's preferred stock having equivalent rights, preferences and privileges), or, in certain circumstances, an amount of other securities or assets having equivalent value, per Right (subject to adjustment).

          At any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

          The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights before the Distribution Date in any respect whatever, except for an amendment that would reduce the redemption price. Prior to any person becoming an Acquiring Person, Keystone may without the consent of the holders of the Rights lower the 20% thresholds referred to above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Keystone Common Stock then known to Keystone to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%. The Rights will expire on February 8, 2000, unless the expiration date is extended or unless the Rights are earlier redeemed by Keystone as described above.


Pennsylvania Business Corporation Law

          The provisions of Keystone's and FTC's Articles and Bylaws described under "Voting Rights" and "Board of Directors" above and Keystone's shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against Keystone or FTC.

          Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between Keystone or FTC or their subsidiary and any shareholder of the corporation, any division of Keystone or FTC in which any shareholder receives a disproportionate amount of any shares or other securities of any corporation resulting from the division, any voluntary dissolution of Keystone or FTC in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any Keystone or FTC shareholder's voting or economic interest in the corporation is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction (1) which has been approved by a majority vote of the Board, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

          Under Subchapter 25E of the BCL, if any person or group acting in concert acquires voting power over Keystone or FTC shares representing 20% or more of the votes which all shareholders of the corporation would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

          Under Subchapter 25G of the BCL, Keystone or FTC may not engage in merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of directors of the corporation unless (1) the business combination or the acquisition of the 20% interest is approved by the Board of Directors of the corporation prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

          Keystone has elected to opt out from coverage by Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition, and Subchapter 25H of the BCL, which would have required a person or group to disgorge to Keystone any profits received from a sale of Keystone's equity securities within 18 months after the person or group acquired or offered to acquire 20% of Keystone's voting power or publicly disclosed an intention to acquire control of Keystone. FTC has not elected to opt out from coverage by Subchapters 25G or 25H and is subject to these provisions.


Preferred Stock

          FTC's Articles do not authorize any class of stock other than FTC Common Stock. The Articles of Keystone authorize Keystone to issue up to 8,000,000 shares of Keystone preferred stock.

          The authorized shares of Keystone preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of Keystone's Board of Directors providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as Keystone's Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Keystone belong exclusively to the holders of Keystone Common Stock.


Dividend Rights

          The holders of FTC Common Stock and Keystone Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Keystone preferred stock is issued, the Board of Directors of Keystone may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the Keystone Common Stock unless and until specified dividends on the preferred stock had been paid.


Liquidation Rights

          Upon liquidation, dissolution or winding up of Keystone or FTC, whether voluntary or involuntary, the holders of Keystone or FTC Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Keystone, the Board of Directors of Keystone may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the corporation available for distribution before any distribution is made to the holders of Keystone Common Stock.


Miscellaneous

          There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Keystone or FTC Common Stock. Holders of fully paid shares of Keystone or FTC Common Stock are not subject to any liability for further calls or assessments.

           COMPARISON OF KEYSTONE COMMON STOCK AND FFWM COMMON STOCK

General

          FFWM is a Delaware corporation and, as such, is governed by Delaware General Corporation Law ("GCL"). As a result of the FFWM Merger, shareholders of FFWM who make or are deemed to have made the Stock Election will become shareholders of Keystone. Keystone is a Pennsylvania business corporation and, as such, the rights of Keystone's shareholders are governed by the Pennsylvania Business Corporation Law ("BCL"). Differences between the rights of FFWM shareholders and the rights of Keystone shareholders will arise from this change of applicable statute as well as from differences between the Certificate of Incorporation ("Certificate") and Bylaws of FFWM and the Articles of Incorporation ("Articles") and Bylaws of Keystone. These differences are described below.


Voting Rights

          General. The holders of Keystone Common Stock, like the holders of FFWM Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

          Special Votes for Certain Transactions. Both Keystone's Articles and FFWM's Certificate contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either no shareholder vote would be required or, in the case of Keystone, the BCL would require approval of the transaction by a majority of the shares Keystone Common Stock voted at a meeting, and in the case of FFWM, the GCL would require approval of the transaction by either a majority of the outstanding shares of FFWM Common Stock or a majority of the shares of FFWM Common Stock represented at a meeting and entitled to vote.

          Keystone's Articles require that certain transactions between Keystone or a subsidiary and an "interested shareholder" be approved by the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by the interested shareholder. An "interested shareholder" is generally defined by Keystone's Articles to mean a person or a group acting in concert that beneficially owns more than 20% of the voting power of Keystone's outstanding voting stock.

          The transactions subject to Keystone's special vote requirements include (1) a merger, consolidation or share exchange of Keystone or a subsidiary with an interested shareholder, (2) the sale, lease, exchange or other disposition, or the loan, mortgage, pledge or investment, by Keystone or a subsidiary of 5% or more of Keystone's assets to, with or for the benefit of an interested shareholder, (3) the issuance or transfer to an interested shareholder of securities of Keystone or a subsidiary valued at 5% or more of Keystone's consolidated total assets, (4) the adoption of any plan for the liquidation of Keystone proposed by or on behalf of an interested shareholder,
(5) any reclassification of securities, recapitalization of Keystone, merger or consolidation of Keystone with a subsidiary or other transaction which increases the percentage of any class of stock of Keystone or a subsidiary owned by an interested shareholder and (6) any other transaction which is similar in purpose or effect to the foregoing.

          Keystone's special shareholder vote requirements do not apply to any transaction approved by a majority of the "disinterested directors." A disinterested director is any member of the Keystone Board who is not an interested shareholder or an affiliate, associate or representative of an interested shareholder and who (1) was a director before the interested shareholder became an interested shareholder or (2) is a successor to a disinterested director and was recommended for election by a majority of the disinterested directors then on the Board.

         FFWM's Certificate requires that certain "business combinations" with or upon a proposal by an "interested stockholder" be approved by the votes of the holders of 80% of the voting power of the voting stock of FFWM not beneficially owned by the interested stockholder. An "interested stockholder" is defined by FFWM's Certificate to mean any person who is either (1) the beneficial owner of 10% or more of the voting power of FFWM's voting stock, (2) an affiliate of FFWM who was the beneficial owner of 10% or more of such voting power at any time in the previous two years or (3) a transferee which in the previous two years received voting stock from an interested stockholder in a transaction not involving a public offering.

         The "business combinations" subject to FFWM's special vote requirements include (1) a merger, consolidation or share exchange of FFWM or a subsidiary with an interested stockholder, (2) the sale, lease, exchange, pledge, transfer or other disposition by FFWM or a subsidiary to an interested stockholder of assets having a fair market value equal to 25% or more of FFWM's consolidated assets, (3) the issuance or transfer by FFWM or a subsidiary to an interested stockholder of securities of FFWM or a subsidiary for consideration equal to 25% or more of the fair market value of the outstanding FFWM Common Stock, (4) any reclassification of securities, recapitalization, merger, consolidation or other transaction, whether or not involving an interested stockholder, which has the direct or indirect effect of increasing the percentage of any class of FFWM's equity or convertible securities which is directly or indirectly owned by an interested stockholder and (5) the adoption of any plan for the liquidation or dissolution of FFWM or a subsidiary proposed by or on behalf of an interested stockholder.

         FFWM's special shareholder vote requirements do not apply to any business combination approved by a majority of the "disinterested directors." A disinterested director is any member of the FFWM Board who (1) has no material financial interest in the interested stockholder, (2) is not a director of the interested stockholder, (3) is not affiliated with the interested stockholder and (4) was not elected or appointed as a director of FFWM through the voting power or influence of the interested stockholder within two years preceding the date that approval of the business combination by the disinterested directors is required. FFWM's special shareholder vote requirements also do not apply to any business combination in which consideration is received by the shareholders of FFWM and which satisfies certain specified price and procedural conditions.

         FFWM 10% Vote Limitation. Under FFWM's Certificate, any shares of FFWM Common Stock beneficially owned by a person in excess of 10% of the outstanding shares are not entitled to voting rights. The 10% limitation does not apply if the offer to acquire, or beneficial ownership of, shares in excess of the limit has been approved by a two-thirds vote of FFWM's Board of Directors, excluding any directors who are not disinterested directors.


Board of Directors

          Classified Boards. Both Keystone's Articles and FFWM's Certificate divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each Annual Meeting of Shareholders, and each class serves for a term of three years.

          The number of directors which constitute Keystone's full Board of Directors may be increased or decreased only by the Board of Directors, by a vote including a majority of the disinterested directors then in office, and except as otherwise required by law, vacancies on Keystone's Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled only by the Board of Directors by a similar vote. Keystone Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

          The number of directors which constitute FFWM's full Board of Directors also may be increased or decreased only by the Board of Directors. In the absence of an interested stockholder, the vote required is a majority of the entire Board. During any time in which the Board is considering whether or has determined that there is an interested stockholder, the vote required is two-thirds of the entire Board. Any increase or decrease in the number of directors must be apportioned among the three classes by a two-thirds vote of the directors, determined after giving effect to the increase or decrease. Vacancies on FFWM's Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled only by the Board of Directors by the vote of a majority of the directors in office. FFWM Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

          Removal of Directors. Keystone's Articles provide that a director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote only for cause and only if, in addition to any other vote required by law, such removal is approved by a majority of the voting power of the outstanding voting stock of Keystone which is not beneficially owned by an interested shareholder.

          FFWM's Certificate provides that a director may be removed from office only for cause by the vote of at least 80% of the voting power of FFWM's outstanding voting stock at a meeting called expressly for that purpose with at least 30 days' prior written notice to the director or directors to be removed.

          Nomination of Director Candidates. Keystone's Articles and FFWM's Bylaws require that any shareholder intending to nominate a candidate for election as a director must give the corporation advance written notice of the nomination, containing certain specified information. Keystone's Articles require that the notice must be given not later than 120 days in advance of the meeting at which the election is to be held. FFWM's Bylaws require the notice to be given at least 30 days in advance of the meeting at which the election is to be held, except that if less than 40 days' notice or public disclosure of the meeting date is given by FFWM, the notice may be given within 10 days after the date notice of the meeting date was mailed or publicly disclosed.


Shareholder Meetings

          FFWM's Certificate provides that special meetings of shareholders may be called only by the Chairman of the Board, the President or by a two-thirds vote of FFWM's Board of Directors. Although under the BCL Keystone shareholders do not have a statutory right to call a special meeting of shareholders, Keystone's Bylaws currently provide that special meeting may be called by the shareholders by a written request of the holders of at least 20% of the outstanding shares of Keystone Common Stock. FFWM's Certificate also provides that any action by the shareholders of FFWM must be taken at a duly called annual or special meeting and may not be taken by written consent. Although the shareholders of Keystone may take action by written consent without a shareholder meeting, under the BCL any such action would require the unanimous written consent of all Keystone shareholders.

          FFWM's Bylaws require that in order for any proposal by an FFWM shareholder to be considered at an annual meeting, the shareholder must provide FFWM with written notice of the proposal, containing specified information, not less than 30 days prior to the date of the annual meeting. Keystone's Articles and Bylaws do not contain any special provisions requiring advance notice of shareholder proposals intended to be presented at a Keystone annual meeting. However, in order to be considered for inclusion in Keystone's or FFWM's proxy statement for an annual meeting, a shareholder proposal must be submitted in compliance with SEC regulations requiring, among other things, that the proposal be received by the corporation 120 days prior to the date of the proxy statement for the preceding annual meeting.


Amendment of Charter and Bylaws

          Keystone's Articles require the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by an interested shareholder to approve any amendment to Keystone's Articles or Bylaws. The special voting requirement does not apply to any amendment approved by a majority of the disinterested directors if at the time of such approval the disinterested directors constitute a majority of Keystone's Board. Except as to matters for which a shareholder vote is required by statute, Keystone's Board may also amend the Bylaws without shareholder approval by a vote including a majority of the disinterested directors then in office.

          FFWM's Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding FFWM voting stock is required to amend certain provisions of FFWM's Certificate or any provision of FFWM's Bylaws. The Certificate provisions subject to this special voting requirement include the special vote provisions described under "Voting Rights-- Special Votes for Certain Transactions" above, the provisions described under "Voting Rights--FFWM 10% Vote Limitation" above, the provisions relating to FFWM's Board of Directors and absence of cumulative voting described under "Voting Rights--General" and "Board of Directors" above, the provisions restricting the call of special meetings and action by written consent described under "Shareholder Meetings" above, the provisions relating to director liability and indemnification described above under FFWM Plan of Merger-- Interests of Certain Persons in the Transaction," and the provisions requiring an 80% vote for amendments. Under the GCL, the remaining provisions of FFWM's Certificate may be amended with the affirmative vote of a majority of the outstanding shares of FFWM Common Stock. However, no Certificate amendment may be adopted by shareholders unless it is first proposed by FFWM's Board of Directors. Except as to matters for which a shareholder vote is required by statute, FFWM's Board may also amend the Bylaws without shareholder approval by a vote of two-thirds of the directors then in office.


Keystone Shareholder Rights Plan

          Keystone has established a shareholder rights plan under which each share of Keystone Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from Keystone 5.333 one-thousandths (0.005333) of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of Keystone at a price of $56.00 per 5.333 one-thousandths of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each 5.333 one-thousandths of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Keystone Common Stock.

          The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Keystone Common Stock or (ii) 10 business days (unless extended by the Board of Directors prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Keystone Common Stock.

          Until the Distribution Date, the Rights will be transferred with and only with Keystone Common Stock, and the surrender for transfer of any certificate for Keystone Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Keystone Common Stock as of the close of business on the Distribution Date, and the Rights will then become separately tradable.

          In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise that number of Common Shares or, at the option of Keystone, Preferred Shares (or shares of a class or series of Keystone's preferred stock having equivalent rights, preferences and privileges) or, in certain circumstances, other securities or assets, having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, Keystone is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right, other than rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void) will thereafter have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

          At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Keystone Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Keystone Common Stock, or 5.333 one-thousandths of a Preferred Share (or of a share of a class or series of Keystone's preferred stock having equivalent rights, preferences and privileges), or, in certain circumstances, an amount of other securities or assets having equivalent value, per Right (subject to adjustment).

          At any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Keystone Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

          The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights before the Distribution Date in any respect whatever, except for an amendment that would reduce the redemption price. Prior to any person becoming an Acquiring Person, Keystone may without the consent of the holders of the Rights lower the 20% thresholds referred to above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Keystone Common Stock then known to Keystone to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%. The Rights will expire on February 8, 2000, unless the expiration date is extended or unless the Rights are earlier redeemed by Keystone as described above.


Pennsylvania Business Corporation Law

          The provisions of Keystone's Articles and Bylaws described under "Voting Rights" and "Board of Directors" above and Keystone's shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against Keystone.

          Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between Keystone or a subsidiary and any shareholder of Keystone, any division of Keystone in which any shareholder receives a disproportionate amount of any shares or other securities of any corporation resulting from the division, any voluntary dissolution of Keystone in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any Keystone shareholder's voting or economic interest in the corporation is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction
(1) which has been approved by a majority vote of the Board, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

          Under Subchapter 25E of the BCL, if any person or group acting in concert acquires voting power over Keystone shares representing 20% or more of the votes which all shareholders of Keystone would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

          Under Subchapter 25G of the BCL, Keystone may not engage in merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of directors of Keystone unless (1) the business combination or the acquisition of the 20% interest is approved by the Board of Directors of

Keystone prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

          Keystone has elected to opt out from coverage by Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition, and Subchapter 25H of the BCL, which would have required a person or group to disgorge to Keystone any profits received from a sale of Keystone's equity securities within 18 months after the person or group acquired or offered to acquire 20% of Keystone's voting power or publicly disclosed an intention to acquire control of Keystone.


Delaware General Corporation Law

          The provisions of FFWM's Certificate described above under "Voting Rights--Special Votes for Certain Transactions" are in addition to restrictions on business combinations between FFWM and a substantial shareholder imposed by
Section 203 of the GCL. Under Section 203, FFWM may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time that the shareholder became an interested stockholder unless
(1) prior to such time FFWM's Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested stockholder, (2) upon consummation of the transaction in which the shareholder became an interested stockholder, the interested stockholder owned at least 85% of the outstanding FFWM Common Stock, excluding shares owned by persons who are both directors and officers of FFWM or by certain employee stock plans or (3) at or subsequent to such time the business combination is approved by FFWM's Board of Directors and authorized at an annual or special meeting by the vote of at least two-thirds of the FFWM Common Stock which is not beneficially owned by the interested stockholder. For purposes of Section 203, an "interested stockholder" is generally (1) a beneficial owner of 15% or more of the outstanding FFWM Common Stock or (2) an affiliate or associate of FFWM which was a 15% beneficial owner at any time during the preceding three years. The definition of "business combination" under Section 203 includes transactions similar to those covered by the special voting provision of FFWM's Certificate described above under "Voting Rights--Special Votes for Certain Transactions."


Dissenters' Rights

          The BCL provides for dissenters' rights in a variety of transactions including: (i) mergers or consolidations to which a corporation is a party (other than mergers not requiring a shareholder vote); (ii) certain sales, leases or exchanges of all or substantially all of the assets of a corporation; and (iii) certain share exchanges or plans of division. However, except in the case of (1) a merger, consolidation, share exchange or division in which their shares would be converted into or exchanged for something other than shares of the surviving, new, acquiring or other corporation (or cash in lieu of fractional shares) or (2) a transaction in which certain shareholders receive materially different treatment from that accorded other holders of the same class or series of shares, shareholders of a Pennsylvania business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or held of record by 2,000 or more shareholders. Although Keystone Common Stock is not listed on a national securities exchange, it is held of record may more than 2,000 shareholders.

          The GCL also provides for dissenters' rights in certain mergers or consolidations involving FFWM. However, except in the case of a merger or consolidation in which they would be required to accept for their shares something other than (1) stock of the surviving or resulting corporation or (2) stock of another corporation which is listed on a national securities exchange, designated as a NASDAQ National Market System security or held of record by more than 2,000 shareholders (or cash in lieu of fractional shares), the shareholders of a Delaware corporation are not entitled to dissenters' rights under the GCL if their stock is either listed on a national securities exchange, designated as a NASDAQ National Market System security or held of record by more than 2,000 shareholders. Although FFWM Common Stock is a NASDAQ National Market System security, because under the FFWM Plan of Merger the Stock Election may not be available to all FFWM shareholders desiring to make that election, shareholders of FFWM will have the right to dissent from the FFWM Merger. See "FFWM Plan of Merger--Dissenters' Rights of FFWM Shareholders."


Preferred Stock

          Both Keystone's Articles and FFWM's Certificate authorize the corporation to issue shares of preferred stock. Keystone's Articles authorize up to 8,000,000 shares of Keystone preferred stock, and FFWM's Certificate authorizes up to 2,000,000 shares of FFWM preferred stock.

          The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Keystone or FFWM providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Keystone and FFWM belong exclusively to the holders of common stock.


Dividend Rights

          The holders of FFWM Common Stock and Keystone Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Keystone or FFWM preferred stock is issued, the Board of Directors of the corporation may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the corporation's common stock unless and until specified dividends on the preferred stock had been paid.


Liquidation Rights

          Upon liquidation, dissolution or winding up of Keystone or FFWM, whether voluntary or involuntary, the holders of Keystone or FFWM Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Keystone or FFWM, the Board of Directors of the corporation may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the corporation available for distribution before any distribution is made to the holders of common stock.


Miscellaneous

          There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Keystone or FFWM Common Stock. Holders of fully paid shares of Keystone or FFWM Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

          Opinions with respect to certain legal matters in connection with the Mergers will be rendered by Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania, as counsel for Keystone. Opinions with respect to certain legal matters in connection with the FTC Merger will be rendered by McNees, Wallace & Nurick, Harrisburg, Pennsylvania, as counsel for FTC.


                                    EXPERTS

          The consolidated financial statements of Keystone incorporated by reference in Keystone's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

          The consolidated financial statements of FTC for the year ended December 31, 1996 appearing in FTC's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Beard & Company, Inc., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report, given upon the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of FTC at December 31, 1995 and for each of the two years in the period ended December 31, 1995 appearing in FTC's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein and incorporated by reference elsewhere herein, which as to the year 1994, is based in part on the report of Smith Elliott Kearns & Company, LLC, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given upon the authority of said firms as experts in auditing and accounting.

          The consolidated financial statements of FFWM as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference in the Annual Report on Form 10-K filed by FFWM for its fiscal year ended June 30, 1996, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the June 30, 1996 consolidated financial statements of FFWM refers to a change in the method of accounting for income taxes during 1994 and for loan impairment and mortgage servicing rights during 1996.


                     SHAREHOLDER PROPOSALS AND NOMINATIONS

          Due to the Mergers, it is presently anticipated that no Annual Meetings of Shareholders of FTC or FFWM will be held in 1997. In the event the FTC Merger is not consummated or is delayed, the shareholders of FTC will be advised as to the date of FTC's 1997 Annual Meeting of Shareholders and as to the date by which proposals of FTC shareholders must be received by FTC in order to be considered for inclusion in FTC's proxy statement for that meeting. In the event the FFWM Merger is not consummated or is delayed, the shareholders of FFWM will be advised as to the date of FFWM's 1997 Annual Meeting of Shareholders and as to the date by which proposals of FFWM shareholders must be received by in order to be considered for inclusion in FTC's proxy statement for that meeting.

          Proposals of Keystone shareholders intended to be presented at Keystone's 1998 Annual Meeting of Shareholders must be received by the Secretary of Keystone, at Keystone's address appearing on page iv above, not later than December 5, 1997 in order to be considered for inclusion in Keystone's proxy statement and form of proxy for that meeting.

          Keystone's Restated Articles of Incorporation require that any shareholder who intends to nominate a candidate for election as a director of Keystone must furnish a written notice of the nomination, containing the information specified in the Articles, so that it is received by the Secretary of Keystone not later than 120 days in advance of the meeting at which the election is to be held. A copy of these requirements will be furnished to any shareholder upon request to the Secretary at the address set forth on page iv.


                                 OTHER MATTERS

          The managements of Keystone, FTC and FFWM do not know of any other matters intended to be presented for shareholder action at their respective Shareholder Meetings. If any other matter does properly come before any of the Shareholder Meetings and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                                                                         ANNEX I

                   [Letterhead of Danielson Associates Inc.]


                                                                January 23, 1997

Board of Directors
Keystone Financial, Inc.
One Keystone Plaza
Front & Market Street
P.O. Box  3660
Harrisburg, Pennsylvania  17105-3660

Dear Members of the Board:

          Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent opinion as to the "fairness" of the offer by Keystone Financial, Inc. ("Keystone") to buy all of the outstanding common stock of Financial Trust Corp ("Financial Trust") through an exchange of stock having a value at the time of the offer of about $375 million.

          In the course of preparing the opinion, the markets served by Financial Trust have been analyzed; its business and prospects have been discussed with management; its financial performance has been compared with banks in the region; the sale prices of comparable banks have been analyzed; and any unique characteristics have been considered. We also reviewed the Agreement and Plan of Reorganization and the Agreement and Plan of Merger (collectively, "Plan of Merger") between Keystone and Financial Trust.

          This opinion is based on data supplied by Keystone and Financial Trust, and it relies on some public information, all of which is believed to be reliable, but neither the completeness nor accuracy of such information can be guaranteed. The opinion assumes, based on Financial Trust's management's representation, that there are no significant loan problems beyond what are stated in recent reports to regulatory agencies and in the monthly report to the directors. We also have reviewed the financial projections made by Keystone, including estimates of cost savings and revenue enhancements expected to result from the merger and have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Keystone.

          In determining the "fair" sale value of Financial Trust, the emphasis has been on prices paid for banks and bank holding companies that have similar financial, structural and market characteristics. These prices were then related to earnings, assets and equity capital, also referred to as "book."

          In determining the "fairness" of the offer, we also have compared the common stock to be exchanged by Keystone with other similar bank holding companies. In so doing, we also compared Keystone's financial performance with these comparable financial institutions.

          Based on the foregoing, we are of the opinion on the date hereof that the offer made by Keystone to acquire all of the common stock of Financial Trust pursuant to the Plan of Merger is fair from a financial point of view to Keystone and its shareholders.

                                 Respectfully submitted,

                                 /s/ Arnold G. Danielson

                                 Arnold G. Danielson
                                 Chairman
                                 Danielson Associates Inc.

                                                                        ANNEX II





                 [Letterhead of Berwind Financial Group, L.P.]


March 26, 1997

Board of Directors
Financial Trust Corp.
1415 Ritner Highway
Carlisle, PA  17013

Directors:

          You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Financial Trust Corp ("Financial Trust") of the financial terms of the proposed merger between Financial Trust and Keystone Financial, Inc. ("Keystone Financial"). The terms of the proposed merger (the "Proposed Merger") between Financial Trust and Keystone Financial are set forth in the Agreement and Plan of Reorganization dated as of December 19, 1996, (the "Agreement") and provide that each outstanding share of Financial Trust Common Stock, par value $5.00 per share, will receive 1.65 shares of Common Stock, par value $2.00 per share, of Keystone Financial determined in conformity with the exchange ratio set forth in the Agreement, with cash to be paid in lieu of any fractional shares.

          Berwind Financial Group, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of assets and securities transactions, including mergers, acquisitions, private placements and valuation for various other purposes, and in the determination of adequate consideration in such transactions.

          In arriving at our opinion, we have: (i) reviewed the historical financial performances, current financial positions and general prospects of Financial Trust and Keystone Financial, (ii) reviewed the Agreement, (iii) reviewed and analyzed the stock market performance of Financial Trust and Keystone Financial, (iv) studied and analyzed the consolidated financial and operating data of Financial Trust and Keystone Financial, (v) considered the terms and conditions of the Proposed Merger between Financial Trust and Keystone Financial as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Financial Trust's and Keystone Financial's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed the Joint Proxy Statement/Prospectus, and
(viii) conducted such other financial analyses, studies and investigations as we deemed appropriate such as comparable company analyses, comparable transaction analyses, discounted dividend analyses and pro forma contribution analyses.

          Our opinion is given in reliance on information and representations made or given by Financial Trust and Keystone Financial, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Financial Trust and Keystone Financial including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Financial Trust and Keystone Financial nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

Board of Directors
March 26, 1997
Page 2


          With regard to financial and other information relating to the general prospects of Financial Trust and Keystone Financial, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of Financial Trust and Keystone Financial as to Financial Trust's and Keystone Financial's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Financial Trust. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Keystone Financial after the Proposed Merger.

          Our opinion is based upon information provided to us by the managements of Financial Trust and Keystone Financial, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of Financial Trust and does not constitute a recommendation to Financial Trust's shareholders as to how such shareholders should vote on the Proposed Merger.

          Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between Financial Trust and Keystone Financial is fair, from a financial point of view, to the shareholders of Financial Trust.

                                 Sincerely,

                                 /s/ Berwind Financial Group, L.P.

                                 BERWIND FINANCIAL GROUP, L.P.

                                                                       ANNEX III


                [Letterhead of Alex. Brown & Sons Incorporated]



                                                               November 26, 1996


First Financial Corporation of Western Maryland
118 Baltimore Street
Cumberland, MD  21502

Dear Members of the Board of Directors:

          First Financial Corporation of Western Maryland ("First Financial" or the "Company) and Keystone Financial, Inc. ("Keystone"), a Pennsylvania Corporation, have entered into an Agreement and Plan of Merger dated as of November 26, 1996 (the "Agreement"). Pursuant to the Agreement, First Financial shall be merged with and into Keystone (the "Merger'), and each share of First Financial common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the holder thereof, either (i) 1.29 shares (the "Exchange Ratio") of common stock of Keystone or (ii) an amount in cash equal to the Exchange Ratio multiplied by Keystone's average closing bid price for the 20 consecutive trading days preceding the sixth trading day prior to the closing date. The total consideration ("Total Consideration") shall mean the sum of the stock election described under (i), which will equal approximately 60% of the Total Consideration, and the cash election described under (ii), which will equal approximately 40% of the Total Consideration. You have requested our opinion as to whether the Total Consideration is fair, from a financial point of view, to First Financial's stockholders.

          Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of First Financial in connection with the transaction described above and will receive a fee for our services, the entirety of which is contingent upon consummation of the Merger. Alex. Brown regularly publishes research reports regarding the banking industry and the businesses and securities of publicly traded companies in the banking industry. In the ordinary course of business, Alex. Brown may actively trade the securities of banks and thrifts for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

          In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning First Financial and Keystone and certain internal analyses and other information furnished to us by First Financial and Keystone. We have also held discussions with the members of the senior managements of First Financial and Keystone regarding the business prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both First Financial and Keystone, (ii) compared certain financial and stock market information for First Financial and Keystone with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

          We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of First Financial and Keystone, we have assumed that such information reflects the best currently available judgments and estimates of the managements of First Financial and Keystone as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent valuation or appraisal of the assets and liabilities of First Financial and Keystone, nor have we been furnished with any such evaluations or appraisals. We are not expressing our opinion as to the value of Keystone's common stock when issued pursuant to the Merger or the prices at which Keystone's common stock will trade subsequent to such issuance. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

          Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of First Financial and do not constitute a recommendation to any stockholder as to how such stockholder should vote. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Merger.

          Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Total Consideration is fair, from a financial point of view, to First Financial's stockholders.

                                    Very truly yours,

                                    ALEX. BROWN & SONS INCORPORATED


                                    By:    /s/ Donald W. Delson
                                           --------------------------

                                    Name:  Donald W. Delson
                                          Managing Director

                                                                        ANNEX IV




               STATUTORY PROVISIONS CONCERNING DISSENTERS' RIGHTS
                              OF FFWM SHAREHOLDERS


                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262--APPRAISAL RIGHTS

          262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to (S)228 or
     (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intend thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting
     corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by the certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96.)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrisburg, Pennsylvania, on the 26th day of March, 1997.

                                         KEYSTONE FINANCIAL, INC.


                                         By /s/ Carl L. Campbell
                                            ----------------------------------
                                            Carl L. Campbell, President
                                            and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature and Capacity                                     Date
            ----------------------                                     ----
CARL L. CAMPBELL, President, Chief Executive Officer
and Director; MARK L. PULASKI, Senior Executive Vice
President, Chief Administrative Officer and Chief
Financial Officer; DONALD F. HOLT, Senior Vice
President, Controller and Principal Accounting Officer;
A. JOSEPH ANTANAVAGE, Director; JUNE B. BARRY, Director;
J. GLENN BEALL, JR. , Director; PAUL I. DETWILER, JR.,
Director; DONALD DEVORRIS, Director; RICHARD W. DEWALD,
Director; GERALD E. FIELD, Director; WALTER W. GRANT,
Director; PHILIP C. HERR II, Director; UZAL H. MARTZ,
JR., Director; MAX A. MESSENGER, Director; WILLIAM L.
MILLER, Director; DON A. ROSINI, Director; F. DALE
SCHOENEMAN, Director; RONALD C. UNTERBERGER, Director;
and G. WILLIAM WARD, Director.

By:   /s/ Carl L. Campbell                                    March 26, 1997
    ---------------------------------
          Carl L. Campbell
          Attorney-In-Fact

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

Exhibit
  No.                   Description and Method of Filing
-------  -----------------------------------------------------------------------
   23.7  Consent of Berwind Financial Group, L.P. (filed herewith).

   24.1 Power of Attorney (set forth on Page II-5 of the Registration Statement as filed January 23, 1997).

   99.1  Letter to shareholders of Keystone Financial, Inc. (filed herewith).

   99.2  Notice of Special Meeting of Shareholders of Keystone Financial, Inc.
         (filed herewith).

   99.3  Form of proxy for use by shareholders of Keystone Financial, Inc.
         (filed herewith).

   99.4  Letter to shareholders of Financial Trust Corp (filed herewith).

   99.5  Notice of Special Meeting of Shareholders of Financial Trust Corp
         (filed herewith).

   99.6 Form of proxy for use by shareholders of Financial Trust Corp (filed herewith).

  99.10  Letter to shareholders of First Financial Corporation of Western
         Maryland (filed herewith).

  99.11  Notice of Special Meeting of Shareholders of First Financial
         Corporation of Western Maryland (filed herewith).

  99.12 Form of proxy for use by shareholders of First Financial Corporation of Western Maryland (filed herewith).

  99.15 Form of Election for use by shareholders of First Financial Corporation of Western Maryland (filed herewith).

  99.17  Keystone Financial, Inc. 1997 Stock Incentive Plan (filed herewith).

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